    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 15, 2000.


                                                      REGISTRATION NO. 333-35886
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                 --------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 --------------

                                  KINZAN, INC.
             (Exact name of Registrant as specified in its charter)

           DELAWARE                                             7371                  52-2241606
 (State or other jurisdiction                             (Primary Standard        (I.R.S. Employer
              of                                             Industrial           Identification No.)
incorporation or organization)                       Classification Code Number)

                               ------------------

                                  KINZAN, INC.
                      2111 PALOMAR AIRPORT ROAD, SUITE 250
                           CARLSBAD, CALIFORNIA 92009
                                 (760) 602-2900
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                               ------------------

                            JEFFREY P. HIGGINS, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                      2111 PALOMAR AIRPORT ROAD, SUITE 250
                           CARLSBAD, CALIFORNIA 92009
                                 (760) 602-2900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ------------------

                                   COPIES TO:

              CRAIG W. ADAS, ESQ.                                    GARY L. SELLERS, ESQ.
           WEIL, GOTSHAL & MANGES LLP                              SIMPSON THACHER & BARTLETT
         2882 SAND HILL ROAD, SUITE 280                               425 LEXINGTON AVENUE
          MENLO PARK, CALIFORNIA 94025                           NEW YORK, NEW YORK 10017-3954
                 (650) 926-6200                                          (212) 455-2000

                               ------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS DECLARED EFFECTIVE.
                               ------------------

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /
------

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                PROPOSED MAXIMUM     PROPOSED MAXIMUM     PROPOSED MAXIMUM
           TITLE OF EACH CLASS OF                 AMOUNT TO BE        OFFERING PRICE         AGGREGATE             AMOUNT OF
         SECURITIES TO BE REGISTERED             REGISTERED(1)         PER SHARE(2)        OFFERING PRICE     REGISTRATION FEE(3)
Common Stock, $0.001 par value...............      3,795,000              $15.00            $56,925,000            $15,029

(1) Includes 495,000 shares of Common Stock issuable upon exercise of the underwriters' over-allotment option.

(2) Estimated solely for the purpose of calculating the amount of the Registration Fee in accordance with Rule 457(a) of the Securities Act of 1933, as amended.

(3) The Registration Fee was previously paid by the Registrant pursuant to Rule 457(o) of the Securities Act in connection with the initial filing of the Registration Statement on April 28, 2000. Pursuant to Rule 457(b) of the Securities Act, such fee is being credited against the Registration Fee.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. UNDERWRITERS MAY NOT CONFIRM SALES OF THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IT IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION. DATED AUGUST 15, 2000


PROSPECTUS

                                3,300,000 SHARES

                                 [KINZAN LOGO]

                                  COMMON STOCK

        This is an initial public offering of common stock by Kinzan, Inc. All of the shares of common stock are being sold by Kinzan. The estimated initial public offering price is $15.00 per share.

                                 --------------

        There is currently no public market for the common stock. We have applied to list the common stock on the Nasdaq National Market under the symbol KNZN.

                                 --------------

                                                              PER SHARE      TOTAL
                                                              ---------   ------------
Initial public offering price...............................  $           $
Underwriting discounts and commissions......................  $           $
Proceeds to Kinzan, before expenses.........................  $           $

        We have granted the underwriters an option for a period of 30 days to purchase up to 495,000 additional shares of our common stock.

                                 --------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                                 -------------

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

CHASE H&Q
                           THOMAS WEISEL PARTNERS LLC
                                                         WILLIAM BLAIR & COMPANY

           , 2000

Inside Front Cover: A diagram depicting the interconnection of customers, suppliers and manufacturers in a business relationship network appears under the heading "Extending Relationship Networks onto the Internet." The following text is included: "Kinzan provides a leading platform for extending and managing business relationship networks on the internet. It is through these relationship networks - the complex and dynamic interaction between a central organization and its numerous affiliated individuals or entities - that an organization conducts its business. Our platform enables an organization to manage its relationship network by quickly, easily and cost-effectively distributing branded content, commerce and revenue-generating opportunities throughout the entire network." The Kinzan logo appears at the bottom of the page.

Inside Gatefold: Text describing our offering and our customers appears under the heading "Extending the Brand, Not Just the Reach." What we do: "Kinzan's global platform - an integrated suite of proprietary software, scalable hardware and sophisticated processes - facilitates the development and deployment of hosted internet applications. We function as the 'brand behind the brand,' enabling our customers to extend, configure and brand our platform to meet their diverse needs." Our customers: "Central organizations whose operations depend on large networks of affiliates recognize the importance of extending their relationships onto the internet. As a result, our customers are typically traditional offline organizations such as manufacturers of retail products, major franchisors, Fortune 500 organizations with dealer/distributor channels, media companies and professional associations." The following profiles of our customers are included:

        - AutoTrader.com: "AutoTrader.com, with listings of over 1.5 million used vehicles, selected the Kinzan solution to establish its business relationship network as an internet portal. Now, used vehicle dealers have access to AutoTrader.com's online database and can receive direct sales leads." The AutoTrader.com logo is included.

        - Avon: "Avon.com is bringing its U.S. representatives online this year with Kinzan's platform. Avon.com's E-Representative strategy allows representatives to create, edit and maintain an online presence while ensuring that Avon maintains the integrity of its brand and consistent marketing message. The websites will also create efficiencies in administrative processes and provide convenient access to time-sensitive information for the representatives and customers." The Avon.com logo is included.

        - Carlson Wagonlit Travel: "As a worldwide leader in leisure and business travel with more than 3,000 locations in 141 countries, Carlson Wagonlit needed a solution that maintained consistent brand integrity across its over 1,100 affiliated travel agent websites in the United States. The Kinzan platform integrates branded franchised websites with the supply chain reservation system and allows associates to realize revenue from booking travel online." The Carlson Wagonlit Travel logo is included.

        - Chase Merchant Services: "Chase Merchant Services sought to strengthen its relationships with its approximately 340,000 small businesses by offering them the ability to create electronic commerce enabled websites. Their solution, eWEBuilder, powered by Kinzan, allows the customers of Chase Merchant Services to transition their operations online quickly and inexpensively by creating customized websites." The Chase Merchant Services logo is included.

        - Maytag: "Maytag required a solution for its Home Appliance Center Channel and additional independent dealers that would leverage the Maytag brand with over 100 years of brand equity. The Kinzan platform provides the independent dealers an online brand presence with the power to edit their websites locally and enables Maytag to promote its brand globally." The Maytag logo is included.

        - YMCA: "YMCA required a consistent Web presence for their San Francisco region. By integrating the Kinzan solution with third-party applications, YMCA is able to extend its relationship network of 14 branches with branded websites, all with the ability to collect camp registrations and online donations." The YMCA logo is included.

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................      1

Risk Factors................................................      4

Forward-Looking Statements..................................     16

Use of Proceeds.............................................     17

Dividend Policy.............................................     17

Capitalization..............................................     18

Dilution....................................................     20

Selected Financial Data.....................................     21

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................     23

Business....................................................     31

Management..................................................     44

Related Party Transactions..................................     59

Principal Stockholders......................................     62

Description of Capital Stock................................     64

Shares Eligible for Future Sale.............................     67

Underwriting................................................     69

Legal Matters...............................................     72

Experts.....................................................     72

Where You Can Find More Information.........................     72

Index to Financial Statements...............................    F-1


                                 --------------


        Kinzan, the Kinzan logo, Siteman, Siteman Storefront and
Webmaster-on-Call are trademarks and service marks of Kinzan, Inc. All other company, product or service names contained in this prospectus are trademarks and service marks of their respective owners.

                                 --------------

        Our executive offices are located at 2111 Palomar Airport Road, Suite 250, Carlsbad, California 92009, and our telephone number is (760) 602-2900. Our website is located at http://www.kinzan.com. Any information that is included on or linked to our website is not a part of this prospectus.

                               PROSPECTUS SUMMARY

        THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS, BEFORE MAKING AN INVESTMENT DECISION.

                                     KINZAN

        We provide a leading platform for extending and managing business relationship networks on the internet. A business relationship network consists of a central organization and its many affiliated vendors, partners, members, representatives and other entities. By utilizing our hosted platform, with its content management and electronic commerce applications, a central organization is able to maintain its brand integrity, efficiently distribute time-sensitive product and service information to affiliates, control company-specific guidelines and streamline administrative functions. Our platform also enables affiliates within the network to leverage their relationships with the central organization and easily and cost-effectively transition their businesses onto the internet. By bringing their relationship network online through our platform, both the central organization and its affiliates can enhance their business relationships, reduce costs and create incremental revenue.


        The rapid expansion in the number of internet users combined with the efficiencies gained by conducting business online will continue to facilitate substantial growth in electronic commerce. International Data Corporation, in a report dated May 2000, estimated that there were 1.7 billion addresses on the World Wide Web, referred to as Universal Resource Locators or URLs, as of December 1999 and that this number will grow to 13 billion by 2003. Large, traditional organizations have recognized the importance of establishing an online presence. Initially, central organizations focused their efforts on creating a website to be used as a simple marketing vehicle, or online brochure, that communicated basic information about the organization and its products or services. Websites have quickly evolved to include the ability to sell, take immediate payment, arrange for delivery of goods and services online and personalize the user experience. To effectively use the power of the internet, many central organizations now realize that they must go beyond simply expanding the capabilities of their central websites. They must integrate their affiliates into their overall internet strategy.



        Our platform is designed to integrate central organizations and their affiliates online. It includes our brandable suite of applications for content management, commerce and communications, configurable hardware, scalable hosting services, development and deployment capabilities and customer care programs. We maintain an open-standards platform that allows third-party service providers to utilize our platform and rapidly deploy our solution. In addition, our flexible platform allows the central organization to easily integrate value-added applications and services. We target large, traditional offline customers including manufacturers of retail products, major franchisors, automobile manufacturers, media companies, professional associations and other central organizations that depend on a network of affiliates to conduct business. We also provide products and services to newly formed online companies that are aggregating affiliates to consolidate content and conduct business over the internet.



        Because we market our platform to large, central organizations that manage business relationship networks with many affiliates, we believe we can capitalize on the marketing efforts of our customers to accelerate deployment of our applications with their affiliates. In addition, we intend to expand our relationships with systems integrators and internet consultants to increase adoption of our platform. We generate substantially all of our revenues from two sources: (1) hosting fees charged to customers who use our web applications to deploy websites and conduct electronic commerce and (2) service fees for the implementation of our customers' branded versions of our hosted applications. Our customers include AutoTrader.com, Avon, BioLab, Inc., Carlson Wagonlit Travel, Chase Merchant Services, KnightRidder.com, LoanCity.com, Maytag, USA Gymnastics, Vital Processing and the YMCA.

        We were formed in November 1998 to acquire a business unit of iXL Enterprises, Inc. and commenced operations in January 1999. Our operating history and revenues derived from operations are therefore limited. We have incurred net losses since we began operations.

                                  THE OFFERING


Common stock offered by Kinzan...............  3,300,000 shares
Common stock to be outstanding after this      20,959,571 shares
  offering...................................
Use of proceeds..............................  General corporate purposes.
Proposed Nasdaq National Market Symbol.......  KNZN



        The number of shares to be outstanding after the offering does not include 4,870,090 shares of our common stock issuable upon exercise of stock options or warrants or reserved for future grant under our stock option and stock purchase plans.


        Unless otherwise noted, all information in this prospectus:


        - is based on our shares outstanding as of June 30, 2000;


        - assumes the conversion of all our outstanding redeemable convertible preferred stock into common stock on a one-for-one basis upon completion of this offering;

        - assumes the exercise of warrants to purchase 8,250 shares of our common stock upon completion of this offering; and

        - assumes no exercise by the underwriters of their option to purchase additional shares of our common stock to cover over-allotments, if any.

                             SUMMARY FINANCIAL DATA

        THE FOLLOWING TABLES SET FORTH SUMMARY FINANCIAL DATA FOR THE PERIODS INDICATED. YOU SHOULD READ THIS INFORMATION TOGETHER WITH THE FINANCIAL STATEMENTS AND THE NOTES TO THOSE STATEMENTS APPEARING ELSEWHERE IN THIS PROSPECTUS AND THE INFORMATION UNDER "SELECTED FINANCIAL DATA" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND OPERATING RESULTS."


                                               PREDECESSOR                            COMPANY
                                       ---------------------------       ---------------------------------
                                                                                              SIX MONTHS
                                        YEAR ENDED    JANUARY 1 TO          JANUARY 29           ENDED
                                       DECEMBER 31,   JANUARY 28,         (INCEPTION) TO     JUNE 30, 2000
                                           1998           1999           DECEMBER 31, 1999    (UNAUDITED)
                                       ------------   ------------       -----------------   -------------
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $ 1,566,149     $ 123,207            $ 1,222,564       $ 1,331,639
Revenue from related party...........           --            --                750,000           600,000
                                       -----------     ---------            -----------       -----------
Total revenues.......................    1,566,149       123,207              1,972,564         1,931,639
Cost of revenues.....................    1,106,331       152,562              2,183,636         2,093,529
                                       -----------     ---------            -----------       -----------
Gross profit.........................      459,818       (29,355)              (211,072)         (161,890)
Total operating expenses.............    1,817,212        88,613              4,103,876         6,243,440
                                       -----------     ---------            -----------       -----------
Operating loss.......................   (1,357,394)     (117,968)            (4,314,948)       (6,405,330)
Net loss.............................  $(1,357,394)    $(117,968)           $(4,331,898)      $(5,859,269)
                                       ===========     =========            ===========       ===========



                                                                         COMPANY
                                                         ---------------------------------------
                                                                   AS OF JUNE 30, 2000
                                                         ---------------------------------------
                                                                                      PRO FORMA
                                                           ACTUAL       PRO FORMA    AS ADJUSTED
                                                         -----------   -----------   -----------
                                                         (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments......  $27,524,649   $27,557,649   $72,742,649
Working capital........................................   25,649,501    25,682,501    70,867,501
Total assets...........................................   33,264,819    33,297,819    78,482,819
Total redeemable convertible preferred stock...........   38,078,270            --            --
Total stockholders' equity (deficit)...................   (9,307,463)   28,803,807    73,988,807



        Included in predecessor revenues were $354,000 for 1998 and $42,000 for the period from January 1 to January 28, 1999 derived from a two-year hosting agreement with WebMD not assumed by us as part of our asset purchase agreement with iXL Enterprises, Inc.



        The pro forma data assumes the conversion of all of the shares of our outstanding redeemable convertible preferred stock and the issuance of 8,250 shares of our common stock upon exercise of warrants upon completion of this offering. The pro forma as adjusted data gives effect to the foregoing and to the sale of 3,300,000 shares of our common stock that we are offering under this prospectus at an assumed initial offering price of $15.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us.

                                  RISK FACTORS

        YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW BEFORE PURCHASING SHARES OF OUR COMMON STOCK IN THIS OFFERING. IF ANY ONE OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD SUFFER, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY UPON WHICH YOU CAN EVALUATE OUR BUSINESS AND WE FACE RISKS ASSOCIATED WITH EARLY STAGE COMPANIES THAT MAY CAUSE OUR BUSINESS TO SUFFER.

        We began operations in January 1999 and have a limited operating history. As a result, it is difficult to evaluate our business. Our business and prospects must be considered in light of the risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies like ours that operate in new and rapidly evolving markets. Our failure to adequately address the risks and uncertainties we face could cause our business to suffer. These risks and uncertainties include our ability to:

        - expand sales and marketing activities to increase sales;

        - expand our customer base and retain key customers;

        - manage growing domestic and international operations;

        - create and maintain strategic relationships;

        - introduce enhancements to our current products and services and develop additional products and services;

        - upgrade our systems and infrastructure as necessary to handle increases in the number of websites we host on our platform;

        - compete effectively against existing or potential competitors; and

        - recruit and train key personnel.

        We cannot be certain that we will successfully address any of these risks and uncertainties and our failure to do so may cause our business to suffer.

WE HAVE A HISTORY OF NET LOSSES WHICH WILL CONTINUE FOR THE FORESEEABLE FUTURE.


        We have incurred net losses in each fiscal quarter since our inception. We incurred a net loss of $4.3 million for the year ended December 31, 1999 and $5.9 million for the six months ended June 2000. As of June 2000, our accumulated deficit was $10.2 million. We have not achieved profitability and we expect to continue to incur net losses for the foreseeable future. To date, we have primarily funded our operations from the sale of equity securities and have not generated significant cash from our operations. We expect to continue to incur substantial product development, sales and marketing and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have increased in recent quarters, we cannot be sure that we can sustain these growth rates or that we will achieve sufficient revenues for profitability. In addition, if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.

OUR QUARTERLY REVENUES AND OPERATING RESULTS MAY FLUCTUATE IN THE FUTURE.

        Our revenues and operating results may fluctuate significantly from quarter to quarter. A number of factors are likely to cause these fluctuations, including the following:

        - acceptance of our platform by central organizations and, in turn, their ability to market our platform to affiliates in their business relationship networks;

        - our ability to attract new customers and maintain customer satisfaction;

        - the timing of sales and the implementation of our products and services;

        - our ability to establish and maintain strategic relationships;

        - increased expenses, including those related to sales and marketing, research and development, administration or international expansion;

        - our ability to enhance our products and services, either internally or through the integration of third-party applications;

        - the ability of third parties to develop additional applications for our platform;

        - the announcement or introduction of new or enhanced products and services by competitors;

        - continued growth of the internet and electronic commerce; and

        - governmental regulation surrounding the internet.

        Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

        We plan to increase our operating expenses to expand our sales and marketing activities, fund greater levels of research and development, hire additional personnel and support and improve our operational and financial systems. If our revenues do not increase along with these expenses, our business could suffer and net losses in a given quarter would be even greater than expected.

THE MARKET FOR PRODUCTS AND SERVICES THAT EXTEND BUSINESS RELATIONSHIP NETWORKS ONTO THE INTERNET IS NEW AND EVOLVING AND WE CANNOT BE CERTAIN THAT A VIABLE MARKET FOR OUR PRODUCTS AND SERVICES WILL EMERGE OR BE SUBSTANTIAL.

        The market for products and services that extend business relationship networks onto the internet is new and evolving. We cannot estimate the size or growth rate of the potential market for our products and services and we do not know whether our products and services will achieve broad market acceptance. Accordingly, we cannot be certain that a viable market for our products and services will emerge or be sustainable. We expect that we will continue to need intensive sales and marketing efforts to educate prospective customers about the uses and benefits of our products and services. Organizations that have already invested substantial resources in particular methods of conducting business across their business relationship networks may be reluctant or slow to adopt new approaches to conducting their business. Similarly, affiliates of some central organizations may be hesitant to conduct their businesses online. These factors could inhibit the growth and acceptance of our products and services. If the market for our business relationship network products and services fails to grow or grows more slowly than we anticipate, our business would suffer.

IF OUR CUSTOMERS DO NOT EFFECTIVELY INTRODUCE OUR PRODUCTS AND SERVICES TO THEIR AFFILIATES OR THEIR AFFILIATES DO NOT ACCEPT OUR PRODUCTS AND SERVICES, OUR REVENUES WOULD BE NEGATIVELY IMPACTED AND OUR BUSINESS WOULD SUFFER.

        We focus our sales efforts on large, central organizations with business relationship networks consisting of thousands of affiliates. Although this strategy provides us with numerous potential end-users, we will not receive the benefits of our strategy unless our products and services are used throughout the business relationship networks of our customers. Accordingly, we rely on our customers to market our services to their affiliates. Because our pricing model is based in large part on the number of websites established by the affiliates of our customers, our revenues from an individual contract depend on the success of our customers in marketing and deploying our products and services to their affiliates. We cannot be certain that our customers will expend the effort required to attract a sufficiently large number of their affiliates to our products and services. In addition, even if our customers spend the time necessary to market our products and services to their affiliates, we cannot be sure that the affiliates will accept our products and services and extend their operations online. If our customers fail to market our products and services to their affiliates or the affiliates do not accept our products and services, our revenues will be negatively impacted and our business would suffer.

IF WE FAIL TO ATTRACT, RETAIN OR SUCCESSFULLY INTEGRATE SALES AND MARKETING PERSONNEL, OUR BUSINESS COULD SUFFER.


        Our ability to increase our revenues will depend on our ability to attract, retain and successfully integrate sales and marketing personnel. Our products and services are complex and require highly trained sales and marketing personnel to educate prospective customers regarding their uses and benefits. Accordingly, we plan to continue to invest significant resources to expand and train our sales and marketing groups. Competition for additional qualified personnel, however, is intense and we may not be able to hire and retain sales and marketing personnel with relevant experience or may be required to pay more for their services. Additionally, our new hires will require time and training before they are fully integrated into our sales and marketing groups. Many current members of our sales and marketing groups have recently joined us and have limited experience working together. As of December 31, 1999, we had 18 employees in our sales and marketing groups and as of June 30, 2000 we had
24. If we encounter any delays or difficulties in our staffing efforts or are unsuccessful in integrating our newly hired sales and marketing personnel, we may not be able to compete against companies with larger and more experienced sales and marketing groups. Any difficulties could impair our ability to attract new customers and enhance our relationships with existing customers which would impact the timing and extent of our revenues.


OUR SALES CYCLE MAY BE LENGTHY DUE TO THE COMPREHENSIVE NATURE OF OUR PLATFORM, WHICH COULD MAKE IT DIFFICULT TO FORECAST OUR FUTURE REVENUES.

        Prior to completing a sale, our sales staff typically spends a significant amount of time educating potential customers regarding the uses and benefits of our products and services for their business relationship networks. Additionally, because our platform offers a solution for a network of affiliates, our sales efforts are often targeted at senior management of central organizations. For example, during our sales cycle we consult with and demonstrate our products and services for various representatives of central organizations, including the Chief Financial Officer, the Chief Information Officer, and leaders of the electronic business, marketing and new media groups, prior to making a sale. As a result, sales of our products and services can take anywhere from three to nine months from the time we make initial contact with our customers. Also, we cannot be sure that we will be successful in our sales efforts. Our business could suffer if we dedicate significant resources to a particular sale and do not complete it successfully. Our potentially long and unpredictable sales cycle may make it difficult to forecast our future revenues.

WE DEPEND ON A SMALL NUMBER OF LARGE CUSTOMERS AND OUR REVENUES AND OPERATING RESULTS COULD BE LOWER THAN WE EXPECT IF WE LOSE A MAJOR CUSTOMER.


        We currently derive a significant portion of our revenues from a small number of relatively large customers. For example, Encanto Networks, Inc. accounted for 38% of our revenues, AutoTrader.com accounted for 32% of our revenues and TASQ Technology accounted for 10% of our revenues for 1999. In addition, Ares International accounted for 31% of our revenues, AutoTrader.com accounted for 29% of our revenues and Chase Merchant Services accounted for 12% of our revenues for the six months ended June 30, 2000. We expect to continue to derive the majority of our revenues from a small number of large customers because we focus our sales efforts on large, central organizations with thousands of affiliates in their networks. The loss of a large customer or our inability to attract new large customers would cause our business to suffer.


IF WE FAIL TO ESTABLISH AND MAINTAIN OUR RELATIONSHIPS WITH SYSTEMS INTEGRATORS AND CONSULTING FIRMS, THE GROWTH OF OUR BUSINESS MAY BE IMPAIRED.


        In order to execute our business plan, we intend to continue to form distribution, implementation or other alliance relationships to reach a larger customer base than we could reach through our direct sales and marketing efforts. We intend to target systems integrators, consulting firms and other third parties that develop and deploy internet applications for their customers. For example, we currently have relationships with a number of internet professional services firms, including iXL Enterprises and marchFIRST, Inc. We cannot be certain that we will be able to enter into these relationships on commercially reasonable terms or at all in the future and, if we successfully establish these relationships, whether we will be able to maintain them. If we are unable to establish distribution and implementation relationships, we would be required to devote substantially more resources to the sale and marketing of our products and services than we would otherwise need to do. Furthermore, as a result of our emphasis on these relationships, our success will depend in part both on the ultimate success of the parties we select and their ability to market our products and services effectively. The failure of these relationships to result in the development of an additional sales channel for our products and services could limit the expansion of our business.


        Any distribution or implementation relationship we establish may not afford us any exclusive rights. In addition, the other parties to these relationships may not view their relationship with us as significant to their own businesses. Therefore, they could reduce their commitments to us at any time in the future. These parties could also pursue alternative technologies or develop competing products and services either on their own or in alliance with others. Losing the support of these third parties may limit our ability to penetrate our markets. If we are unable to enter into distribution or implementation relationships or maintain those relationships once established, we may be unable to expand our business.

OUR FAILURE TO PROCURE, MAINTAIN OR INTEGRATE THIRD-PARTY APPLICATIONS TO ENHANCE OUR PLATFORM COULD CAUSE OUR BUSINESS TO SUFFER AND EXPOSE US TO ADDITIONAL RISKS.


        In order to enhance the benefits our platform offers, we will continue to enter into licenses and other arrangements with third parties to provide additional applications for our customers. For example, we currently have arrangements with Clear Commerce, CyberCash and Signio, a subsidiary of VeriSign, to provide electronic commerce payment services, Critical Path and CommTouch to provide email services, eGain for email management services, Mapquest.com to provide locator software, Commission Junction for affiliate marketing programs, Getty Images to provide visual content and MyComputer.com to provide statistical reporting services to our customers. Our market is new and rapidly evolving and we will need to enter into additional arrangements to provide further benefits to our customers and remain competitive. We may not be able to procure these additional applications on commercially reasonable terms or at all in the future. If we are unable to enter into arrangements for additional applications, we may lose our competitive position and our business could suffer.

        Our reliance on third-party applications may expose us to increased risks, including risks related to the integration of new technology, the diversion of resources from the development of proprietary technology and an inability to generate revenues from new technology sufficient to offset associated acquisition and maintenance costs. If we are unable to obtain any of these applications, the development of our products and services could be delayed until equivalent technology can be identified, licensed and integrated. Any delays could cause us to lose our competitive position and cause our business to suffer.

IF WE ARE UNABLE TO MANAGE OUR GROWTH AND EXPANSION EFFECTIVELY, OUR BUSINESS AND OPERATING RESULTS COULD SUFFER.


        In order to be successful, we must continue to expand our operations significantly. Our continued expansion will place a significant burden on our management, reporting systems and other resources. To manage future growth, we will need to improve our existing operational, customer service and financial systems, procedures and controls. Any failure to properly manage these systems and procedural transitions could impair our ability to attract and service customers and could cause us to incur higher operating costs. We will also need to continue the expansion of our operations and employee base. Our number of employees has increased from 20 at March 31, 1999 to 72 at June 30, 2000. Our management may not be able to recruit, hire, train, retain, motivate and manage required personnel. If we cannot manage our growth effectively, our business and operating results could suffer.


IF WE FAIL TO MANAGE OUR FINANCIAL AND ACCOUNTING SYSTEMS, OUR BUSINESS COULD SUFFER.

        To manage the expected growth of our operations and personnel, we will need to improve our financial and accounting systems, transaction processing, procedures and controls. To that end, we must:

        - develop our operating, administrative, financial and accounting systems and controls;

        - improve coordination among our engineering, accounting, finance, marketing and operations personnel; and

        - hire and train additional finance and accounting personnel.

        If we cannot accomplish these objectives, we may not be able to adequately support our future operations and our business could suffer.

IF WE FAIL TO TAKE ADVANTAGE OF OUR COMPETITIVE POSITION IN OUR MARKET OR ADDRESS ADDITIONAL COMPETITION IN THE FUTURE, OUR BUSINESS COULD SUFFER.

        Our market is new and rapidly evolving, and we expect competition to increase significantly in the future. Currently, our direct competition comes from the internal or outsourced development of custom, proprietary solutions by or for large organizations. However, we believe few companies offer a platform specifically designed to manage content, commerce and brand across large numbers of affiliated websites. If we fail to attract and retain a large customer base and do not establish a prominent market position before our competitors, our ability to grow our business will be inhibited and our business could suffer.

        While we currently do not face significant direct competition, there are various types of companies that compete with us in different areas including:

        - website publishing companies such as Netopia, Nextron Communications and Orbit Commerce;

        - providers of integrated electronic business applications such as IBM and BroadVision;

        - web authoring software providers such as Microsoft, NetObjects and Adobe;

        - content management software vendors such as Interwoven and Vignette;

        - catalog software providers such as BigStep, CNET Store, Open Market, InterShop and Yahoo Store!;

        - community management systems developers such as Homestead.com, MyFamily.com, Homepage.com and Koz.com;

        - providers of infrastructure enabling software such as BEA Systems and Tibco; and

        - numerous small companies offering some form of web content or electronic commerce systems.

        Many of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many of these companies have wider name recognition and more extensive customer bases that could be leveraged, thereby gaining market share at our expense. These companies may be able to undertake more comprehensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to customers than we can. In addition, these companies may establish cooperative relationships among themselves or with third parties to enhance their products and services. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share.

        We licensed to Encanto Networks, Inc. the right to use and distribute our electronic commerce software, including modifications and enhancements, in exchange for $325,000 and 300,000 shares of Encanto common stock valued at $0.17 per share. While Encanto does not currently compete directly with us, the terms of this license agreement do not prohibit Encanto from engaging in such activities.

        Increased competition could negatively impact our ability to obtain revenues from new or existing customers on terms favorable to us. Further, competitive pressures may require us to reduce the prices of our products and services. In either case, our business would suffer. We cannot be certain that we will be able to compete effectively with existing or new competitors or that increased competition will not harm our business.

IF WE LOSE THE SERVICES OF OUR SENIOR MANAGEMENT TEAM OR ARE UNABLE TO ATTRACT AND RETAIN OTHER QUALIFIED PERSONNEL, OUR BUSINESS COULD SUFFER.


        Our success depends largely on the skills, experience and performance of our senior management team. We do not maintain key person life insurance policies on any of our officers, directors or key employees. If we are unable to retain the services of members of our senior management team, our business could suffer.


        Our future success also depends largely on our ability to continue to attract and retain highly qualified personnel. Competition for qualified personnel, particularly with internet-related experience, is intense and we may be unable to attract the necessary personnel as our business grows. Furthermore, new employees require training, take time to achieve full productivity and may be difficult to retain. If we are unable to hire, train and retain qualified personnel, our business could suffer.

IF WE DO NOT ADDRESS SUCCESSFULLY THE RISKS INHERENT IN OUR PLANNED INTERNATIONAL EXPANSION, OUR BUSINESS COULD SUFFER.


        We intend to expand our operations into international markets both directly by deploying our sales force and indirectly by entering into reseller relationships or joint ventures with various partners that operate in our target international markets. For example, we intend to establish joint ventures in Asia in 2000. Once established, we plan to license our products to the joint ventures and provide our joint venture partners with training regarding our products, services and systems. We expect that our joint venture partners will independently perform the day-to-day operations of our joint ventures and will be beyond our immediate control. Any failure by our joint venture partners to successfully implement or maintain services could result in negative publicity and have an unfavorable impact on the perception of our business.


        We have limited experience in tailoring our products and services to foreign markets and developing international relationships. If revenues from our international expansion do not exceed the expense of establishing these operations, our business could suffer. We face various risks inherent in expanding our business internationally, such as:

        - selecting qualified local partners for our international joint ventures;

        - difficulties and costs of monitoring our international operations;

        - varying technology standards;

        - difficulties and costs of tailoring our products and services to meet the demands of foreign markets;

        - legal uncertainty regarding liability;

        - unexpected changes in regulatory requirements, including the adoption of laws or regulations that attempt to address privacy and security concerns regarding the internet;

        - potentially unstable political climates, including the nationalization of privately held businesses;

        - fluctuations in currency exchange rates;

        - exposure to recessionary effects in local markets, including increased interest rates, higher tariffs and decreased demand for Western products and services;

        - potentially adverse tax consequences; and

        - reduced protection of intellectual property rights in some countries.

IF WE ARE UNABLE TO ATTRACT AND RETAIN THIRD-PARTY SERVICE PROVIDERS TO CONDUCT OUR BASIC CUSTOMER SERVICE FUNCTIONS, OUR BUSINESS COULD SUFFER.

        We rely on third-party service providers to assist us with some of our basic customer service functions, such as outsourced email and call center management and staffing. We cannot be certain that we will be able to attract and retain additional third-party service providers to assist our customers with the implementation of our products and services. While we provide various advanced services to our customers, we do not believe that our in-house customer service professionals will be able to fulfill the expected demand for basic customer support services as our business grows. We supplement the capabilities of our customer service professionals through additional third-party service providers. We may not be successful in attracting these third-party service providers or retaining our current third-party service providers. In addition, these third parties may not devote sufficient resources to our service activities. A shortfall in service capabilities may affect our ability to sell our products and services.

IF WE ARE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS, WE MAY FACE ADDITIONAL COMPETITION AND OUR BUSINESS COULD SUFFER.

        We consider our patent, copyrights, software, service marks, trademarks, trade secrets and other intellectual property to be important to our success. We rely on patent, trademark, copyright and trade secret law and confidentiality and license agreements with employees, customers and other third parties to protect our intellectual property and proprietary rights. Despite these precautions, unauthorized third parties may infringe our intellectual property, copy portions of our products and services or reverse-engineer or otherwise obtain and use software or information we regard as proprietary. End-user license provisions protecting against unauthorized use, copying, transfer and disclosure of the licensed product may be unenforceable under the laws of various states and foreign countries. The status of patent protection in the software industry is not well defined and will evolve as the U.S. Patent and Trademark Office grants additional patents and pending court cases are resolved. We currently hold one patent and have additional applications pending in the United States. We may also seek additional patents in the future. We do not know if our patent applications or any future patent applications will be issued or as extensive as we originally sought, or whether our patent or any future patents will be challenged or invalidated.

        While we protect our source code for our software and related items through copyright and trade secret laws, these laws do not prohibit the independent development of the same or similar items by third parties. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States do. Our means of protecting proprietary rights in the United States or abroad may not be adequate and our competitors may independently develop similar technologies. Policing unauthorized use of our software is difficult and litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of proprietary rights of others or defend claims against infringement or invalidity. Any failure by us to protect our intellectual property could cause our business to suffer.

WE MAY BE SUBJECT TO CLAIMS OF PATENT INFRINGEMENT WHICH MAY BE TIME-CONSUMING AND EXPENSIVE.

        Patent litigation has recently increased in the software and internet industries due to increased competition and the unsettled state of the law regarding patents for software and business methods. Although we have not received notice of any alleged infringement by us, we cannot be sure that our products and services do not and will not be alleged to infringe upon issued patents of third parties that may relate to our products and services. In addition, because patent applications in the United States are not publicly disclosed until the patent is issued, applications may have been filed by third parties which relate to our software. We may be subject to legal proceedings and claims from time to time in the ordinary course of business, including alleged infringement of intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming, regardless of the merits of any claims against us, and could divert the attention of management from operating our business. In addition, if we were to lose an infringement suit, we could be forced to pay costly damages or license fees or be required to stop using or selling a particular product or service until it was properly modified. We do not possess insurance to guard against any damages we may incur from intellectual property infringement lawsuits. Any of these events could cause our business to suffer.

OUR PRODUCTS AND SERVICES COULD HAVE UNKNOWN DEFECTS OR ERRORS, WHICH COULD RESULT IN A LOSS OF OR DELAY IN REVENUES.

        Software products and services as complex as those we offer or develop often contain undetected defects and errors. Despite testing, defects and errors may occur in our existing or new products and services. While we believe we carry insurance to guard against losses caused by defects in our products and services that is comparable to similarly situated companies, any defects could result in loss of or delay in revenues, decrease in market share, failure to achieve broad market acceptance, diversion of development resources, injury to our reputation, and a general increase in costs, any of which could harm our business. Furthermore, we often provide implementation, customization, consulting and other technical services in connection with our products and services. The performance of these services involves working with sophisticated software, computing and communications systems. Our failure or inability to meet customer expectations or project requirements in a timely manner could also result in the loss of or delay in revenues, decrease in market share, failure to achieve broad market acceptance, injury to our reputation and increased costs.

UNPLANNED SYSTEMS INTERRUPTIONS COULD REDUCE OUR ABILITY TO PROVIDE OUR SERVICES AND CAUSE OUR BUSINESS TO SUFFER.

        We depend on the uninterrupted operation of our systems to serve our customers effectively. We must protect our systems from loss, damage or interruption caused by fire, earthquake, power loss, telecommunications failure or other events beyond our control. Most of our systems are currently located at, and most of our customer information is stored in, a third-party facility in Memphis, Tennessee. We have a disaster recovery facility in San Jose, California, an area susceptible to earthquakes. We do not have insurance to protect us from losses caused by natural disasters such as earthquakes. Any damage or failure that causes interruptions in our systems could subject us to increased operating costs and cause our business to suffer. In addition, our products and services depend on the efficient operation of the internet through Web browsers, internet service providers and internet backbone service providers, all of which have had periodic operational problems or experienced outages in the past. Any of these problems or periodic outages could decrease our customer satisfaction and cause our business to suffer.

        Our standard service agreement with our customers requires us to provide virtually uninterrupted service. Our ability to provide this level of service depends on the integrity of our systems and the ability of our third-party service providers to maintain their systems. If we fail to provide the required levels of service to our customers due to interruptions in our systems or those of our third-party providers, our customers could terminate their relationships with us and we could be subject to contractual monetary penalties. Unplanned service interruptions may negatively affect our ability to attract and retain customers.

ANY BREACHES OF OUR NETWORK SECURITY COULD SUBJECT US TO INCREASED OPERATING COSTS AND CAUSE OUR BUSINESS TO SUFFER.

        The secure transmission of confidential information over the internet is essential to maintaining customer confidence in our business. It is critical to our business strategy that our facilities and infrastructure remain, and are perceived by the marketplace to be, secure. If third parties breach our security, confidential information of our customers and their affiliates could be compromised. Our infrastructure may be vulnerable to computer viruses, physical or electronic break-ins and similar disruptions. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology that we use to protect confidential information. We cannot be certain that our security measures will prevent security breaches. Substantial, ongoing or highly-publicized breaches of security on our systems or the systems of other companies could significantly harm our business. We may incur substantial expense to protect against and remedy security breaches and their consequences. In addition, if our customers are harmed as a result of any breaches of our security, they could seek damages from us for their losses. While we believe we carry business interruption insurance to guard against losses caused by computer viruses or security breaches that is comparable to similarly situated companies, any claim brought against us, even if not successful, would likely be time-consuming and costly. Any penetration of our network security or misappropriation of our or our customers' confidential information could cause interruptions in our operations and subject us to liability, which could cause our business to suffer.

WE MAY BE UNABLE TO MEET OUR FUTURE CAPITAL REQUIREMENTS, WHICH COULD LIMIT THE GROWTH OF OUR BUSINESS.

        We currently anticipate that the net proceeds of this offering, together with our current cash, will be sufficient to satisfy our anticipated needs for working capital, capital expenditures and business expansion for at least the next 12 months. After that time, we may need additional capital. However, if our growth rate exceeds our expectations, we may need to raise additional funds sooner in order to fund expansion, develop new or enhanced services or respond to competitive pressures.

        Additional financing may not be available to us on commercially reasonable terms or at all. If adequate funds are not available on acceptable terms, we may not be able to continue to expand our business operations and our business could suffer. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our existing stockholders will be diluted. If we raise additional funds through the issuance of debt securities, the terms of those securities would likely restrict our ability to make capital expenditures and incur additional indebtedness, which could impede our ability to grow as planned. Furthermore, any new securities could have rights, preferences and privileges senior to those of our common stock.

                     RISKS RELATED TO THE INTERNET INDUSTRY

IF THE GROWTH AND ACCEPTANCE OF ELECTRONIC COMMERCE AS A COMMERCIAL MEDIUM DOES NOT CONTINUE AS WE ANTICIPATE, OUR BUSINESS COULD SUFFER.

        Our future success depends heavily on the acceptance and wide use of the internet for electronic commerce. If electronic commerce does not continue to grow or grows more slowly than expected, demand for our products and services will be reduced. Consumers and businesses may not accept the internet as a viable commercial medium for a number of reasons, including potentially inadequate network infrastructure, slow development of technologies, insufficient commercial support or privacy concerns. The internet's infrastructure may not be able to support the demands placed on it by increased usage. In addition, delays in the development or adoption of new standards and protocols required to handle increased levels of activity could cause the internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols and complementary products, services and facilities are developed, we may incur substantial expenses adapting our solution to changing or emerging technologies.

GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES COULD IMPAIR THE GROWTH OF THE INTERNET AND DECREASE DEMAND FOR OUR PRODUCTS AND SERVICES OR INCREASE OUR COST OF DOING BUSINESS.

        A number of laws in the United States and other countries have been enacted or proposed involving the internet, including laws addressing user privacy, taxes, libel, obscenity and consumer protection. The adoption of additional laws or regulations may impair the growth of the internet, which could decrease the demand for our products and services, increase our cost of doing business and ultimately cause our business to suffer. Moreover, the applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve.

IF WE ARE UNABLE TO RESPOND TO RAPID TECHNOLOGICAL CHANGES RELATING TO THE INTERNET, OUR BUSINESS WILL SUFFER.

        The market for our products and services is marked by rapid technological change, frequent new product and service introductions and internet-related technology enhancements, uncertain product life cycles, changes in customer demands and evolving industry standards. We cannot be certain that we will successfully develop and market new products and services or enhancements that comply with present or emerging internet technology standards. New products or services based on new technologies or industry standards could render our products and services obsolete or unmarketable. To succeed, we will need to enhance our current products and services and develop new products and services in a timely manner to keep pace with developments related to internet technology and satisfy the increasingly sophisticated requirements of customers. Electronic business technology is complex and new products and services or the enhancement of existing products and services often requires long development and testing periods. Any delays in developing and releasing enhanced or new products and services could cause us to lose revenue opportunities and customers which would cause our business to suffer.

                         RISKS RELATED TO THIS OFFERING

PRIOR TO THIS OFFERING, THERE HAS BEEN NO MARKET FOR OUR COMMON STOCK, AND WE CANNOT GUARANTEE THAT AN ACTIVE MARKET WILL DEVELOP FOLLOWING COMPLETION OF THIS OFFERING.

        Prior to this offering, there has been no public market for our common stock. We cannot predict the extent to which a market will develop or how liquid that market will eventually become. The initial public offering price for the shares of our common stock will be determined by negotiations among us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION FOLLOWING COMPLETION OF THIS OFFERING.


        The initial public offering price is substantially higher than the book value per share of our outstanding common stock. The pro forma net tangible book value of our common stock after the offering as of June 30, 2000 was $72.2 million, or approximately $3.44 per share. As a result of this offering, our current stockholders will have an aggregate unrealized gain of $33.7 million, or $1.91 per share. To the extent options or warrants are exercised following the completion of this offering, you will experience further dilution.


OUR STOCK PRICE COULD BE VOLATILE AND MAY DECLINE FOLLOWING THIS OFFERING.

        The stock market has recently experienced significant price and volume fluctuations, and the market prices of technology companies, particularly internet-related companies, have been highly volatile. Trading prices may fluctuate in response to a number of events and factors including:

        - introduction of new products and services and strategic developments by us or our competitors;

        - quarterly variations in our operating results;

        - changes in expectations as to our future performance, including financial estimates by securities analysts and investors;

        - our failure to meet the expectations of securities analysts or investors;

        - announcements of significant claims or legal proceedings against us;

        - announcements by us or our competitors of significant contracts, acquisitions, strategic relationships, joint ventures or capital commitments;

        - departures of key personnel; and

        - future sales of our common stock.

        The trading price for our common stock may decline below the initial offering price and you may not be able to resell your shares at or above the initial public offering price.

        In the past, some companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Securities class action litigation involving us would result in substantial costs and a diversion of management's attention and resources and would harm our stock price.

MANAGEMENT WILL HAVE BROAD DISCRETION OVER THE USE OF THE NET PROCEEDS OF THIS OFFERING AND MAY USE THE PROCEEDS FOR PURPOSES YOU DO NOT APPROVE.

        Our management will have broad discretion with respect to the use of the net proceeds from this offering. Although we currently intend to use the net proceeds from this offering for the purposes we describe, we operate in a dynamic and rapidly changing industry, and it is possible that unforeseen events will require us to adapt or change our plans in order to remain competitive. As a result, we cannot assure you that management will use the net proceeds from this offering for purposes you approve.

OUR EXECUTIVE OFFICERS, DIRECTORS AND SOME OF OUR STOCKHOLDERS EXERCISE SIGNIFICANT CONTROL OVER OUR BUSINESS AND MAY HAVE INTERESTS THAT ARE DIFFERENT THAN YOURS.


        Upon completion of this offering, our executive officers, directors and some of our stockholders, and related entities controlled by them, will, in the aggregate, own approximately 63.3% of our outstanding common stock. As a result, these persons, acting together, will have the ability to influence all matters submitted to the stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control, impeding a merger, consolidation, takeover or other business combination or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of our business, even if the transaction would be beneficial to other stockholders.


FUTURE SALES OF OUR STOCK BY EXISTING STOCKHOLDERS COULD CAUSE OUR STOCK PRICE TO DECLINE.


        The sale of a substantial number of shares of our common stock in the public market following this offering could cause the market price of our common stock to decline, possibly significantly. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional equity securities in the future. Upon completion of this offering, we will have 20,959,571 shares outstanding, 21,454,571 shares if the underwriters exercise their over-allotment option in full. All of our executive officers and directors, the holders of approximately 98% of our of common stock and the holders of approximately 95% of our options have agreed, for a period of 180 days from the date of this prospectus, without the prior written consent of Chase Securities Inc., not to, directly or indirectly, sell or otherwise dispose of any of their shares. When these lock-up agreements expire, these shares and the shares underlying any options held by these individuals will become eligible for sale, in some cases subject only to the volume, manner of sale and notice requirements of Rule 144 of the Securities Act of 1933.


OUR CERTIFICATE OF INCORPORATION AND BYLAWS WILL CONTAIN PROVISIONS WHICH COULD DELAY OR PREVENT A CHANGE OF CONTROL.

        Our certificate of incorporation and bylaws will contain provisions that could delay or prevent a change of control of our company. These provisions could limit the price that investors might be willing to pay in the future for shares of our common stock. Some of these provisions will:

        - authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights and preferences senior to those of common stock;

        - prohibit cumulative voting in the election of our directors;

        - limit the persons who may call special meetings of stockholders;

        - prohibit stockholder action by written consent; and

        - establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

                           FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include the words "believe," "may," "will," "estimate," "intend," "continue," "pro forma," "expect," "anticipate" or other similar words. All forward-looking statements speak only as of the date of this prospectus. The forward-looking statements contained in this prospectus are generally located in "Prospectus Summary," "Risk Factors," "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," but may also be found in other sections of this prospectus. These forward-looking statements generally relate to our plans and objectives for future operations and are based on management's estimates of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve the plans or objectives and cannot guarantee future results, levels of activity, performance or achievements. Actual results may differ from projected results due to unforeseen developments, including those discussed in "Risk Factors."

        You should read this prospectus completely and with the understanding that actual results may be materially different from what we expect. Except as required by law, we undertake no obligation after the date of this prospectus to update any forward-looking statements even though our situation may change in the future.

                                USE OF PROCEEDS


        We estimate that the net proceeds from this offering will be approximately $45.2 million, or $52.1 million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $15.00 per share and after deducting the estimated underwriting discount and other offering expenses payable by us.


        We intend to use the net proceeds of this offering for general corporate purposes, including: (1) operational expenses, such as personnel, research and development and sales and marketing, (2) capital expenditures and
(3) international expansion. At this time, we cannot assign any particular amount to a specific use. The amounts and timing of our capital expenditures will depend on numerous factors, including the status of our marketing and branding activities, the need to hire new employees and the amount of cash generated or used by our operations. We may also use a portion of the net proceeds, currently intended for general corporate purposes, to acquire or invest in complementary businesses, technologies, products or services. We have no present plans or commitments and we are not currently engaged in negotiations for any such transactions. Our management will retain broad discretion in the allocation of the net proceeds of this offering.

        Pending use of the net proceeds, we intend to invest the funds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

        We have not declared or paid any cash dividends on our common stock since our inception and we do not intend to pay any cash dividends on our common stock for the foreseeable future. We intend to retain future earnings, if any, to finance the expansion of our business. Any future payment of dividends will be at the discretion of our board of directors and will depend upon such factors as future earnings, capital requirements, our financial condition and general business conditions.

                                 CAPITALIZATION


        The following table sets forth our capitalization as of June 30, 2000:


        - on an actual basis;


        - on a pro forma basis after giving effect to the conversion of all outstanding shares of our redeemable convertible preferred stock into an aggregate of 11,143,443 shares of our common stock upon the closing of this offering and the issuance of 8,250 shares of our common stock upon exercise of warrants upon completion of this offering; and


        - on a pro forma basis as adjusted to reflect the sale of 3,300,000 shares of our common stock in this offering and the receipt of the estimated net proceeds of this offering, after deducting underwriting discounts and commissions and estimated offering expenses.


        Each series of our redeemable convertible preferred stock will automatically convert into common stock upon the earlier of the closing of an underwritten public offering of our common stock at $15.00 or more per share that generates proceeds of at least $20.0 million or our receipt of written consents from two-thirds of the outstanding shares of each series of preferred stock. We will take actions as necessary to ensure that all shares of preferred stock are converted into common stock upon completion of this offering.


        You should read the information below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the notes to those financial statements appearing at the end of this prospectus.


                                                                  AS OF JUNE 30, 2000
                                                        ---------------------------------------
                                                                                     PRO FORMA
                                                          ACTUAL       PRO FORMA    AS ADJUSTED
                                                        -----------   -----------   -----------
Redeemable Convertible Preferred Stock, no par value;
  13,347,895 shares authorized actual, no shares
  authorized pro forma and pro forma as adjusted;
  11,143,443 shares issued and outstanding actual, no
  shares issued and outstanding pro forma and no
  shares issued and outstanding pro forma as
  adjusted............................................  $38,078,270   $        --   $        --

Stockholders' equity (deficit):

    Common Stock; 70,000,000 shares, no par value,
      authorized actual, 100,000,000 shares, no par
      value, authorized pro forma,
      100,000,000 shares, par value $0.001 per share,
      authorized pro forma as adjusted; 6,507,878
      shares issued and outstanding actual, 17,659,571
      shares issued and outstanding pro forma,
      20,959,571 shares issued and outstanding pro
      forma as adjusted...............................    5,313,686    43,424,956    88,609,956
    Notes receivable from related parties.............     (510,000)     (510,000)     (510,000)
    Deferred compensation.............................   (3,919,419)   (3,919,419)   (3,919,419)
    Accumulated other comprehensive loss..............         (563)         (563)         (563)
    Accumulated deficit...............................  (10,191,167)  (10,191,167)  (10,191,167)
                                                        -----------   -----------   -----------
      Total stockholders' equity (deficit)............   (9,307,463)   28,803,807    73,988,807
                                                        -----------   -----------   -----------
        Total capitalization..........................  $28,770,807   $28,803,807   $73,988,807
                                                        ===========   ===========   ===========

        The information regarding the number of shares of common stock to be outstanding after this offering does not include:


        - 2,548,312 shares of our common stock issuable upon exercise of options outstanding at June 30, 2000 under our 1999 Stock Option/Stock Issuance Plan, with a weighted average exercise price of $1.09 per share; and



        - 295,528 additional shares of our common stock available for future grant under our 1999 Stock Option/Stock Issuance Plan and an additional 2,000,000 shares of our common stock available for future grant under our 2000 Stock Option Plan and our 2000 Employee Stock Purchase Plan, which will become effective upon completion of this offering.

                                    DILUTION


        Our pro forma net tangible book value as of June 30, 2000 was approximately $27.0 million, or approximately $1.53 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding after, the conversion of all outstanding shares of redeemable convertible preferred stock into common stock and the assumed issuance of 8,250 shares of our common stock upon conversion and exercise of warrants upon completion of this offering. Assuming the sale by us of 3,300,000 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, and after deducting assumed underwriting discounts and commissions and estimated expenses, the as adjusted pro forma net tangible book value of our common stock as of June 30, 2000 would have been $72.2 million, or $3.44 per share. This represents an immediate increase in pro forma net tangible book value of $1.91 per share to existing stockholders and an immediate and substantial dilution in pro forma net tangible book value of $11.56 per share to new public investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $15.00

  Pro forma net tangible book value per share as of June 30,
    2000....................................................  $ 1.53
  Increase per share attributable to new investors..........    1.91
                                                              ------
Pro forma net tangible book value per share after this
  offering..................................................             3.44
                                                                       ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................           $11.56
                                                                       ======



        The following table summarizes, on a pro forma basis as of June 30, 2000, the assumed issuance of 8,250 shares of our common stock upon conversion and exercise of warrants upon completion of this offering and the sale of 3,300,000 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, and after deducting the underwriting discounts and commissions and estimated expenses, the differences between existing stockholders and new public investors in this offering with respect to the number of shares of common stock purchased from us, the total consideration paid for those shares and the average price per share:



                                     SHARES PURCHASED           TOTAL CONSIDERATION
                                 -------------------------   --------------------------   AVERAGE PRICE
                                   NUMBER         PERCENT      AMOUNT          PERCENT      PER SHARE
                                 ----------       --------   -----------       --------   -------------
Existing stockholders..........  17,659,571         84.3%    $43,424,956         46.7        $ 2.46
New investors..................   3,300,000         15.7%     49,500,000         53.3         15.00
                                 ----------        -----     -----------        -----        ------
  Total........................  20,959,571          100%    $92,924,956          100%       $17.46
                                 ==========        =====     ===========        =====


        The foregoing tables and calculations do not include:


        - 2,548,312 shares of our common stock issuable upon exercise of options outstanding at June 30, 2000 under our 1999 Stock Option/Stock Issuance Plan, with a weighted average exercise price of $1.09 per share; and



        - 295,528 additional shares of our common stock available for future grant under our 1999 Stock Option/Stock Issuance Plan and an additional 2,000,000 shares of our common stock available for future grant under our 2000 Stock Option Plan and our 2000 Employee Stock Purchase Plan which will become effective upon completion of this offering.


        To the extent outstanding options and warrants are exercised, there will be further dilution to the new investors.

                            SELECTED FINANCIAL DATA


        You should read the following selected historical financial data together with the financial statements and the notes to those statements appearing elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Operating Results." We derived the statements of operations data of our predecessor for the year ended December 31, 1998 and the period from January 1 to January 28, 1999 and the balance sheet data of our predecessor as of December 31, 1998 and January 28, 1999 from the financial statements of our predecessor audited by Ernst & Young LLP, which appear elsewhere in this prospectus. We derived our statements of operations data for the period from January 29, 1999 to December 31, 1999 and our balance sheet data as of December 31, 1999 from our financial statements audited by Ernst & Young LLP, which appear elsewhere in this prospectus. Our statements of operations data for the period from January 29, 1999 to June 30, 1999 and the six months ended June 30, 2000 and our balance sheet data as of June 30, 2000 are derived from our unaudited financial results included elsewhere in this prospectus. We have prepared our unaudited financial statements on the same basis as our audited financial statements. In the opinion of our management, our unaudited financial statements include all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information in those statements. Our historical results are not necessarily indicative of operating results to be expected in the future.



        The following pro forma data assumes the conversion of all of the shares of our outstanding redeemable convertible preferred stock and the issuance of 8,250 shares of our common stock upon exercise of warrants upon completion of this offering. The following pro forma as adjusted data gives effect to the foregoing and to the sale of 3,300,000 shares of our common stock that we are offering under this prospectus at an assumed initial offering price of $15.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses. For a description of the computation of the historical net loss per share and the number of shares used in the historical per share calculation, see note 1 to our financial statements included in this prospectus.


                                              PREDECESSOR                          COMPANY
                                        ------------------------   ---------------------------------------
                                                                   JANUARY 29                  SIX MONTHS
                                                                   (INCEPTION)
                                        YEAR ENDED    JANUARY 1        TO        JANUARY 29       ENDED
                                         DECEMBER        TO         DECEMBER         TO         JUNE 30,
                                                       JANUARY                    JUNE 30,
                                            31,          28,           31,          1999          2000
                                           1998         1999          1999
                                        -----------   ----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)   (UNAUDITED)
Revenues..............................  $1,566,149    $ 123,207    $1,222,564    $  378,114    $ 1,331,639
Revenue from related party............          --           --       750,000       275,000        600,000
                                        -----------   ---------    -----------   -----------   -----------
Total revenues........................   1,566,149      123,207     1,972,564       653,114      1,931,639
Cost of revenues......................   1,106,331      152,562     2,183,636       742,641      2,093,529
                                        -----------   ---------    -----------   -----------   -----------
Gross profit..........................     459,818      (29,355)     (211,072)      (89,527)      (161,890)
Operating expenses:
  Selling and marketing...............     613,365       36,068     2,270,680       530,208      3,953,758
  Research and development............     764,036       10,845     1,363,438       371,403      1,083,894
  General and administrative..........     439,811       41,700       469,758       140,798      1,205,788
                                        -----------   ---------    -----------   -----------   -----------
  Total operating expenses............   1,817,212       88,613     4,103,876     1,042,409      6,243,440
                                        -----------   ---------    -----------   -----------   -----------
Operating loss........................  (1,357,394)    (117,968)   (4,314,948)   (1,131,936)    (6,405,330)
                                        -----------   ---------    -----------   -----------   -----------
Interest income (expense), net........          --           --       (16,950)      (25,323)       546,061
                                        -----------   ---------    -----------   -----------   -----------
Net loss..............................  $(1,357,394)  $(117,968)   $(4,331,898)  $(1,157,259)  $(5,859,269)
                                        ===========   =========    ===========   ===========   ===========
Basic and diluted net loss per
  share...............................  $       --    $      --    $    (1.50)   $    (0.43)   $     (1.57)
                                        ===========   =========    ===========   ===========   ===========
Shares used in computing basic and
  diluted net loss per share..........          --           --     2,896,145     2,711,114      3,729,091
                                        ===========   =========    ===========   ===========   ===========
Pro forma basic and diluted net loss
  per share (unaudited)...............                             $    (0.59)   $    (0.23)   $     (0.42)
                                                                   ===========   ===========   ===========
Pro forma shares used in computing
  basic and diluted net loss per share
  (unaudited).........................                              7,382,055     5,021,705     14,015,779
                                                                   ===========   ===========   ===========



                                   PREDECESSOR                                COMPANY
                                   ------------       -------------------------------------------------------
                                                                                   JUNE 30, 2000
                                                                      ---------------------------------------
                                   DECEMBER 31,       DECEMBER 31,                      PRO        PRO FORMA
                                       1998               1999          ACTUAL         FORMA      AS ADJUSTED
                                   ------------       -------------   -----------   -----------   -----------
                                                                      (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments.........    $     --          $13,802,332    $27,524,649   $27,557,649   $72,742,649
Working capital..................     196,989           13,822,370     25,649,501    25,682,501    70,867,501
Total assets.....................     400,967           17,725,618     33,264,819    33,297,819    78,482,819
Total redeemable convertible
  preferred stock................          --           20,828,976     38,078,270            --            --
Total stockholders' equity
  (deficit)......................     374,417           (4,073,665)    (9,307,463)   28,803,807    73,988,807



        Included in predecessor revenues were $354,000 for 1998 and $42,000 for the period from January 1 to January 28, 1999 derived from a two-year hosting agreement with WebMD not assumed by us as part of our asset purchase agreement with iXL Enterprises, Inc.



        The pro forma data assumes the conversion of all of the shares of outstanding redeemable convertible preferred stock and the issuance of 8,250 shares of our common stock upon exercise of warrants upon completion of this offering. The pro forma as adjusted data gives effect to the foregoing and to the sale of 3,300,000 shares of our common stock that we are offering under this prospectus at an assumed initial offering price of $15.00 per share and after deducting the underwriting discount and estimated offering expenses payable by us.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        THE FOLLOWING DISCUSSION SHOULD BE READ TOGETHER WITH OUR FINANCIAL DATA AND RELATED NOTES AND THE OTHER FINANCIAL DATA INCLUDED ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO HISTORICAL INFORMATION, THE FOLLOWING DISCUSSION AND OTHER PARTS OF THIS PROSPECTUS CONTAIN FORWARD-LOOKING INFORMATION THAT INVOLVES RISKS AND UNCERTAINTIES. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED BY THE FORWARD-LOOKING INFORMATION DUE TO THE FACTORS DISCUSSED IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

        We provide a leading platform for extending and managing business relationship networks on the internet. We began operations on January 29, 1999 after we purchased Siteman, a small business unit of iXL Enterprises, Inc. Siteman offered a hosted web application that enabled customers to develop and manage multiple websites. The following discussion includes financial information for the Siteman business, as it existed under the ownership of iXL for the year ended December 31, 1998 and the period from January 1 to January 28, 1999.


        The following discussion includes our financial information for the period from January 29 (inception) to December 31, 1999, the period from January 29 to June 30, 1999, and the six months ended June 30, 2000. Our operating history and revenues derived from operations are limited and we have incurred net losses since we began operations. As of June 30, 2000, we had an accumulated deficit of $10.2 million derived from a net loss of $4.3 million for the period from our inception to December 31, 1999 and $5.9 million for the six months ended June 30, 2000.


        Since early 1999, we have focused on building our sales and services organizations as well as our network operations infrastructure to support the delivery of our hosted web applications to customers. In addition, we expended significant efforts to build our underlying platform and enhance our web applications. We anticipate that we will derive the majority of our future revenues from the sale of our hosted web applications through our selling efforts and through selling arrangements with channel and alliance partners. We expect to continue to incur losses over at least the next two years as we expand operations and increase our product development and selling and marketing activities.


        In January 1999, we purchased the Siteman business unit from iXL. We received a patent, licenses and equipment and acquired some customer accounts in exchange for a cash payment of $2.0 million and the issuance of a convertible promissory note for $500,000. In connection with this transaction, we recorded an intangible asset consisting of the patent and licenses of $2.3 million. In April 1999, the promissory note was converted into 561,339 shares of our Series A redeemable convertible preferred stock.



        iXL formed the Siteman business unit in November 1997 to develop and commercialize its website building application. In July 1998, iXL purchased a company that had an electronic commerce application and combined it into the Siteman business unit. The predecessor financial statements present the Siteman business unit on a separate and stand-alone basis and include revenues and expenses of iXL's Siteman division for 1998, and the newly acquired company for the period July 1 to December 31, 1998. We did not include financial information for the business unit for 1997 as there were no revenues during 1997 and expenses were insignificant.


        The direct costs of the business unit such as salaries and hosting fees were specifically identified by cost category. Remaining overhead and general and administrative expenses such as rent, operating expenses and accounting services were allocated to the business unit based on the ratio of Siteman business unit sales compared to total iXL sales. iXL directly paid certain expenses and provided advances for other expenses of the business unit. iXL did not have a policy of charging interest for cash advances to its divisions and no interest was charged in this instance. To the extent that any interest would have been imputed, it would not have been material. We believe the results of operations and financial position of Siteman before its acquisition by us reflects the revenues and costs of doing business, including a reasonable allocation of overhead and general and administrative expenses.

        We derive revenues primarily from: (1) hosting fees charged to customers who use our web applications to deploy websites and conduct electronic commerce,
(2) service fees for the implementation or customization of our customers' branded versions of our hosted applications, (3) engineering and related services in connection with application development and (4) customer technical support and maintenance.

        The amount of hosting fees paid to us will vary depending on the type of application used and the number and type of websites deployed, pursuant to the hosting agreement. Customers may choose to prepay hosting fees for a certain number of websites over the contract term in exchange for lower per site fees. Prepaid hosting fees are not refundable. Otherwise, hosting fees are paid to us monthly based on the number of websites deployed by our customers. Generally, per site costs decrease as the number of websites deployed by a customer grows. In addition, hosting fees will vary depending on whether the websites deployed using our applications are hosted by us or the customer's vendor. For customers who sign one to two year agreements and pay up front, we recognize revenues for hosting services on a straight-line basis over the term of the hosting agreement after the application is deployed. For customers who pay monthly fees, we record revenues when earned.

        Professional services revenue includes application development, configuration, creating branded templates, site building, editing, graphic design, content creation, reporting and project management. We also offer training to customers. Professional services are charged to customers on a time and material basis based on our standard hourly consulting rates. The services to be delivered, timing of delivery and costs are included in a signed statement of work. In general, professional services rendered range from one to three-months in length. Fees for professional services are not cancelable unless the services performed do not meet the specifications in the statement of work. To date, we have successfully completed all professional service engagements. Services rendered for the implementation of our customers' branded versions of our hosted applications and engineering and related services for application development are recorded as revenue after the application is accepted by our customers.

        We also offer customer support and maintenance services that include phone support to our customers or their users relating to the use of our application and network availability. We charge monthly fees for customer support and maintenance. We may receive monthly fees based on an estimate of the amount of personnel time required to provide support to a customer. We may also charge a flat fee for support services until a particular number of websites have been deployed. Once the agreed upon number of websites are deployed, there is a monthly fee for each website deployed. The monthly support fee paid for websites deployed will vary depending on whether we provide support to our customer or their users. In addition, per site fees will vary depending on the application used. Customer support and maintenance fees are recorded as revenue after our application is deployed and are recognized on a monthly basis over the term of the agreement.

        We record amounts billed to customers in excess of recognized revenue as deferred revenue on our balance sheet. As of June 30, 2000, we had $1.2 million of deferred revenue.

        Our customer agreements may include upfront payments for hosting services, fees for services rendered to implement our customers' branded versions of our hosted applications and fees for customer support over one to two year terms. The upfront fees are fully utilized after a particular number of websites are deployed. Thereafter, we receive hosting fees for each website deployed under the terms of the agreement. Once the minimum number of websites deployed is exceeded, we earn revenues for customer support and maintenance based on the number of websites deployed. Some of our agreements include one-time set up fees and domain name registration fees for each new website deployed. These fees are recorded as revenue in the period in which the services are rendered. Moreover, we may also receive revenues for application and content development requested by our customers.

RESULTS OF OPERATIONS

        PREDECESSOR COMPANY RESULTS FOR THE YEAR ENDED DECEMBER 31, 1998 AND FOR THE PERIOD FROM JANUARY 1 TO JANUARY 28, 1999 AND OUR OPERATING RESULTS FROM JANUARY 29 (INCEPTION) TO DECEMBER 31, 1999.

        REVENUES. Predecessor company revenues totaled $1.6 million for the year ended December 31, 1998 and $123,000 for the period from January 1 to January 28, 1999. Included in these amounts were $354,000 for 1998 and $42,000 for the period from January 1 to January 28, 1999 derived from a two-year hosting agreement with WebMD not assumed by us as part of the asset purchase agreement. Our revenues totaled $2.0 million for the period from inception to December 31, 1999 of which $1.1 million was derived from hosting fees, $318,000 from professional services and $18,000 from customer support. In addition, we earned one-time fees totaling $525,000 for application development. 80% of our revenues for the period from inception to December 31, 1999 were derived from three customers. The mix and amount of revenues recognized will fluctuate from quarter to quarter depending on the amount of revenues recognized for professional services and application development. Customers may choose to prepay hosting fees for a certain number of websites over the contract term in exchange for lower per site fees. Prepaid hosting fees are not refundable. These payments are recorded as accounts receivable and deferred revenue until the customer pays us. As a result, there can be significant differences between revenues recognized and accounts receivable.

        COST OF REVENUES. Our cost of revenues consists primarily of salaries and benefits for engineering, project management and customer support personnel associated with the delivery of our services, as well as travel and an allocation of facility and depreciation expenses. In addition, it includes costs for our network operations personnel and all of the operating costs from our primary and disaster recovery data centers for the applicable periods. Further, our cost of revenues included amortization expense attributable to software and intangibles acquired when we purchased the Siteman business unit from iXL and deferred compensation expense in connection with the grant of stock options to employees. Predecessor company cost of revenues included costs for its engineering, project management and customer support personnel and excluded amortization of the intangibles acquired by us. However, costs associated with network operations personnel and the data center used for hosting services represented a small portion of costs allocated from iXL.


        Predecessor company cost of revenues totaled $1.1 million for the year ended December 31, 1998 and $153,000 for the period from January 1 to January 28, 1999. Our cost of revenues totaled $2.2 million for the period from inception to December 31, 1999. Included in our cost of revenues was $427,000 of amortization expense for the period from inception to December 31, 1999 attributable to software and intangibles acquired when we purchased the Siteman business unit of iXL. During mid-1999, we expended significant efforts toward the creation of our primary data center in Memphis, Tennessee for hosting our web applications and a disaster recovery facility in San Jose, California. The primary data center became operational during the fourth quarter of 1999. We expect our disaster recovery facility to become a full data center by the end of 2000. The allocation of network personnel towards this effort was charged to research and development expense until the primary data center became operational, and thereafter, was included in cost of revenues. As a result, our gross margins fluctuated from quarter to quarter and may fluctuate from quarter to quarter in the future. We expect to hire additional personnel in network operations, project management, engineering and customer support and maintenance in support of our anticipated new customers. In addition, we intend to make substantial capital investments in new computer equipment for our data centers to support the anticipated expanded customer base. As a result, we expect cost of revenues to increase substantially during 2000. Accordingly, a comparison of our cost of revenues and that of the predecessor company may not be meaningful.



        SELLING AND MARKETING EXPENSES. Our selling and marketing expenses consisted primarily of salaries, commissions, bonuses, benefits, travel and related expenses of personnel engaged in sales and marketing activities. In addition, selling and marketing expenses included spending for advertising, promotional and public relations campaigns. In contrast, predecessor selling and marketing expenses consisted of salaries, commissions and allocated sales and marketing expenses from iXL. Predecessor company selling and marketing expenses totaled $613,000 for the year ended December 31, 1998 and $36,000 for the period from January 1 to January 28, 1999. Our selling and marketing expenses totaled $2.3 million during the period from inception to December 31, 1999.



        We intend to work with marketing partners to sell our hosted web applications. Our current marketing agreements typically require us to pay our partners a commission on upfront and recurring hosting fees. We anticipate that the future marketing arrangements we enter into will have similar terms. These commissions are expensed in the period a customer agreement is signed for upfront fees and as websites are deployed for recurring hosting fees. We expect our selling and marketing expenses to increase significantly as we expand our marketing and public relations programs, hire additional personnel and pay commissions to our marketing and alliance partners. Our selling and marketing expense will further increase as we intend to expand our operations into international markets both directly through our sales force and indirectly by entering into reseller relationships or joint ventures with various partners. For example, we expect to finalize joint venture in Asia in 2000. As a result, a comparison of our selling and marketing expenses and those of the predecessor company may not be meaningful.



        RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses consisted primarily of salaries for engineering and network operations personnel, consultants and an allocation of facility and depreciation expenses. Predecessor company research and development expenses did not include network operations personnel and related costs. Predecessor company research and development expenses totaled $764,000 for the year ended December 31, 1998 and $11,000 for the period from January 1 to January 28, 1999. Our research and development expenses totaled $1.4 million for the period from inception to December 31, 1999. We expense all research and development costs as incurred. To date, we have not capitalized application development costs as the time between establishing technical feasibility and the release of an application has substantially coincided. During 2000, we expect to devote substantial resources to research and development as we develop new applications and enhance our underlying platform infrastructure. As a result, a comparison of our research and development expenses and those of the predecessor company may not be meaningful.



        GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses consisted primarily of salaries, benefits and related expenses for our executive and administrative personnel as well as third party professional service fees and allocated facility and depreciation expenses. Predecessor company general and administrative expenses consisted of an allocation of these expenses to the business unit from iXL. Predecessor company general and administrative expenses totaled $440,000 for the year ended December 31, 1998 and $42,000 for the period from January 1 to January 28, 1999. Our general and administrative expenses totaled $470,000 for the period from inception to December 31, 1999. We expect general and administrative expenses to increase in the future, reflecting growth in our operations and increased expenses associated with being a public company. As a result, a comparison of our general and administrative expenses and those of the predecessor company may not be meaningful.



        AMORTIZATION OF DEFERRED COMPENSATION. Deferred stock-based compensation represents the difference between the exercise price of stock option grants and the deemed fair value of our common stock at the time of those grants. As a result of the grant of stock options to employees, we recorded deferred stock compensation of $1.1 million for the period from inception to December 31, 1999, and an incremental $2.0 million for the six months ended
June 30, 2000. We are amortizing deferred stock-based compensation on a straight-line basis over the vesting period of the related options, which is generally four years. For the period from inception to December 31, 1999, amortization expense of $11,000, $9,000, $3,000 and $8,000 was allocated to cost of revenues, selling and marketing, research and development and general and administrative expenses, respectively. Amortization of deferred stock compensation for employees is estimated to total $287,000 during fiscal years 2000, 2001 and 2002 and $257,000 for 2003.

Amortization of deferred stock compensation will be reduced in future periods to the extent any stock options are terminated prior to full vesting.



        During the period from inception to December 31, 1999 and the six months ended June 30, 2000, we granted stock options to non-employees. In connection with these grants, we recorded non-cash compensation expense of $6,900 for the period from inception to December 31, 1999 and $112,000 for the six months ended June 30, 2000 reflecting the fair value of these options based on the Black-Scholes option pricing model. Amortization of deferred compensation for non-employees may fluctuate in future periods based on the deemed fair value of these options.


        Our financial statements do not reflect any income tax benefit arising from our historical losses because we have recorded a full valuation allowance against any deferred tax assets available to us for use in future periods. Realization of these assets is primarily dependent on generating taxable net income in the future. As of December 31, 1999, we had net operating loss carryforwards of approximately $4.1 million for federal and California reporting purposes. The federal loss carryforwards will begin expiring in 2019, unless previously utilized, while the California losses will begin expiring in 2007.

        OUR OPERATING RESULTS FOR THE PERIOD FROM JANUARY 29 TO JUNE 30, 1999 AND FOR THE SIX MONTHS ENDED JUNE 30, 2000.


        REVENUES. Our revenues increased $1.3 million to $1.9 million for the six months ended June 30, 2000 from $653,000 for the period from January 29 to June 30, 1999. This increase was mainly due to the signing of contracts for new customers during 2000. Our mix of revenues recognized will fluctuate from quarter to quarter depending on the amount of revenues recorded for professional services.



        COST OF REVENUES. Our cost of revenues increased $1.4 million to $2.1 million for the six months ended June 30, 2000 from $743,000 for the period from January 29 to June 30, 1999. This increase was partially due to the hiring of personnel and consultant expenses. The costs related to our primary data center, which was operational in the fourth quarter of 1999, further contributed to the increase.



        SELLING AND MARKETING EXPENSES. Our selling and marketing expenses increased $3.4 million to $4.0 million for the six months ended June 30, 2000 from $530,000 for the period from January 29 to June 30, 1999. The increase was mainly due to the addition of personnel, commissions and bonuses paid to the sales force and selling partners and travel expenses. In addition, we initiated a number of new marketing and advertising programs and developed selling tools.



        RESEARCH AND DEVELOPMENT EXPENSES. Our research and development expenses increased $712,000 to $1.1 million for the six months ended June 30, 2000 from $371,000 for the period from January 29 to June 30, 1999. The increase in research and development expenses was mainly due to the addition of engineering staff and consultants associated with developing new applications and enhancing our underlying platform infrastructure. In addition, we recorded amortization expense from the granting of stock options to non-employees.


        GENERAL AND ADMINISTRATIVE EXPENSES. Our general and administrative expenses increased $1.1 million to $1.2 million for the six months ended
June 30, 2000 from $141,000 for the period from January 29 to June 30, 1999. This increase was mainly due to the expansion of our executive administrative staff and related costs.


        AMORTIZATION OF DEFERRED COMPENSATION. In connection with the granting of stock options to employees, we recorded deferred stock compensation of $2.0 million for the six months ended June 30, 2000. We recorded amortization expense of $70,000 for cost of revenues, $106,000 for selling and marketing, $47,000 for research and development and $87,000 for general and administrative expenses for the six months ended June 30, 2000. We recorded amortization expense for the period from inception to June 30, 1999 of $3,000. In connection with the granting of stock options to non-employees, we recorded non-cash compensation expense $112,000 for the six months ended June 30, 2000. There were no grants of stock options to non-employees for the period from inception to June 30, 1999.

QUARTERLY RESULTS OF OPERATIONS


        The following table sets forth our unaudited quarterly operating information for the period from inception to March 31, 1999 and for each of the subsequent five quarters. This data has been prepared on the same basis as the audited financial statements contained elsewhere in this prospectus and, in the opinion of management, includes all adjustments necessary for the fair presentation of the information for the periods presented. This information should be read in conjunction with the financial statements and related notes appearing elsewhere in this prospectus. Due to our limited operating history and the rapidly evolving nature of our business, we believe that period-to-period comparisons of our results are not meaningful and should not be relied upon as an indicator of future performance.



                                                                    COMPANY
                             -------------------------------------------------------------------------------------
                                                                       THREE MONTHS ENDED
                               JANUARY 29     --------------------------------------------------------------------
                             (INCEPTION) TO   JUNE 30,    SEPTEMBER 30,   DECEMBER 31,    MARCH 31,     JUNE 30,
                             MARCH 31, 1999     1999          1999            1999          2000          2000
                             --------------   ---------   -------------   ------------   -----------   -----------
Revenues...................      154,094        224,020        497,328        347,122        528,528       803,111
Revenue from related
  party....................      100,000        175,000         75,000        400,000        300,000       300,000
                               ---------      ---------    -----------    -----------    -----------   -----------
Total revenues.............      254,094        399,020        572,328        747,122        828,528     1,103,111
Cost of revenues...........      266,918        475,723        645,512        795,483        951,381     1,142,148
                               ---------      ---------    -----------    -----------    -----------   -----------
Gross profit...............      (12,824)       (76,703)       (73,184)       (48,361)      (122,853)      (39,037)
Operating expenses:
  Selling and marketing....      113,030        417,179        782,849        957,622      1,588,878     2,364,880
  Research and
    development............       90,732        280,671        477,306        514,729        390,035       693,859
  General and
    administrative.........       46,218         94,579        157,892        171,069        437,956       767,832
                               ---------      ---------    -----------    -----------    -----------   -----------
  Total operating
    expenses...............      249,980        792,429      1,418,047      1,643,420      2,416,869     3,826,571
                               ---------      ---------    -----------    -----------    -----------   -----------
Operating loss.............     (262,804)      (869,132)    (1,491,231)    (1,691,781)    (2,539,722)   (3,865,608)
                               ---------      ---------    -----------    -----------    -----------   -----------
Interest income (expense),
  net......................      (23,364)        (1,959)         6,104          2,268        178,833       367,228
                               ---------      ---------    -----------    -----------    -----------   -----------
Net loss...................    $(286,168)     $(871,091)   $(1,485,127)   $(1,689,513)   $(2,360,889)  $(3,498,380)
                               =========      =========    ===========    ===========    ===========   ===========



        Our gross profit and research and development expenses have fluctuated in the past. In mid-1999, we expended significant efforts towards the creation of our primary data center in Memphis for hosting our web applications and a disaster recovery facility in San Jose. The primary data center became operational during the fourth quarter of 1999. We expect our disaster recovery facility to become a full data center by the end of 2000. The allocation of network operations personnel towards this effort was charged to research and development expense until the primary data center became operational and thereafter was included in cost of revenues. As a result, our gross profit and research and development expenses fluctuated significantly during these periods. We expect to purchase additional equipment, build new data centers and perform research and development to enhance our underlying platform infrastructure. Thus, our gross profit and research and development expenses may continue to fluctuate from quarter to quarter in the future.


LIQUIDITY AND CAPITAL RESOURCES


        Since inception, we have funded our operations primarily through the private sale of equity securities, short-term debt and equipment lease financing. At June 30, 2000, we had cash, cash equivalents and short-term investments of $27.5 million and an accumulated deficit of $10.2 million.



        Net cash used in operating activities was $3.7 million for the period from inception to December 31, 1999 and $3.1 million for the six months ended June 30, 2000. Cash used in operations for the six months ended June 30, 2000 reflected our net loss partially offset by depreciation and amortization, increases in prepaid expenses, accounts payable, accrued payroll expenses and deferred revenue. Customers may choose to prepay hosting fees for a certain number of websites over the contract term in exchange for lower per site fees. Prepaid hosting fees are not refundable. These amounts are recorded as accounts receivable and deferred revenue until the customer pays us. As a result, we may receive cash in advance of revenues recognized. In addition, there may be significant differences between revenues recognized and accounts receivable.


        Net cash used in investing activities was $3.0 million during the period from inception to December 31, 1999 and $2.8 million for the six months ended June 30, 2000. Net cash used in investing activities during 1999 was made up primarily of cash paid to iXL in connection with the purchase of the Siteman business unit in January 1999 totaling $2.0 million. As part of the acquisition, we agreed to purchase from iXL, directly or through our customers or contractors, $1.5 million of services within 30 months from the acquistion date. The services to be purchased from iXL may include strategic consulting, website development, multimedia development, custom software development, website management applications, website hosting and website marketing. If iXL has not been engaged by us or our designees to perform services totaling $1.5 million by July 2001, we will be required to pay iXL a lump sum payment for the difference between the original obligation and the fees received by iXL during the 30 month period. As of June 30, 2000, we have expended $541,000 under the service agreement with iXL. We anticipate no difficulties in engaging iXL to render the appropriate services to satisfy the remaining amount.

        Net cash used in investing activities was also affected by the purchase of capital equipment in the amount of $1.0 million for the period from inception to December 31, 1999. We purchased $1.4 million of equipment during the six months ended June 30, 2000, of which $949,000 was financed under an equipment lease line. In March 2000, we signed an agreement with Comdisco, Inc. that will provide an equipment lease credit line of $3.0 million to finance new and used equipment purchases. The lease is secured by the equipment financed. Principal and interest payments on the outstanding amounts drawn are payable over a 42 month term. We issued warrants to purchase 26,250 shares of our Series B redeemable convertible preferred stock to Comdisco. In addition, Comdisco was granted the right to purchase shares of our Series C redeemable convertible preferred stock with a minimum purchase of $250,000. In April 2000, Comdisco exercised this right and purchased 20,325 shares of our Series C redeemable convertible preferred stock for $250,000. The current interest rate under the lease is 7.75% and the aggregate amount of interest payable as of June 30, 2000 was $2,300. We expect interest expense to increase in the future as a result of this lease line.


        Net cash provided by financing activities was $20.5 million for the period from inception to December 31, 1999 and $18.2 million for the six months ended June 30, 2000. In April 1999, we received net proceeds of $4.7 million from the sale of Series A redeemable convertible preferred stock. In
December 1999, we received net proceeds of $15.6 million from the sale of Series B redeemable convertible preferred stock. Net cash from financing activities during the first six months of 2000 consisted primarily of cash received from the sale of 1,392,436 shares of Series C redeemable convertible preferred stock for net proceeds of $17.1 million.



        In July 2000, we signed a five-year lease for our new headquarters. In connection with this lease agreement, we are required to issue a security deposit and a letter of credit totaling $453,000. We expect to occupy our new facility in the fourth quarter of 2000 or the first quarter of 2001. Rental payments under this agreement will total $3.0 million over the lease term.


        We do not currently have any significant foreign currency exposure. We intend to expand our operations into international markets both directly through our sales force and indirectly by entering into reseller relationships or joint ventures. Through the first quarter of 2000, we did not have any revenues from foreign-based operations. Revenues from the relationships we enter into with foreign-based entities in the future may be payable in local currency. Foreign currency fluctuations associated with these arrangements may affect the amount of revenues we receive from international arrangements. We began payments in support of our European sales effort in the first six months of 2000. These payments are made in U.S. dollars and represent approximately 2% of total operating expenses. We do not hedge against foreign currency rate changes.

        We believe our existing cash and cash equivalents will be sufficient to meet our anticipated cash needs through at least the next 12 months. If cash generated from operations is insufficient to satisfy our liquidity requirements, we may seek to sell additional equity or debt securities or attempt to obtain a larger credit facility. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing and there is no assurance that additional financing, if required, will be available in amounts or on terms acceptable to us, if available at all.

RECENT ACCOUNTING PRONOUNCEMENTS

        In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1 (SOP 98-1) "Accounting for Costs of Computer Software Developed or Obtained for Internal Use". SOP 98-1 requires companies to capitalize qualifying computer software costs that are incurred during the application development stage and amortize these costs over the estimated useful life of the software. SOP 98-1 was effective for fiscal years beginning after December 15, 1998. We adopted SOP 98-1 effective January 1, 1999 with no material effect on the financial statements. In the future, accounting for transactions under SOP 98-1 could result in the capitalization of significant amounts of computer software and website development costs.

        In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standard No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities". SFAS 133 will require all derivatives to be reported on the balance sheet at fair value. The FASB has subsequently delayed implementation of the standard to fiscal years beginning after June 15, 2000. We expect to adopt SFAS 133 effective January 1, 2001. The impact on our financial statements is not expected to be material.

        In December 1998, the SEC, issued Staff Accounting Bulletin No. 101 (SAB
101), "Revenue Recognition". SAB 101 provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. Management believes that our revenue recognition policies comply with the provisions of SAB 101.

        In March 2000, the FASB issued Interpretation No. 44, Accounting for CertainTransactions Involving Stock Compensation, an interpretation of the Accounting Principals Board, or APB, Opinion No. 25. This Interpretation clarifies the application of APB Opinion 25 including:

        - the definition of employee for purposes of applying APB Opinion 25;

        - the criteria for determining whether a plan qualifies as a noncompensatory plan;

        - the accounting consequence of various modifications to the terms of a previously fixed stock option or award; and

        - the accounting for an exchange of stock compensation awards in a business combination.

        In general, this Interpretation is effective July 1, 2000. We do not expect the adoption of Interpretation No. 44 to have a material effect on our financial position or results of operations.

INTEREST RATE RISK

        We are exposed to changes in interest rates primarily from our investments in cash equivalents. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes.

                                    BUSINESS

OVERVIEW


        We provide a leading platform for extending and managing business relationship networks on the internet. By utilizing our outsourced and hosted platform with its content management, commerce and communication applications, our customers are able to transition their businesses online, while maintaining the integrity of their brands and controlling the distribution of company-specific content. We offer an open-standards platform that allows third-party service providers to more easily utilize our platform as well as speed deployment of our solution. Our flexible platform allows central organizations to easily integrate value-added applications and services.



        We target large, traditional offline central organizations that depend on a network of affiliates to conduct business. We also provide products and services to newly formed online companies that are aggregating affiliates to consolidate content and conduct business over the internet. We offer our solution as an integrated, outsourced and hosted service to our customers. We generate substantially all of our revenues from two sources: (1) hosting fees charged to customers who use our web applications to deploy websites and conduct electronic commerce and (2) service fees to implement our customers' branded versions of our hosted applications. Our customers include AutoTrader.com, Avon, BioLab, Carlson Wagonlit Travel, Chase Merchant Services, KnightRidder.com, LoanCity.com, Maytag, USA Gymnastics, Vital Processing and the YMCA. We believe that by using our platform, our customers will be able to strengthen their business relationship networks and develop incremental revenue streams.


INDUSTRY BACKGROUND

        The internet has emerged as a unique global communications medium, enabling millions of people to interact and conduct business electronically. International Data Corporation, or IDC, estimates that there were 1.7 billion URLs as of December 1999 and that this number will grow to 13 billion URLs by 2003. Furthermore, IDC estimated that U.S. businesses will spend $2.2 trillion by 2004 on developing an internet presence. The rapid expansion of the internet combined with its business efficiencies will continue to facilitate growth in electronic business and attract a broad group of users. We believe a significant portion of the future growth of the internet will result from large, traditional organizations extending their operations online.

        Large, traditional organizations conduct their operations through complex and dynamic relationships with numerous affiliated individuals or entities. These interactions form the basis for their business relationship networks. A business relationship network typically consists of a central organization and its distributed affiliated companies or individuals that inter-operate in order to conduct business. Examples of these networks include:

        - automobile manufacturers, appliance manufacturers and consumer electronics companies and their affiliated dealer networks;

        - franchisors and thousands of their local franchisees, such as fast-food restaurant chains and their local restaurants, or global petroleum companies and their gas stations;

        - real estate firms, insurance companies, travel agencies and other service companies and their local agents or representatives;

        - television networks, radio stations, theater chains, newspapers and other media organizations, and their local affiliated stations, theaters, publications or other entities;

        - banks, brokerage firms and similar financial institutions with their local branches and small business customer relationships;

        - dealer/distributor arrangements in which branded products are sold through affiliated representatives, such as direct marketing organizations;

        - professional associations, such as the American Medical Association and the American Bar Association, which include a central membership organization and its numerous local chapters and individual members; and

        - social, charitable and religious organizations and their regional and local chapters and members.

        A strong business relationship network provides large organizations with a key competitive advantage. For example, according to the International Franchise Association, approximately 50% of all U.S. retail sales in 1999 were made through franchised businesses. In addition, according to the American Society of Association Executives, nine out of ten Americans are affiliated with a membership association.

        Many large, central organizations have spent millions of dollars to establish their businesses online, but few have been able to effectively transition their relationship networks onto the internet. Initially, central organizations focused their efforts on creating a central website to be used as a simple marketing vehicle, or online brochure, that communicated basic information about the organization and its products or services. Due to wide public acceptance of the use of business websites as well as rapid innovation in internet technology, the websites of these central organizations quickly evolved to include the ability to sell, take immediate payment and arrange for delivery of goods and services online. From that point, these websites quickly matured to include personalization of the electronic commerce experience and online interactive customer support, as well as numerous other capabilities designed to make it easier for customers to conduct business. However, this rapid expansion focused principally on increasing the functionality of the single, centrally-controlled website of the central organization. Other than simple locators that enabled customers to obtain the name, address and phone number of local affiliates, central organizations have rarely expanded their internet operations to include any part of their relationship networks.

        Many organizations are realizing that they must extend their existing relationship networks online in order to effectively implement an internet strategy that integrates their most valuable assets, their affiliates. In some cases, affiliates have started to establish their own online offerings on an individual basis, separate from the central organization. However, these affiliates are learning that maintaining an association with and obtaining support from their central organization is essential in order to compete effectively on the internet. Therefore, many central organizations are seeking a way to quickly and effectively transition their traditional business relationship networks online. Likewise, their affiliates are looking for a cost-effective way to move online in an effort to leverage the benefits of their relationship with the central organization, use the internet as a new distribution channel and participate in rapidly growing electronic commerce opportunities. Finally, many newly-formed online companies have realized that establishing a strong online business relationship network may be the key to a successful operation. To date, there has been no coordinated, simple solution to translate these complex business relationship networks and their business standards online.

THE KINZAN SOLUTION


        We provide a leading platform for enabling organizations to extend and manage their business relationship networks on the internet. Our platform includes our expandable suite of applications for content management, commerce and communications, configurable hardware, scalable hosting services, development and deployment capabilities and customer care programs. We have designed our platform to be extendable and flexible to meet the diverse needs of our customers. Our target customers are large, traditional offline organizations that are extending their relationship networks online, and include manufacturers of retail products, major franchisors, automobile manufacturers, media companies, professional associations and other central organizations whose operations depend on a network of affiliates. We also target online companies that are aggregating affiliates to consolidate content and conduct business over the internet. Because we offer our platform as an outsourced, hosted solution, neither central organizations nor their affiliates are required to develop the expertise or hire the technical personnel that would be necessary to internally create an internet presence across the organization. Our solution enables the central organization to effectively manage its business relationship network by efficiently distributing content, commerce and other information and creating additional revenue opportunities for the entire network.


        We offer our central organization customers the following key benefits:

        - CREATION AND MANAGEMENT OF ONLINE BUSINESS RELATIONSHIP
          NETWORKS. Many organizations have built valuable networks of relationships as part of their traditional offline businesses. Our solution allows our customers to rapidly and easily transition those relationships onto the internet. We enable our customers to retain control of the key elements of their business by allowing them to effectively manage a widely distributed, often highly diverse, affiliate network. Furthermore, the central organization has the ability to provide access to proprietary content and information, useful business services and highly targeted programs that can improve communication throughout the network.

        - THE TRANSFER AND EVOLUTION OF BUSINESS PRACTICES ONLINE. We believe that in order to evolve into a successful online business relationship network, the central organization must develop practices similar to those that have been established to manage traditional, offline business relationship networks. In those traditional relationships, the larger organization typically has guidelines regarding use of branding and marketing messages, as well as standards for pricing and managing preferred vendors and potential distribution channel conflicts.

        - IMPROVED BRAND MANAGEMENT. Our solution allows central organizations to control their brand and marketing messages across their affiliate networks even as additional affiliates move online. Logos, marketing messages, color schemes and other important branding elements appear consistently across all websites in the relationship network. Rather than allowing each individual affiliate to move online independently, which creates the potential for massive brand dilution, our flexible platform enables the central organization to specify the level of customization permitted by each affiliate. This allows the central organization to control the business and brand elements it views as critical while providing its affiliates the ability to specify those elements of the business most applicable to their local competitive positioning.

        - STRENGTHENED RELATIONSHIP NETWORKS AND INCREASED AFFILIATE
          LOYALTY. By extending its relationship network online, the central organization can strengthen its network of affiliates and make its overall operations more efficient. Our solution enables central organizations to automate many administrative tasks, such as ordering, billing and reporting, which eliminates a significant amount of paperwork for the affiliates. Additionally, the central organization is able to distribute information and content throughout its network quickly and inexpensively. As the number of affiliates creating websites and the amount of business conducted online increase, the interdependence among the central organization and its affiliates will solidify the relationship network. This interdependence will make it less likely that affiliates will discontinue doing business with the central organization.

        - INCREMENTAL REVENUE OPPORTUNITIES. Our solution creates additional revenue opportunities for central organizations by enabling them to offer their affiliates a base internet business platform as well as value-added services. The central organization typically offers our internet business platform to its affiliates as a monthly subscription service, creating a recurring revenue source. Furthermore, affiliates may select value-added services such as email, that would provide an incremental revenue stream for the central organization.

        Our platform offers affiliates of the central organization the following key benefits:

        - SIMPLIFIED MIGRATION ONLINE. Our hosted internet business platform offers affiliates of the central organization the ability to quickly and cost-effectively establish an online presence.

          Affiliates are offered a customized solution, designed by the central organization, avoiding the need to separately transition their offline businesses to the internet.

        - INCREMENTAL REVENUE OPPORTUNITIES AND COST SAVINGS. With our outsourced solution, affiliates gain access to a new commerce channel. Affiliates are directly linked to their central organization, allowing for the sharing of business leads, additional promotional materials and critical business data, which can result in higher sales generation. In addition, by integrating their business processes with the central organization, affiliates can take advantage of the automation of traditional administrative tasks, such as ordering, billing and reporting, and eliminate much of the time and expense traditionally associated with these responsibilities.

        - BRAND LEVERAGE. Our solution allows affiliates to more effectively leverage the brand and marketing resources of the central organization. By offering our services directly to its affiliates, the central organization can control the use of its brand, which allows it to permit broader and more effective use of the brand by affiliates of the central organization than in an independent, uncontrolled setting.

        - ACCESS TO INFORMATION AND CONTENT FROM THE CENTRAL ORGANIZATION. By effectively extending existing traditional relationships onto the internet, we enable affiliates to leverage content, commerce and community offerings available from their central organization. The content provided by the central organization can be integrated in the websites of affiliates, creating more impressive and competitive websites throughout the relationship network.

        - LOWER TOTAL COST OF OWNERSHIP. We believe that the cost of developing, operating and maintaining a competitive internet business is beyond the resources of many individual affiliates of larger organizations. With our hosted platform, affiliates do not need to develop, lease, buy or continually upgrade existing hardware and software to deploy their internet businesses. In addition, affiliates do not have to participate in the expensive and often difficult process of recruiting and retaining software and operations engineers to create and maintain their websites.

STRATEGY

        Our objective is to provide the leading platform for enabling organizations to extend and manage their business relationship networks on the internet. Key elements of our strategy are to:


        LEVERAGE THE BRAND AND EXISTING AFFILIATE RELATIONSHIPS OF OUR CENTRAL ORGANIZATION CUSTOMERS. We will leverage the ability of our customers to deploy our platform throughout their business relationship networks. We will focus our sales and marketing efforts on large, central organizations that manage networks of thousands of affiliates. Once central organizations select our services, they have an incentive to move their affiliates online to derive the full benefit of extending their relationship networks onto the internet. We will rely principally on the central organizations to market and sell their branded versions of our products and services to their affiliates with our assistance. As a result, we can deploy our solution to a large number of affiliates by capitalizing on the marketing efforts of our central organization customers.


        OFFER ADDITIONAL VALUE-ADDED APPLICATIONS AND SERVICES AS PART OF OUR PLATFORM. We plan to offer additional value-added applications and services as part of our platform. We believe that our internet business platform will continue to serve as the foundation for a wide range of applications and services. While we have developed certain applications ourselves, such as our core commerce or content management functions, we will leverage the development efforts of other leading internet software and services providers to extend the capabilities of the relationship network. We believe that the flexibility and ease of incorporating additional applications and services into our platform will differentiate us in the outsourced internet business services market. These additional applications and services are intended to provide us with additional revenue opportunities from our existing customers and enable us to attract new customers.

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        MAINTAIN AN OPEN-STANDARDS PLATFORM.  In order to allow third-party services providers to more easily utilize our platform as well as to speed deployment of our solution, we intend to maintain open-standards for our internet business platform. As part of this effort, we will continue to train professional services firms in the core tools and processes required to develop applications and services on our internet business platform. In addition, we are developing tools and standard interfaces for our platform to allow other software developers to more easily integrate their software and services into our solution.

        DEVELOP ADDITIONAL STRATEGIC RELATIONSHIPS. We intend to expand our marketing and distribution channels through strategic relationships with key internet infrastructure and software vendors, professional services providers, telecommunications and Web hosting companies, and major corporations and professional groups. For example, we will continue to establish distribution and implementation relationships with various internet professional services firms in order to accelerate the deployment of our internet business platform. In addition, we will pursue strategic relationships with other leading internet software and service providers to expand the functionality we offer to our customers and generate additional revenue streams. We intend to leverage our existing and future strategic relationships in order to expand into new domestic and international markets.


        PURSUE INTERNATIONAL EXPANSION. To capitalize on the global nature of the internet and the international needs of our target customers, we plan to establish operations in other countries. We intend to expand our operations into international markets both directly by deploying our sales force and indirectly by entering into reseller relationships or joint ventures with various partners that operate in our target international markets. For example, we expect to establish joint ventures in Asia in 2000. In addition, we plan to localize our platform and application interfaces in a variety of languages and dialects.


PRODUCTS AND SERVICES


        We offer our solution as an integrated, outsourced and hosted service to our customers. Our solution is based on our proprietary technology platform which allows our customers to rapidly and easily deploy content management, commerce and communication applications to manage and strengthen their business relationship networks. Due to the open nature of our solution, customers can also integrate existing enterprise applications or applications developed by third parties. Pricing for our services is generally a per month charge based on the level of usage, including the number of websites, and the functionality of the applications deployed on our platform. Our target customers are traditional offline organizations that are extending their relationship networks to include an online dimension, including large manufacturers of retail products, major franchisors, automobile manufacturers, televisions networks, professional associations and other substantial central organizations that depend on a network of affiliates.


        KINZAN TECHNOLOGY PLATFORM. Our proprietary technology platform combines an enterprise-class internet application platform, development tools and implementation, hosting and support services. Our platform forms the foundation of our product and service offerings and is designed to provide our customers a high degree of flexibility in the design and implementation of their business relationship network applications. Our open standards environment allows third-party developers to easily write applications to be deployed on our platform. This also allows our customers to rapidly create an internet presence by deploying one of our pre-built applications or developing a custom-built application solution. Our customers can designate the level of control they give their affiliates in designing and deploying their online businesses, allowing a great deal of customization within our basic core applications.

        Our internally-developed applications offer content and electronic commerce management. These initial applications are used to create, publish and maintain websites for our customers and their affiliates. In addition to our proprietary software and services, our software platform also allows for the easy integration of third-party applications, such as email and locator services.

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        CONTENT MANAGEMENT APPLICATIONS.  Our content management applications enable central organizations to quickly, easily and cost-effectively create large networks of branded websites with a consistent look and feel, while maintaining the flexibility to update the content as necessary. Our application offers website publishing, advanced content management and website administration capabilities without the requirement of a programming background.

        ELECTRONIC COMMERCE APPLICATION. Our electronic commerce application allows users to include catalogs, shopping baskets and payment solutions. Our electronic commerce application is a complete solution for small businesses, allowing users to set up a catalog, create departments and products, provide offline and online payment options, create shipping structures and configure store taxes.

        THIRD-PARTY APPLICATIONS. We also currently offer our customers a number of third-party applications that are integrated into our platform, including the following:

        - email services provided by Critical Path and CommTouch;

        - locator software provided by Mapquest;

        - email management provided by eGain;

        - affiliate marketing programs provided by Commission Junction;

        - visual content provided by Getty Images;

        - electronic commerce payment services provided by Signio, Clear Commerce and CyberCash; and

        - statistical reporting services provided by MyComputer.com.

        We intend to offer additional value-added applications and services to our platform, both through internal development as well as through the integration of additional third-party applications.

    PROFESSIONAL SERVICES AND CUSTOMER SUPPORT

        In addition to working with third-party system integrators, we provide professional services to our customers, including programming, implementation and design services to support the deployment of our technology platform and deployed applications. We have also developed a professional service called Extranet to train and educate external designers and developers regarding the deployment of our platform.

        We provide customer support 24 hours a day, seven days a week to our central organization customers and we offer our customer support services to their affiliates for a fee. We classify customer support requests according to a two-tiered system. Tier 1 customer support includes technical support in response to general inquiries and is generally outsourced to third-party technical support firms or provided by our customers directly to their affiliates. Tier 2 customer support includes technical assistance for our customers and their affiliates via toll-free telephone access and email correspondence managed by our team of trained technical support representatives. We also offer a service to assist the affiliates of our customers in building their websites and catalogs.

CASE STUDIES

        The following case studies illustrate the experiences of and the potential benefits realized by three representative clients utilizing our business relationship network platform.

    AUTOTRADER.COM

        AutoTrader.com, with listings of over 1.5 million used vehicles, is the leading internet destination and marketplace for buyers of used vehicles and consumers seeking information regarding automotive products and services. In establishing its business online, AutoTrader.com encountered a significant challenge because most independent and franchised dealers lacked a sophisticated online presence.

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AutoTrader.com needed a platform that would enable dealers to conveniently and cost-effectively transition themselves online.

        AutoTrader.com selected our solution to create its business relationship network of used vehicle dealers on the internet. By utilizing our content management and website editing tools, AutoTrader.com is able to provide its dealers with a cost-effective way to create, edit and manage their own websites. Dealers have access to AutoTrader.com's online database of used vehicles and can receive direct sales leads. As more dealers move online, the scalability of our platform enables AutoTrader.com to easily refine and simplify its website templates. AutoTrader.com has also created a revenue stream by offering our website creation and management services to dealers for a monthly fee.

    CHASE MERCHANT SERVICES

        Chase Merchant Services, L.L.C., is a joint venture between Chase Merchant Ventures, Inc., a subsidiary of The Chase Manhattan Bank, and First Data Merchant Services, a subsidiary of First Data Corp. Chase Merchant Services wanted to leverage its relationships with approximately 340,000 small businesses to secure a market leading position in small business electronic commerce and transaction services. Chase Merchant Services believed it could strengthen its relationships with its broad range of small business customers by offering them the ability to create electronic commerce enabled websites. At the same time, Chase Merchant Services wanted to communicate important information and promotional events online to its customers. In order to accomplish this goal, Chase Merchant Services needed a product that could support its transaction processing capability while providing a high degree of flexibility for its network of small business customers.

        To meet the specific needs of its broad base of small business customers, Chase Merchant Services selected our solution to power its branded eWEBuilder-SM- application. eWEBuilder allows small business customers to transition their operations online by creating customized websites quickly and inexpensively. The websites can be enhanced with images, text and a catalog of products and services. By extending eWEBuilder to its small business customers, Chase Merchant Services is able to secure long-term relationships, as customers rely on the support and services of the online network relationship. Chase Merchant Services offers eWEBuilder for a monthly fee and plans to integrate additional value-added functionality and applications in the future. Chase Securities Inc., a subsidiary of the Chase Manhattan Corporation, is serving as a representative of the underwriters in this offering.

    AVON

        Avon Products, Inc. is the largest direct seller of beauty and related products, marketing its products to women in 135 countries through its approximately three million independent sales representatives worldwide. Recently Avon.com, a division of Avon Products, was formed to develop an online presence that could facilitate electronic commerce by its domestic representatives, create efficiencies in its administrative processes and provide convenient access to time-sensitive information for its representatives and their customers. Avon required a solution that would allow its representatives to customize their own websites while ensuring Avon maintained the integrity of its brand, consistency of its marketing message and adherence to its standard business practices.

        Avon recently selected our solution as part of its multi-vendor E-Representative strategy to enable its U.S. representatives to create, edit and maintain an online presence. By extending their businesses online, the representatives will gain access to an additional distribution channel, as well as information and content generated by Avon. In addition, representatives will be able to streamline many of the traditionally time-consuming elements of their businesses, such as product ordering. Avon will be able to protect its brand and control product related content. Avon expects to deploy its E-Representative strategy domestically in late 2000 and thereafter to selected global locations.

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STRATEGIC RELATIONSHIPS

        A key element of our strategy is to establish strategic relationships to expand our marketing and distribution channels and enhance our platform by offering additional applications. Our strategic relationships fall into two categories: (1) distribution and implementation relationships and (2) applications relationships.


        DISTRIBUTION AND IMPLEMENTATION RELATIONSHIPS. We focus on establishing distribution and implementation relationships with internet infrastructure and software vendors, professional services providers, telecommunications and Web hosting companies, and major corporations and professional groups to expand our marketing and distribution channels. For example, we currently have distribution and implementation relationships with internet professional services firms, including iXL Enterprises and marchFIRST, Inc. We believe that these relationships will accelerate the deployment of our internet business platform. These companies will introduce our platform as part of their services when undertaking systems integration, electronic commerce solution or network design projects for their customers. We will continue to pursue these relationships to gain market presence and increase our market share. Through these relationships, we will be able to reach a broader domestic and international customer base than we could solely through our direct sales and marketing efforts. In addition, we believe that we will be able to shorten our sales cycle and increase our revenues by leveraging our distribution and implementation relationships.


        APPLICATIONS RELATIONSHIPS. We believe that our open-standards platform is extremely valuable to our customers. As the needs of a business relationship network expand, we can add additional applications to our platform to enhance our offerings. While we will continue to develop applications internally, we believe we can offer a broader range of applications to our customers by establishing relationships with leading internet software and service providers. For example, we currently have relationships with Critical Path and CommTouch for email services, eGain for email management services, Getty Images for visual content and imagery, Commission Junction for affiliate marketing programs, Mapquest for locator services, MyComputer.com for statistical reporting services and Signio, Clear Commerce and CyberCash for electronic payment services. These relationships not only increase the functionality we offer to our customers, they also generate additional revenue streams for us. We will continue to deploy additional third-party applications in an effort to provide more value-added services to our customers.

SALES AND MARKETING


        We offer our products and services through direct and indirect sales channels. We maintain our own direct sales force organized geographically and by industry segment to introduce and educate prospective customers and partners about our products and services. Our target customers are large, central organizations that are extending their relationship networks onto the internet and include manufacturers of retail products, major franchisors, Fortune 500 organizations with dealer/distributor channels, automobile manufacturers and dealers, media companies, professional associations and other central organizations which depend on large distributed networks of affiliates. As of June 30, 2000, we had 24 employees in our sales and marketing group.



        We currently have domestic sales offices or sales representatives in the Atlanta, Boston, Dallas, New York, San Diego and San Jose metropolitan areas and an international sales office in Munich, Germany. Within our direct sales group, our client strategy and account management teams focus on pre-sale consulting and strategy to determine the needs of our customers, and post-sale follow-up to retain our customers and increase their use of our products and services. Our client strategy and account management groups are critical to ensuring both pre-engagement planning and post-launch satisfaction and success by educating our customers about the benefits of our products and services.


        Our indirect sales channel uses the sales forces of third parties to offer our services to their affiliates. To gain market presence and market share, we team with leading consulting organizations,

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interactive agencies, system integrators, advertising agencies and technology resellers that have strong industry backgrounds and market presence in their respective markets and geographic regions, as well as those that have a strong presence in targeted vertical markets.

        Our marketing strategy is focused on media relations and public relations in order to develop a reputation as an industry leader. We use focused print and online advertising campaigns to create awareness of and demand for our products and services. We use direct marketing to target customer segments and generate leads. As the cornerstone of our direct marketing efforts, we will participate in focused executive forums and targeted trade shows. We will also use co-branded and cooperative marketing arrangements with key partners to leverage indirect channels. In addition, we will partner closely with particular customers to highlight our success within market segments and use industry events, forums and trade shows to promote our business-to business brand presence.

RESEARCH AND DEVELOPMENT


        We believe that our future success will depend in large part on our ability to continue to maintain and enhance our platform offerings. To this end, we are continuing to enhance our technology platform and develop additional applications, as well as integrate additional third-party applications. Research and development expenses were approximately $1.4 million in the period from our inception to December 31, 1999 and approximately $1.1 million for the six months ended June 30, 2000. We intend to continue to recruit and hire experienced research and development personnel and to make investments in research and development.


TECHNOLOGY

        In offering our products and services, we employ advanced software and hardware, combining our internal expertise with industry standard technology to create our proprietary platform. We utilize an integrated set of software applications, components, services, toolkits and server infrastructure which collectively make up our platform. This platform serves as the foundation for our Web network management solution and the integrated websites of our customers and their affiliates. We have designed the various modules of our technology platform to support its extension to and integration with external services and third-party developers. We can also replicate the various modules of our platform in order to manage an increase in the number of our customers and offer redundancy in our systems. The major elements of our proprietary technology platform include:

        SOFTWARE PLATFORM. Our software platform is an integrated suite of components that form the foundation of our product and service offerings. We are actively leveraging and extending the latest Java technologies as the technical foundation of our technology platform. We have made a significant commitment to a Java 2 platform from Sun Microsystems. We believe Java-based technologies provide us the ability to build scaleable, extendable and configurable Web-based solutions for our customers. Our technology team has many years of experience in successfully deploying server- and Java-based internet solutions, including the deployment of one of the first Java servelet-based electronic commerce solutions in 1997. In addition, we utilize database systems from Oracle and Sybase to provide highly reliable and scaleable information management for our platform.

        In addition to our proprietary software and services, our software platform integrates third-party applications, such as email services provided by Critical Path and CommTouch, website hit tracking and reporting by MyComputer.com and locator services provided by Mapquest. Our software platform also integrates third-party services such as domain name registration services from Network Solutions, affiliate marketing with Commission Junction and an image library from Getty Images. Our software platform hosts externally developed services, such as electronic payment engines from Clear Commerce, Signio and Cybercash. We support an integrated application development kit that enables third-party developers to integrate additional functionality into our software platform. We are currently developing a series of integrated processes that will allow third-party developers to develop, test and deploy applications on our

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technology platform. Our software platform also contains support for security management, application state management and templated assembly of components into Web-based applications.

        APPLICATION WIZARDS AND BUILDERS. We have developed a library of application components, wizards and builders that assist in the rapid development of applications using our proprietary technology platform. We are in the process of integrating some of our development tools with tools commonly used by third-party developers.

        APPLICATIONS. We currently provide three of our own applications. These applications are used to create, publish and maintain large networks of distributed websites, including electronic commerce sites, for our customers and their affiliates. These applications, used individually or in any combination, can be rapidly assembled, modified, configured and branded into an integrated offering for our customers. Any future applications we develop for our platform will be designed to enhance and extend the integrated branded offerings of our customers.

        COMMON PRESENTATION LAYER. We have developed template languages that allow for rapid configuration and branding of all of our applications. We provide a service to our customers that allows them to define the parameters of their systems. Central organizations employing our solution are able to provide their affiliates with branded content because they are able to control the templates available to affiliates.

INFRASTRUCTURE

        We believe that our highly reliable and scalable operations infrastructure represents a strategic advantage in providing distributed website solutions. Our primary data center, located in Memphis, Tennessee, operates
24 hours a day, seven days a week and supports all aspects of the website networks we host. By leveraging our platform architecture, we can optimize the functionality of our data center by configuring it based on customer requirements for availability, capacity and accessibility. Our second facility in San Jose, California is currently a disaster recovery facility and is scheduled to become a full data center later this year with capabilities similar to those of our Memphis facility. Once completed, our San Jose facility will provide geographical load-balancing and redundancy between Memphis and San Jose. Both of our data centers are operated remotely from our network operations center in Carlsbad, California. Key features of our infrastructure include the following:

        DISTRIBUTED SERVERS. We deploy a large number of high-speed redundant servers to support capacity, availability and accessibility demands. We can deploy additional servers to support increases in website traffic and the number of websites we host and the introduction of new services without interruptions or time degradation. Our technology platform architecture provides automatic fail-over, load-balancing and threshold monitoring on our critical servers.

        ADVANCED TELECOMMUNICATIONS. We deploy redundant telecommunications and routing hardware. We also co-locate our data centers in hosting facilities that maintain multiple high-speed peering connections to multiple tier one network providers to ensure that our services are readily available to our customers at all times.

        NETWORK SECURITY. We incorporate advanced architectural concepts such as protected domains, restricted nodes and distributed access control in our systems architecture. We have also developed a strongly authenticated communications protocol within and between our technology platform architecture modules that we believe will restrict our vulnerability to most electronic attacks and limit any potential exposure of our customers. In addition, we use the latest network security technologies, including firewalls and intrusion detection software. We also periodically employ security consultants who perform security risk audits of our systems. We plan to continue to evaluate and deploy new technological defenses as they become available.

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
        EXTERNAL INTEGRATION. We are developing processes that allow companies who furnish additional applications to our platform to deploy their customizations and configurations on our common infrastructure. This process includes mechanisms that enable us to perform quality assurance and acceptance tests before we deploy externally developed software to our common infrastructure.

        DISASTER RECOVERY PLANS. While we believe our operations facilities are highly resistant to systems failure and sabotage, we have developed a disaster recovery and contingency operations plan. All of our customers' websites are linked to advanced storage systems that provide data protection through techniques such as mirroring and replication. Currently, if we were to lose our primary facility in Memphis, we would manually transfer data from our Memphis storage systems to our San Jose facility and could be fully operational within approximately 24 to 48 hours. We are in the process of expanding our San Jose facility to include redundancy and load-balancing which would allow for the uninterrupted operation of our customers' websites. We expect the San Jose facility to be fully operational by the end of 2000.

INTELLECTUAL PROPERTY

        Our success and competitive position depend on our ability to develop, maintain and protect the proprietary aspects of our technology and to operate without infringing the proprietary rights of others. We rely on a combination of patent, trademark, copyright and trade secret laws and confidentiality and license agreements to protect our intellectual property and proprietary rights. These laws, however, afford only limited protection for our technology. We currently hold one patent regarding a computerized method for generating and displaying a catalog comprised of various items. This patent will expire in 2016. In addition, we have have another patent application pending in the United States and we may also seek additional patents in the future. We seek to protect our source code, software, documentation and other written materials under trade secret and copyright laws. Finally, we seek to prevent disclosure of our intellectual property by requiring our employees and consultants with access to our proprietary information to execute confidentiality agreements with us.

        Despite our efforts to protect our proprietary rights, unauthorized third-parties may attempt to copy aspects of our products and services or obtain and use software or information we regard as proprietary. In addition, we intend to expand our operations into international markets and the laws of many countries may not protect our proprietary rights to the extent of the laws of the United States. Policing unauthorized use of our products and services is difficult and litigation may be necessary in the future to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of proprietary rights of others or defend claims against infringement or invalidity. Any resulting litigation could result in substantial costs and diversion of resources and could cause our business to suffer. We cannot be certain that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. Any failure by us to protect our intellectual property could cause our business to suffer.

        To date, we have not been notified that our products or services infringe the proprietary rights of third parties, but we cannot be certain that third-parties will not claim infringement with respect to our current or future products. As the number of products and competitors in our industry grows and the functionality of products overlaps, we expect that software developers will increasingly be subject to infringement claims. Patent litigation has recently increased in the software and internet industry, due to increased competition and the unsettled state of the law regarding patents for software and business methods. Any infringement claims, whether with or without merit, could be time-consuming to defend, result in costly litigation, divert the attention of management, cause product delays or force us to enter into royalty or license agreements. These royalty or license agreements may not be available on terms acceptable to us or at all. In addition, if we were to lose an infringement suit, we would be forced to pay costly damages or license fees and/or to stop using or selling a particular product or service until it is properly modified. A successful claim of patent infringement against us or our failure or inability to license

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the infringed technology or to develop or license technology with comparable functionality would cause our business to suffer.

COMPETITION

        Our market is new and rapidly evolving and we expect competition to increase significantly in the future. The principal competitive factors in our industry are price, functionality, ease of implementation of products and services and the availability of additional services. We believe few companies currently have a solution specifically designed to manage content, commerce and brand across large numbers of affiliated websites. To date, organizations that have created large numbers of related websites have done so through the development of a custom, proprietary solution, which can be time-consuming and expensive. Accordingly, we believe that there may be a significant advantage in establishing a large customer base before current competitors increase the sophistication of their product offerings and new participants enter the market. If we fail to attract and retain a large customer base and do not establish a prominent market position, our ability to grow our business will be inhibited and our business could suffer.

        While we currently do not face significant direct competition, there are various types of companies that compete with us in different areas. These companies include:

        - website publishing such as Netopia, Nextron Communications and Orbit Commerce;

        - providers of integrated electronic business applications such as IBM and BroadVision;

        - Web authoring software providers such as Microsoft, Netobjects and Adobe;

        - content management software vendors such as Interwoven and Vignette;

        - catalog software providers such as BigStep, CNET Store, Open Market, InterShop and Yahoo Store!;

        - community management systems developers such as Homestead.com, MyFamily.com, Homepage.com and Koz.com;

        - providers of infrastructure enabling software such as BEA Systems and Tibco; and


        - numerous small companies offering some form of web content or electronic commerce systems.


        Many of these companies have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. Also, many of these companies have wider name recognition and more extensive customer bases that could be leveraged, thereby gaining market share at our expense. These companies may be able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to customers than we can. In addition, these companies may establish cooperative relationships among themselves or with third parties to enhance their products and services. Accordingly, it is possible that new competitors may emerge and rapidly acquire significant market share.

        Increased competition could materially and adversely affect our ability to obtain revenues from new or existing customers on terms favorable to us. Further, competitive pressures may require us to reduce the prices of our products and services. In either case, our business would be materially harmed. We cannot be certain that we will be able to compete effectively with existing or new competitors or that increased competition will not harm our business.

NEW AND EXISTING GOVERNMENT REGULATION OF THE INTERNET

        We are subject to the same federal, state and local laws as other companies conducting business on the internet. While there are relatively few laws specifically directed towards the internet today, the

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increasing popularity and use of the internet may lead to the adoption of many new laws and regulations. These laws and regulations could cover issues such as online contracts, user privacy, freedom of expression, pricing, fraud, content and quality of products and services, taxation, advertising, intellectual property rights and information security. Applicability to the internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is still uncertain.


        The Federal Trade Commission recently released a report which suggests the adoption of federal legislation to ensure the protection of consumer privacy online. In addition, the Federal Trade Commission has commenced a proceeding against one online service company regarding the manner in which personal information is collected from users and provided to third parties. Several states have also proposed legislation that would limit the use of personal user information gathered online or require online services to establish privacy policies. Changes to existing laws or the passage of new laws intended to address these issues could affect the way companies do business on the internet or could create uncertainty in the marketplace. This could reduce the demand for our products and services, increase the cost of doing business or could otherwise harm our business. In addition, foreign jurisdictions may claim that we are required to comply with their laws. Our failure to comply with foreign laws could subject us to penalties.


PROPERTIES


        Our corporate headquarters are currently located in a leased facility in Carlsbad, California, consisting of approximately 3,500 square feet under a lease that expires in August 2003. Under this lease, we have an option to lease approximately 1,500 square feet of additional office space in our current building. In addition, we have temporary use license agreements for two additional office suites in our current building consisting of approximately 4,900 square feet. This agreement expires in September 2000. We recently signed a new lease for approximately 22,000 square feet of office space in Carlsbad, California that expires in November 2005. Under this lease, we have an option to extend the term by an additional five years. We plan to relocate our corporate headquarters to this new facility in the fourth quarter of 2000 or the first quarter of 2001. We also have leased domestic sales offices in the Boston and San Jose metropolitan areas.


EMPLOYEES


        As of June 30, 2000, we had 72 full-time employees. Of our total number of employees, 24 were in sales and marketing, 19 were in engineering, 18 were in professional services, six were in network operations and five were in finance and administration. Our future success will depend in large part on our ability to attract, retain and motivate highly qualified technical and management personnel, for whom competition is intense. Our employees are not represented by a collective bargaining unit and we have never experienced a work stoppage. We believe our relations with our employees are good.


LEGAL PROCEEDINGS

        There are no material legal proceedings pending or, to our knowledge, threatened against us.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


        Set forth below is certain information, as of June 30, 2000, with respect to those individuals who serve as members of our Board of Directors or as our executive officers.



NAME                                     AGE      POSITION(S)
----                                   --------   -----------
Robert J. Frankenberg (1) (2)........     53      Chairman and Director
Gari L. Cheever......................     43      President, Chief Executive Officer and Director
Dana S. McGowan......................     41      Chief Financial Officer and Vice President--Finance
Garland Wong.........................     37      Chief Technology Officer
Douglas J. Perry.....................     52      Chief Operating Officer and Vice President--Services
Lauren J. Essex......................     38      Vice President--Marketing
Ray A. Ghanbari, Ph.D................     33      Vice President--Engineering
Jeffrey P. Higgins...................             Vice President--Corporate Development and General
                                          34      Counsel
H. Dubose Montgomery (1).............     51      Director
Alejandro Perez (2)..................     51      Director
Peter S. Sealey, Ph.D (1)............     59      Director
Kenneth Tai (2)......................     50      Director


------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

        ROBERT J. FRANKENBERG has served as Chairman of our board of directors since he co-founded the company in 1998. Mr. Frankenberg is currently serving as Chairman of the Board, President and Chief Executive Officer of Encanto Networks, Inc., a provider of small business internet solutions, and has been with Encanto since 1997. From 1994 to 1997, he served as Chairman of the Board, President and Chief Executive Officer of Novell, Inc. Prior to that time,
Mr. Frankenberg served 25 years at Hewlett-Packard Company, during which time he served as Vice President and General Manager of the Personal Information Products Group. Mr. Frankenberg serves on the board of directors of several companies, including the following public companies: Daw Technologies, Inc., a manufacturer of precision metal products for the semiconductor and biomedical industries, ElectroGlas, Inc., a developer of prober and inspection equipment and yield management software for the semiconductor industry, National Semiconductor, Inc., a manufacturer of analog and digital semiconductor products, Secure Computing, Inc., a developer of network and computer security software products, and Scansoft, a provider of optical character recognition and document management software. In addition, Mr. Frankenberg serves on the board of directors of the following organizations: the Sundance Film Festival, Utah Valley State College and Westminster College. Mr. Frankenberg received a Bachelor of Science degree from San Jose State University and is a graduate of the executive program of the Stanford University School of Business.

        GARI L. CHEEVER has served as our President, Chief Executive Officer and a member of our board of directors since he co-founded our company in November 1998. From 1997 to 1999 Mr. Cheever served as Executive Vice President and Chief Financial Officer of Encanto Networks, Inc. From 1990 to 1997,
Mr. Cheever was a partner at the law firm of Brobeck, Phleger & Harrison and from 1986 to 1990 he was an associate at the firm, where he specialized in securities and corporate law. Mr. Cheever received two Bachelor of Science degrees from Arizona State University and a Juris Doctor degree from Stanford University.

        DANA S. MCGOWAN has served as our Vice President--Finance and Chief Financial Officer since December 1999. From January 1994 to April 1999,
Ms. McGowan served as Vice President, Finance and Chief Financial Officer at DepoTech Corporation, a biotechnology firm, that was acquired by SkyePharma PLC in April 1999. From May 1994 to November 1994, Ms. McGowan also worked as an independent consultant to various biotechnology companies. Prior to that time, Ms. McGowan held financial management positions with Alliance Pharmaceutical Corporation and Cytel Corporation, both publicly held biotechnology companies. In addition, Ms. McGowan worked for approximately five years in various financial positions at SAIC, a Fortune 500 company with businesses ranging from technology to health care. Ms. McGowan is a certified public accountant. She received a Bachelor of Science degree from San Diego State University.

        GARLAND WONG has served as our Chief Technology Officer since he co-founded our company in November 1998. Mr. Wong also served as our Vice President--Engineering from November 1998 to February 2000. From July 1998 to February 1999, Mr. Wong served as General Manager of the Siteman division of iXL Enterprises and from July 1991 to July 1998 and he served as Chief Technology Officer of CommerceWAVE, Inc., an electronic commerce company. Since 1994, Mr. Wong has had extensive involvement with electronic commerce, serving as one of the primary architects of CyberCash, one of the first secure real-time internet credit card payment system, and as a consultant to CyberCoin, one of the first micropayment systems. Mr. Wong holds a patent on the management of electronic storefronts using only a browser. Mr. Wong received a Bachelor of Science degree from the University of California at San Diego.

        DOUGLAS J. PERRY has served as our Vice President--Services and our Chief Operating Officer since March 2000. From September 1999 to March 2000, he served as our Vice President--Marketing and Vice President--Network Services. From September 1997 to January 1999, Mr. Perry served as Vice President of Service and Support of Encanto Networks, Inc. and from January 1999 to September 1999 he also served as Vice President of Engineering of Encanto Networks. From January 1995 to September 1997, Mr. Perry directed New Media Technologies for the Applied Information Management Institute, a non-profit enterprise focused on facilitating information technology growth. Mr. Perry has also served as Vice President of Marketing for Inacom, a national distributor and integrator of computer and communications products and services, and held various management roles with US West. Mr. Perry received Bachelor of Science and Master of Science degrees from Stanford University.

        LAUREN J. ESSEX has served as our Vice President--Marketing since February 2000. From 1998 to 1999, Ms. Essex served as Vice President, Consumer Marketing at Women First HealthCare where she was responsible for the launch of womenfirst.com, a comprehensive health resource and electronic commerce marketplace for midlife women. From 1997 to 1998, Ms. Essex served as Vice President, Marketing for Cosmederm Technologies, a biopharmaceutical company, and from 1994 to 1997 she served as Vice President, Marketing, Sales and Customer Service for La Costa Products International, a personal care products company. From 1984 to 1994, Ms. Essex held a variety of brand management positions at Helene Curtis where she was responsible for nationally advertised consumer brands. Ms. Essex received a Bachelor of Arts degree from the University of Rochester and a Master of Management degree from J.L. Kellogg Graduate School of Management at Northwestern University.


        RAY A. GHANBARI, PH.D. has served as Vice President--Engineering since February 2000. From July 1999 to February 2000, Dr. Ghanbari served as Vice President--Engineering of MedData Healthcare Systems, a provider of healthcare management software. From April 1998 to July 1999, Dr. Ghanbari served as Director of Information Architecture of Agouron Pharmaceuticals, a biotechnology company specializing in drug design, and from March 1995 to April 1998, he served as Director of Research Computing at the Mayo Clinic. From November 1991 to June 1996, Dr. Ghanbari founded and served as Principal of Digital Tool Works, a software company focused on technical typesetting tools. Dr. Ghanbari received a Bachelor of Science degree from the University of Illinois-- Urbana, a Master of Philosophy degree from Cambridge University and a Doctor of Philosophy degree from the Massachusetts Institute of Technology.


        JEFFREY P. HIGGINS has served as our Vice President--Corporate Development and General Counsel since February 2000. From September 1997 to February 2000, Mr. Higgins was a partner at the law firm of Gunderson, Dettmer, Stough, Villeneuve, Franklin & Hachigian LLP. From January 1997 to September 1997, Mr. Higgins was a partner at the law firm of Brobeck, Phleger & Harrison and from September 1990 to January 1997 he was an associate at that firm. Mr. Higgins received a Bachelor of Arts degree from Claremont McKenna College and a Juris Doctor degree from Hastings College of Law.

        H. DUBOSE MONTGOMERY has served as a member of our board of directors since December 1999. Mr. Montgomery is a General Partner and the Managing Director of Menlo Ventures, a venture capital firm which he co-founded in 1976. He currently serves as a director of many of the firm's privately-held companies. Prior to founding Menlo Ventures, he worked as a small business management consultant and a communications researcher for Bell Laboratories. Mr. Montgomery received Bachelor of Science and Master of Science degrees from the Massachusetts Institute of Technology and a Master of Business Administration degree from the Harvard University Graduate School of Business Administration.

        ALEJANDRO PEREZ has served as a member of our board of directors since December 1998. Since 1991, Mr. Perez has served in various capacities at Pulsar Internacional S.A. de C.V., a diversified holding company headquartered in Monterey, Mexico. Mr. Perez currently serves as the President of the Technology Group of Pulsar Internacional, where he manages investments in several technology companies. Mr. Perez serves on the board of directors of Binova Holding Corporation, a biotechnology company focused on genetic engineering and plant science technology, Encanto Networks, Inc., a provider of small business internet solutions, Dextra Technologies, Inc., a software provider for internet-enabled devices and applications, Merkaton, a teleservices and direct marketing company, and Novaweb Technology, a provider of network solutions for the home and small business markets.

        PETER S. SEALEY, PH.D. has served as a member of our board of directors since September 1999. Since April 1995, Dr. Sealey has been employed by the Haas School of Business at the University of California at Berkeley as a visiting lecturer and adjunct professor of marketing. Since 1998, he has served as a co-director of the Center of Marketing and Technology at the Haas School of Business. Dr. Sealey is also currently the President and Chairman of The Los Altos Group, Inc., a venture capital and marketing consulting firm, which he founded in 1997. Through contacts made with The Los Altos Group, Dr. Sealey has consulted for numerous companes, including Sony New Technologies, Inc., Visa U.S.A., Nokia, Hewlett-Packard and The Eastman Kodak Company, among others. Prior to his employment with the University of California at Berkeley, Dr. Sealey served as President and Chief Operating Officer of Interactive Network, Inc., a subscription-based media company. He also held various executive positions including Senior Vice President of Global Marketing at The Coca-Cola Company where he served for a total of twenty-two years. Dr. Sealey serves on the boards of directors of AutoWeb.com, Encanto Networks, Inc., CyberGold, Inc, a company offering cash incentives for online activity, L 90, Inc., marchFirst, Inc., MediaPlex, Inc., a provider of software and professional services for the online advertising industry, T/R Systems, Inc., a provider of software to link printers for large volume corporate customers, and United Parcel Service Capital Corporation. Dr. Sealey received a Bachelor of Science degree from the University of Florida, a Master of Industrial Administration degree from Yale University and Master of Arts and Doctor of Philosophy degrees from the Peter F. Drucker Graduate Management Center at The Claremont Graduate School.

        KENNETH TAI has served as a member of our board of directors since December 1999. Mr. Tai is the Chairman of Investar Capital, Inc., a venture capital firm, a position he has held since April 1996. Since April 1998, he has served as the Chairman of DigiTimes Publication, Inc., a daily electronic newspaper reporting on technology issues in Taiwan. From March 1993 to December 1995, Mr. Tai served as the Vice-Chairman of UMAX USA, a computer peripherals manufacturer. From 1990 to March 1993, Mr. Tai co-founded the Acer Group, a manufacturer of high-end personal computers, notebooks and servers, and held various executive positions including Vice President of Worldwide Sales and Marketing and President. Mr. Tai serves on the board of directors of Altigen Communications, a manufacturer of internet-ready telecom servers, Avant! Corporation, a provider of design geometry solutions, and

Sage, Inc., a designer of display processors. Mr. Tai received a Master of Business Administration from Tamkang University in Taiwan.

        We do not believe that the service of any of our directors on the boards of directors of any of the companies identified above presents a conflict of interest with serving on our board of directors.

BOARD COMPOSITION

        We currently have six directors. Mr. Perez is currently serving on our board of directors as a representative of the holders of our Series A redeemable convertible preferred stock and Messrs. Montgomery and Tai are currently serving as representatives of the holders of our Series B redeemable convertible preferred stock. The holders of our Series A redeemable convertible preferred stock are entitled to elect one director and the holders of our Series B redeemable convertible preferred stock are entitled to elect two directors, all as set forth in our current amended and restated certificate of incorporation. Upon the closing of this offering, the outstanding shares of each class of our redeemable convertible preferred stock will convert into shares of our common stock and the holders of our redeemable convertible preferred stock will no longer have the right to appoint any directors. All of our directors are elected to hold office until our next annual meeting of stockholders and until their successors have been elected.

        Each of our officers is elected by our board of directors at the first board of directors meeting following the annual meeting of stockholders at which the directors are elected. Each officer serves at the discretion of our board of directors. Our officers and directors, other than our non-employee directors, devote their full time to our affairs. Our non-employee directors devote their time to our affairs as is necessary to satisfy their duties. There is no family relationship among any of our directors, officers or key employees.

BOARD COMMITTEES

        The audit committee of our board of directors reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants. The audit committee consists of Messrs. Frankenberg, Perez and Tai.

        The compensation committee of our board of directors reviews the compensation and benefits provided of all our executive officers, recommends the amounts of compensation we pay to our executive officers, administers our stock option plan and establishes general policies relating to compensation of our employees. The compensation committee consists of Messrs. Frankenberg, Montgomery and Sealey.

DIRECTOR COMPENSATION

        We do not currently compensate our directors for the services they provide to us as members of our board of directors, although we do reimburse them for expenses incurred in connection with attendance at board and committee meetings. We also do not compensate our directors for committee participation or special assignments. We have granted some of our directors options to purchase shares of our common stock under our 1999 Stock Option/Stock Issuance Plan.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Historically, compensation decisions were made by our entire board of directors. Mr. Cheever served as both an executive officer and a director during 1999 and participated in deliberations of our board of directors concerning compensation of executive officers. As of April 2000, compensation decisions are made by the compensation committee of the board of directors, which consists of Messrs. Frankenberg, Montgomery and Sealey. Mr. Frankenberg is President, Chief Executive Officer and Chairman of the board of directors of Encanto Networks. Mr. Sealey is a member of the board of directors of Encanto Networks.

EXECUTIVE COMPENSATION

        The following table sets forth a summary of the compensation paid by us during the fiscal year ended December 31, 1999 to our Chief Executive Officer and our other executive officer whose salary and bonus exceeded $100,000 during our last fiscal year for services rendered in all capacities to us.

                           SUMMARY COMPENSATION TABLE

                                                    ANNUAL COMPENSATION (1)
                                             -------------------------------------
                                                                     OTHER ANNUAL      ALL OTHER
NAME AND PRINCIPAL POSITION                  SALARY (2)    BONUS     COMPENSATION    COMPENSATION
---------------------------                  ----------   --------   -------------   -------------
Gari L. Cheever,
  President and Chief Executive Officer....   $102,083    $    --       $    --         $    --
Garland Wong,
  Chief Technology Officer.................    131,826         --            --              --

------------------------

(1) Other compensation in the form of perquisites and other personal benefits has been omitted in those cases where the aggregate amount of such perquisite and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the named executive officer.


(2) The amounts shown represent the salaries of the executive officers for only part of 1999. Mr. Cheever, whose annual salary is $176,400, began receiving his salary in June 1999 and Mr. Wong, whose annual salary is $150,000, began receiving his salary in February 1999.

OPTION GRANTS

        The following table sets forth information for the year ended December 31, 1999 with respect to each grant of stock options to the named executive officers:

             OPTION GRANTS DURING THE YEAR ENDED DECEMBER 31, 1999

                                                INDIVIDUAL GRANTS (1)                      POTENTIAL REALIZABLE
                                      -----------------------------------------              VALUE AT ASSUMED
                         NUMBER OF    % OF TOTAL                                           ANNUAL RATES OF STOCK
                         SECURITIES     OPTIONS                                           PRICE APPRECIATION FOR
                         UNDERLYING   GRANTED TO                                              OPTION TERM (3)
                          OPTIONS      EMPLOYEES    EXERCISE PRICE   EXPIRATION   ---------------------------------------
NAME                      GRANTED     IN 1999 (2)     PER SHARE         DATE          0%            5%            10%
----                     ----------   -----------   --------------   ----------   -----------   -----------   -----------
Gari L. Cheever (1)....  1,600,000       29.6%          $0.10         3/21/09     $23,840,000   $38,832,848   $61,854,820
Garland Wong (1).......    600,000       11.1            0.10         3/21/09       8,940,000    14,562,318    23,188,058

------------------------------

(1) Each of these options was granted under our 1999 Stock Option/Stock Purchase Plan and is subject to the terms of that plan. Except as otherwise noted, these options were granted at an exercise price equal to the fair market value of our common stock as determined by our board of directors on the date of grant and, as long as the optionee remains in continuous employment with us, vest over a four year period at a rate of 25% after the first year and in 36 equal monthly installments thereafter. All of the options granted to each executive officer were immediately exercisable upon grant and are subject to particular rights of repurchase in the event the optionee does not remain in continuous employment with us.

(2) In 1999, we granted employees and directors options to purchase an aggregate of 5,422,000 shares of our common stock.

(3) The assumed annual rates of stock price appreciation are required by the rules of the SEC and do not represent our estimate or projection of our future stock price. The potential realizable value is calculated by assuming that the assumed initial public offering price of $15.00 per share appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day at the appreciated price. The potential realizable value is net of the applicable exercise price, but does not take into account applicable federal or state income tax consequences and other expenses of option exercises.

        The following table provides summary information concerning the shares of common stock acquired upon exercise of options in 1999, and the year-end number and value of unvested options with respect to each of the officers listed in the summary compensation table as of December 31, 1999.

    AGGREGATED OPTION EXERCISES IN 1999 AND DECEMBER 31, 1999 OPTION VALUES

                                                                                     VALUE OF IN-THE-
                                                                NUMBER OF                 MONEY
                                                                 OPTIONS                OPTIONS AT
                               SHARES                        AT DECEMBER 31,        DECEMBER 31, 1999
                              ACQUIRED                           1999 (2)                  (3)
                            UPON OPTIONS       VALUE       --------------------   ----------------------
NAME                          EXERCISE      REALIZED (1)    VESTED    UNVESTED     VESTED     UNVESTED
----                        -------------   ------------   --------   ---------   --------   -----------
Gari L. Cheever...........    1,600,000       $    --           --    1,600,000        --    $23,840,000
Garland Wong..............           --            --           --     600,000         --    $ 8,940,000

------------------------

(1) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for the shares.

(2) The options are immediately exercisable for all of the shares issuable thereunder, but any shares purchased under those options will be subject to repurchase by us at the original exercise price paid per share, if the optionee ceases service with us before vesting in those shares. The heading "vested" refers to those shares that are no longer subject to repurchase and the heading "unvested" refers to those shares subject to repurchase as of December 31, 1999.

(3) Based upon the assumed initial public offering price of $15.00 per share less the exercise price per share.

EMPLOYMENT AGREEMENT

        We entered into an employment agreement with Gari L. Cheever on June 1, 1999. Under his employment agreement, Mr. Cheever will serve as our President and Chief Executive Officer through June 1, 2002. During the period of his employment, Mr. Cheever is required to devote sufficient time and energy to fulfill his responsibilities to our business and shall not engage in any competitive business activity, other than certain passive investments, without our express written consent. Mr. Cheever has also agreed not to use or disclose any of our proprietary information or encourage or solicit any of our employees or affiliates to leave us for a period of one year following his termination.

        Mr. Cheever's compensation under his employment agreement includes a base salary of $175,000 for the initial 12 months of his employment, and thereafter an amount to be mutually agreed upon by Mr. Cheever and the compensation committee of our board of directors. Mr. Cheever's base salary is subject to increase at any time during his employment at the sole discretion of the compensation committee of our board of directors without the consent of Mr. Cheever. Mr. Cheever is also eligible for a bonus as determined by our board of directors and all benefits that are generally available to our other executives. In addition, we granted Mr. Cheever options to purchase 1,600,000 shares of our common stock at an exercise price of $0.10 per share under his employment agreement. The first 25% of Mr. Cheever's options vested on January 29, 2000 and the remaining 75% will vest in 36 equal monthly installments commencing on January 29, 2000. Mr. Cheever's options will vest in full upon a change of control of our company.

        Mr. Cheever's employment agreement provides that if he is terminated by us without cause, he shall be entitled to payment of his base salary for a period of one year following the date of his termination by us. However, if Mr. Cheever is terminated for cause, voluntarily departs, dies or becomes incapacitated, he will not be entitled to any additional compensation or other rights or benefits from us and we shall only be obligated to pay that portion of his base salary earned by Mr. Cheever prior to his termination.

BENEFIT PLANS

    1999 STOCK OPTION/STOCK ISSUANCE PLAN

        INTRODUCTION. We adopted on March 22, 1999, and our shareholders approved on April 1, 1999, our 1999 Stock Option/Stock Issuance Plan. The purpose of the 1999 plan is to attract and retain the best available personnel by providing them with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in our company. The 1999 plan is divided into two separate equity programs, consisting of an option grant program and a stock issuance program.

        ADMINISTRATION. The 1999 plan is administered by our board of directors or a committee thereof comprised of two or more members of the board. The plan administrator has power and authority, among other things, to:

        - determine the persons eligible to receive, and the terms and conditions relating to, stock options or stock issuances;

        - establish any rules and regulations for proper administration of the 1999 plan; and

        - make determinations under, and issue interpretations of, the 1999 plan and any outstanding stock options or stock issuances.

        ELIGIBILITY. Persons eligible to participate in the 1999 plan are employees, non-employee members of the board of directors, and consultants providing services to us.

        SHARES AVAILABLE. A maximum of 6,300,000 shares of our common stock is reserved for issuance under the 1999 plan, subject to appropriate adjustment for particular events affecting our outstanding common stock as a class without our receipt of consideration. To the extent a stock option granted under the 1999 plan expires, terminates or is cancelled, the shares subject to such option are available for subsequent issuance under the 1999 plan. Any unvested shares issued under the 1999 plan and subsequently repurchased by us pursuant to our repurchase rights also are available for reissuance under the 1999 plan.

        OPTION GRANT PROGRAM. A stock option granted under the 1999 plan may be either an "incentive stock option" as that term is defined in Section 422 of the Internal Revenue Code or an option that does not so qualify. The terms and conditions of each option grant are determined by the plan administrator and set forth in a stock option agreement. Each option grant must comply with the following requirements:

        - The exercise price per share is determined by the plan administrator. The exercise price may not be less than 85% of the fair market value per share of our common stock on the option grant date. However, in the case of a participant who is a 10% stockholder, the exercise price may not be less than 110% of the fair market value.

        - The exercise and term of each stock option are determined by the plan administrator. However, if the grant is made to an individual who is not an officer or member of our board of directors, or a consultant to us, at least 20% of the total number of shares subject to each option grant must become exercisable each year, beginning no later than the option grant date. In addition, no stock option may have a term that exceeds 10 years from the option grant date.

        - In the event a participant terminates service with us other than by reason of misconduct or dies, the participant or, if applicable, the executors or personal administrator of the participant's estate or the person(s) who acquired the options by beneficiary designation, bequest or inheritance, has a period of time to exercise any stock options held by the participant to the extent the options are vested and, after that period, the options will lapse. Upon a participant's termination of service, any stock options held by the participant will lapse to the extent it is unvested as of the date of termination of service. The plan administrator has discretion at the time a stock option is granted or while the option remains outstanding to extend the period of exercise following a participant termination of service or death and permit the exercise of one or more installments of shares in which the participant would have vested had the participant continued service. However, in no event may a stock option be exercised after its expiration date.

        - In the event a participant's service is terminated for misconduct, all stock optons held by the participant terminate immediately.

        - The plan administrator may grant options exercisable for unvested shares of our common stock. In the event that a participant terminates service with us while holding any unvested shares subject to options, we have the right to repurchase, at the exercise price, all or any unvested shares.

        - The plan administrator has the authority to cancel any or all outstanding stock options and to grant in substitution therefor new options in accordance with the 1999 plan.

        - Any incentive stock option granted under the 1999 plan also must comply with the incentive stock option provisions of the plan.

        STOCK ISSUANCE PROGRAM. We may issue shares of our common stock through immediate purchase of shares or as a bonus for services. The terms and conditions of each stock issuance are determined by the plan administrator and set forth in a stock issuance agreement. Each stock issuance must comply with the following requirements:

        - The purchase price per share is determined by the plan administrator. The purchase price may not be less than 85% of the fair market value per share of our common stock on the stock issuance date. However, in the case of a participant who is a 10% shareholder, the purchase price may not be less than 110% of the fair market value. Consideration for the purchase price includes past services rendered to us.

        - The vesting of each stock issuance is determined by the plan administrator. Shares may be fully and immediately vested upon issuance or may vest in one or more installments over the participant's period of service or attainment of specified performance objectives. However, if the stock issuance is made to an individual who is not an officer or member of our board of directors, or a consultant to us, at least 20% of the total number of shares subject to each issuance grant must become vested each year, beginning no later than one year after the stock issuance date.

        FIRST REFUSAL RIGHTS.  Until our common stock is registered under
Section 12(g) of the Securities Exchange Act of 1934, we have a right of first refusal regarding any proposed disposition of any shares of our common stock issued under the 1999 plan.

        CORPORATE TRANSACTION. In the event of a change of control of our company or the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company:

        - all outstanding stock options will automatically accelerate and become fully exercisable immediately prior to the effective date of such event, except to the extent (1) the options are assumed by the successor corporation or its parent and our repurchase rights with respect to the unvested option shares are assigned to the successor corporation or its parent, (2) the options are replaced with a substantially similar equity incentive program of the successor corporation, or (3) the acceleration is subject to other limitations imposed by the plan administrator at the time of the grant;

        - all outstanding repurchase rights will automatically terminate, and the shares subject to those rights will vest in full, except to the extent (1) our repurchase rights are assigned to the successor corporation or its parent or (2) the accelerated vesting is precluded by other limitations imposed by the plan administrator at the time the repurchase right is issued;

        - all outstanding stock options terminate and cease to be outstanding immediately following the consummation of such event, except to the extent assumed by the successor corporation or its parent; and

        - each option which is assumed will be appropriately adjusted.

        Notwithstanding that any stock options are to be assumed and any repurchase rights are to be assigned in connection with a change of control of our company or the sale, transfer or other disposition of all or substantially all of our assets in complete liquidation or dissolution of our company, the plan administrator has discretion:

        - to provide for automatic acceleration in whole or part of one or more outstanding options, and immediate termination of the repurchase rights with respect to the shares subject to such options, upon the occurrence of such event;

        - to grant stock options which automatically accelerate in the event of a participant's involuntary termination within a period not to exceed 18 months following the event, with the options to remain exercisable until the earlier of (1) the expiration of such options or (2) one year from the date of such involuntary termination, and to provide that one or more of our repurchase rights with respect to shares held by the participant at the time of the involuntary termination will immediately terminate and the shares subject to those repurchase rights will vest in full; and

        - to provide that repurchase rights with respect to unvested shares will automatically terminate and the shares subject to those terminated rights will immediately vest in the event of a participant's involuntary termination within a period not to exceed 18 months following such event.

        TERM OF PLAN.  The 1999 plan terminates upon the earliest of
(1) March 21, 2009, (2) the date on which all shares available for issuance have been issued in connection with the exercise of options or issuance of shares under the plan, or (3) the termination of all outstanding options in connection with a transaction described above.

        AMENDMENT OF PLAN. Our board of directors may amend the plan, but no amendment may negatively impact the rights and obligations with respect to outstanding options or unvested stock issuances without the consent of the participant, as applicable.

    2000 EMPLOYEE STOCK PURCHASE PLAN


        INTRODUCTION. Our 2000 Employee Stock Purchase Plan was adopted by our board of directors on April 28, 2000 and approved by our stockholders on August 1, 2000. Stockholder approval shall be obtained prior to the completion of this offering. The 2000 stock purchase plan is intended to qualify under
Section 423 of the Internal Revenue Code and is designed to allow our eligible employees to purchase shares of our common stock by accumulated payroll deductions.


        SHARES AVAILABLE. During the ten years following the adoption of the 2000 stock purchase plan, the number of shares of our common stock available for issuance is 500,000, plus an additional number of shares as of the first day of each calendar year beginning in 2001 to restore the number of shares to 500,000, or a lesser number of shares as our board of directors may determine.

        ELIGIBILITY. All employees who have been continuously employed by us for at least six months and who regularly work more than 20 hours a week and more than five months a year are eligible to participate in the 2000 stock purchase plan. Any individual whose employment with us terminates for any reason, other than disability, before the end of an offering will become ineligible to purchase common stock under the 2000 stock purchase plan.

        OFFERING PERIODS. We will make six-month offerings beginning on January 1 and July 1 of each year, commencing at a time as determined at our discretion, and may make additional offerings for different periods, provided that each period does not exceed 27 months.

        PURCHASE PRICE. The purchase price per share is equal to 85% of the lesser of the fair market value of a share on the first day of the offering period or the fair market value of a share on the last day of the offering period.

        PURCHASE OF SHARES. Eligible employees may accumulate savings through payroll deductions over an offering period in order to purchase common stock at the end of that period. Purchases of our common stock under the 2000 stock purchase plan may only be made with accumulated savings from payroll deductions, and an employee cannot complete a purchase using other resources. The accumulated savings for an offering will be automatically applied at the end of offering period to purchase as many shares of common stock as feasible, and the unused balance shall be carried over to the next offering.

        PAYROLL DEDUCTIONS. The rate of an employee's payroll deduction must be established before the offering. The maximum payroll deduction will be 15% of an employee's wages, although we reserve the right to establish other minimum and maximum limits from time to time. An employee's payroll deduction authorization for one offering will apply to successive offerings unless the employee changes the authorization. An employee may reduce, but not increase, his or her rate of payroll deductions during an offering or withdraw from an offering at any time. Upon withdrawal from any offering, the employee's accumulated savings for the offering shall be returned, without interest, to the employee.

        LIMITATIONS AND RESTRICTIONS. In no event shall the fair market value of all shares purchased by an employee under the 2000 stock purchase plan exceed $25,000 with respect to any calendar year. Further, no employee will be permitted to complete the purchase of common stock under the 2000 stock purchase plan if, immediately after the purchase, the employee would own shares possessing at least 5% of our total combined voting power or would possess more than 2,500 shares, or such other limit that may be imposed from time to time, in the aggregate with respect to any calendar year.

        MERGERS OR OTHER CONSOLIDATIONS. In the event we are a party to a merger or consolidation, outstanding options under the 2000 stock purchase plan will be subject to the agreement of merger or consolidation, which, without the consent of any participant, may provide for:

        - the continuation of any outstanding options by us if we are the surviving corporation;

        - the assumption of the 2000 stock purchase plan and any outstanding options by the surviving corporation or its parent;

        - the substitution by the surviving entity or its parent of options with substantially similar terms; or

        - the cancellation of any outstanding options without payment of any consideration other than the return of contributions credited to participant accounts, without interest.

        AMENDMENT OR TERMINATION OF PLAN. Our board of directors may amend or terminate the 2000 stock purchase plan at any time; provided, however, that no increase in the number of shares of our common stock reserved for issuance under the 2000 stock purchase plan may be made without shareholder approval.

    2000 STOCK PLAN


        INTRODUCTION. Our 2000 Stock Plan was adopted by our board of directors on April 28, 2000 and approved by our stockholders on August 1, 2000. Stockholder approval will be obtained prior to the completion of this offering. The purpose of the 2000 plan is to attract and retain the best available personnel by providing them with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in our company. The 2000 plan provides for the direct award or sale of shares of our common stock and for the grant of options to purchase shares. As of the effective date of the 2000 plan, no stock option grants of such issuances will be made under the 1999 plan.


        ADMINISTRATION. The 2000 plan is administered by one or more committees comprised of one or more members of our board of directors. Each committee has authority and responsibility for functions our board of directors has assigned to it. If no committee has been appointed, the entire board of directors will administer the 2000 plan. Subject to the foregoing, our board of directors will establish a committee comprised solely of not less than two members of the our board of directors who each qualify as (1) a "non-employee director" within the meaning of Rule 16b-3(b)(3) under the Securities Exchange Act of 1934 and
(2) an "outside director" within the meaning of Section 162(m) of the Internal Revenue Code, and unless our board of directors determines otherwise, the committee will have authority to make awards or sales of shares or grants of stock options to employees who generally qualify as "covered employees" within the meaning of Section 162(m). References to our board of directors with respect to this summary of the 2000 plan should be construed as the context requires as a reference to the committee, if any, to whom our board of directors has assigned a particular function. The authority of our board of directors includes determining the persons to whom awards or sales are made or stock options are granted, and the terms and conditions relating thereto.

        ELIGIBILITY. Persons eligible to participate in the 2000 plan are employees, non-employee members of the board of directors, and consultants providing services to us, as determined by our board of directors.

        SHARES AVAILABLE. A maximum of 1,500,000 shares of our common stock are reserved for issuance under the 2000 plan, plus (1) an additional number of shares of our common stock as of the first day of each calendar year beginning in 2001 equal to the lesser of 5% of the issued and outstanding shares as of that date or 1,000,000 shares, (2) shares available for issuance under the 1999 plan, and (3) shares issued or issuable under the 2000 plan by reason of options or other rights being assumed or substituted, in all cases, subject to appropriate adjustment for particular events affecting our outstanding common stock. To the extent shares subject to stock options or other rights granted under the 1999 or 2000 plan expire, terminate or are cancelled, or shares are issued under the 1999 or 2000 plan and reacquired by us pursuant to any forfeiture, right of repurchase or right of first refusal provision, these shares will again be available for purposes of the 2000 plan. The maximum number of shares underlying all options or other rights granted under the 2000 plan that may be granted to any single employee, including as a director or consultant, over any three-year period during the term of the plan is 1,000,000 shares, subject to appropriate adjustment for particular events affecting our outstanding common stock.

        TERMS AND CONDITIONS OF AWARDS OR SALES. Each award or sale of shares, other than upon exercise of a stock option, is evidenced by a stock purchase agreement. The award or sale is subject to the terms and conditions of the 2000 plan and may be subject to any other terms and conditions not inconsistent with the plan as determined by our board of directors.

        - Any right to acquire shares under the 2000 plan, other than a stock option, automatically expires if not exercised by the participant within 30 days after grant of such right.

        - The purchase price per share is determined by our board of directors. Consideration for the purchase price includes past services rendered to us.

        - The vesting, special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions applicable to each award or sale of shares are determined by our board of directors.

        TERMS AND CONDITIONS OF OPTIONS. Each grant of a stock option is evidenced by a stock option agreement. The option is subject to the terms and conditions of the 2000 plan and may be subject to any other terms and conditions not inconsistent with the plan as determined by our board of directors.

        - The number of shares subject to the option, and whether the option is an incentive stock option or a non-qualified stock option if determined by our board of directors. Any incentive stock option granted under the 2000 plan also must comply with the incentive stock option provisions of the plan.

        - The exercise price is determined by our board of directors. The exercise price of an incentive stock option will not be less than 100% of the fair market value per share of our common stock on the option grant date.

        - The vesting and exercisability relating to the option are determined by our board of directors. Unless the stock option agreement provides otherwise, all of an participant's options will become exercisable in full if we experience a change of control before the participant's service terminates, we do not continue the options, and the surviving corporation or its parent does not assume the options or does not substitute its options with substantially the same terms for the options.

        - The term of the option is determined by our board of directors. However, no option may have a term that exceeds 10 years from the option grant date.

        - In the event a participant terminates service with us, other than for cause, or dies, the participant or, if applicable, the executor or personal administrator of the participant's estate or the person(s) who acquired the options by beneficiary designation, bequest or inheritance, has a prescribed period of time to exercise any stock options held by the participant to the extent the options are vested and exercisable and, after the period, the options will lapse. Upon a participant's termination of service, any stock options held by the participant will lapse to the extent it is unvested as of the date of termination of service. However, in no event may a stock option be exercised after its expiration date.

        - Unless otherwise determined by our board of directors, all stock options, whether vested or unvested, held by a participant are cancelled and forfeited upon the termination of a participant's service for cause.

        - Our board of directors may modify, extend or assume any outstanding options or may provide for the cancellation of outstanding options in return for the grant of new options in accordance with the 2000 plan, but no such modification will, without the consent of the participant, negatively impact the participant's right or increase the participant's obligations under the option.

        - The vesting, special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions applicable to the shares issued upon exercise of an option are determined by our board of directors.

        PERFORMANCE MEASURES. In the event of an award or sale of shares or grant of stock options with a purchase or exercise price of less than fair market value at the time of such award, sale or grant, the committee comprised of non-employee directors and outside directors may at its discretion determine and administer the terms and conditions of such award, sale or grant so as to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code. The grant, payment, vesting and/or exercisability of the award, sale or grant will be subject to the achievement during a performance period or periods of a level or levels of one or more performance measures, in each case as established at the discretion of the committee. The establishment of performance measures applicable to any award, sale or grant will be made before either 90 days or 25% of the applicable performance period have elapsed. The amount of compensation payable under the terms of any the award, sale or grant upon the achievement of any applicable performance measure will not be subject to any increase as a result of discretion exercised, directly or indirectly, by the committee. No compensation attributable to an award, sale or grant will be paid to or otherwise received by an employee who generally qualifies as a "covered employee" within the meaning of Section 162(m) of the Internal Revenue Code with respect to any performance period until the committee certifies in writing that the performance measures applicable to the award, sale or grant and the performance period have been satisfied.

        CHANGE IN CONTROL. Unless otherwise provided in the stock purchase agreement or stock option agreement, upon the consummation of a change of control or the sale, transfer or other disposition of all or substantially all of our assets before a participant's service terminates, any right to repurchase the participant's shares at the original purchase, if any, or exercise price upon termination of the participant's service will lapse and all of the shares will become vested, at the discretion of our board of directors.

        MERGERS OR OTHER CONSOLIDATIONS. In the event we are a party to a merger or consolidation, outstanding options under the 2000 plan will be subject to the agreement of merger or consolidation, which, without the consent of any participant, may provide for:

        - the continuation of any outstanding options by us if we are the surviving corporation;

        - the assumption of the 2000 plan and any outstanding options by the surviving corporation or its parent;

        - the substitution by the surviving entity or its parent of options with substantially similar terms; or

        - the cancellation of the vested portion, and not the unvested portion, of outstanding options or other rights by cash payment of the excess, if any, of the fair market value of shares subject to the vested portion of any such option or other right over the aggregate exercise with respect to such portion.

        TERM OF PLAN. The 2000 plan became effective April 28, 2000, subject to our shareholder approval. In the event that shareholder approval is not obtained within 12 months after the adoption of this 2000 plan, any sales, awards or grants that already have occurred will be rescinded, and no additional sales, awards or grants will be made thereafter under the 2000 plan. The 2000 plan automatically terminates 10 years after its adoption, but may be earlier terminated by our board of directors.

        AMENDMENT OR TERMINATION OF PLAN. Our board of directors may amend or terminate the 2000 plan at any time; provided, however, that no increase in the number of shares of our common stock reserved for issuance under the 2000 plan and no material change in the class of persons who are eligible for incentive stock options may be made without stockholder approval.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

        As permitted by Delaware law, we will adopt provisions in our amended and restated certificate of incorporation and bylaws that limit or eliminate the personal liability of our directors for a breach of their fiduciary duty of care as a director. The duty of care generally requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Consequently, a director will not be personally liable to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except liability arising from:

        - a breach of their duty of loyalty to us or our stockholders;

        - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

        - unlawful payments of dividends or unlawful stock purchases or redemptions; or

        - any transaction from which the director derived an improper benefit.

        Our amended and restated certificate of incorporation and bylaws will provide that we shall indemnify our directors, officers, employees and other agents to the fullest extent permitted by Delaware law. Our amended and restated certificate of incorporation and bylaws will also permit us to secure insurance on behalf of any of our directors, officers, employees or other agents for any liability arising out of his or her actions in that capacity.

        We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided by our amended and restated certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and officers for particular expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding arising out of the director's or officer's services as one of our directors, officers, agents or fiduciaries or services provided to any other company or enterprise at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and officers.

        Presently, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                           RELATED PARTY TRANSACTIONS

PREFERRED STOCK FINANCINGS

        Since our inception, we have issued shares of our redeemable convertible preferred stock to investors in the following private placement transactions: a total of 5,847,895 shares of our Series A redeemable convertible preferred stock at a price of $0.90 per share between April and July 1999, a total of 3,903,112 shares of our Series B redeemable convertible preferred stock at a price of $4.00 per share between December 1999 and February 2000, and 1,392,436 shares of our Series C redeemable convertible preferred stock at a price of $12.30 per share in April 2000. The following table sets forth the number of shares of our preferred stock purchased by our executive officers, directors and 5% stockholders and persons and entities associated with them in these private placement transactions. Each series of our preferred stock will automatically convert into common stock on a one for one basis upon the earlier of the closing of an underwritten public offering of our common stock for $15.00 or more per share that generates proceeds of at least $20.0 million or our receipt of written consents from two-thirds of the outstanding shares of each series of preferred stock. We will take actions as necessary to ensure that all shares of our preferred stock are converted into common stock upon completion of this offering.


                                                          SERIES A          SERIES B           TOTAL
                                                       PREFERRED STOCK   PREFERRED STOCK   CONSIDERATION
                                                       ---------------   ---------------   -------------
Entities affiliated with InveStar Capital, Inc.......     1,111,112           500,000       $3,000,000
Entities affiliated with Menlo Ventures..............             -         1,312,500        5,250,000
Luna Mare, LLC.......................................     1,234,946           450,000        2,911,451
Gari L. Cheever......................................       814,694                 -          733,224
Robert J. Frankenberg................................       728,584                 -          655,725
Garland Wong.........................................       100,000                 -           90,000


        Kenneth Tai, H. Dubose Montgomery and Alejandro Perez each serve as members of our board of directors as representatives of the holders of our redeemable convertible preferred stock. Mr. Perez is currently serving on our board of directors as a representative of the holders of our Series A redeemable convertible preferred stock and Messrs. Montgomery and Tai are currently serving as representatives of the holders of our Series B redeemable convertible preferred stock. Kenneth Tai is the Chairman of InveStar Capital, Inc., an affiliate of InveStar Excelsus Venture Capital (Int'l), Inc. LDC, Forefront Venture Partners, L.P., InveStar Burgeon Venture Capital, Inc. and InveStar Dayspring Venture Capital, Inc., each of which are record holders of our Series A or Series B redeemable convertible preferred stock. Mr. Montgomery is a managing member of MV Management VIII, L.L.C., the ultimate general partner of Menlo Ventures VIII, L.P., Menlo Entrepreneurs Fund VIII, L.P. and MMEF VIII, L.P., each of which are record holders of our Series B redeemable convertible preferred stock. Mr. Perez is the President of the Technology Group of Pulsar International S.A. de C.V., the ultimate parent entity of Luna Mare, LLC.

        Gari L. Cheever is our President, Chief Executive Officer and a director, Robert J. Frankenberg is our Chairman and Garland Wong is our Chief Technology Officer. In addition to Mr. Cheever's purchase of our Series A redeemable convertible preferred stock, he also purchased 1,275,001 shares of our common stock for an aggregate purchase price of $25,500 and exercised options to purchase 1,600,000 shares of our common stock for an aggregate exercise price of $160,000. In addition to Mr. Frankenberg's purchase of our Series A redeemable convertible preferred stock, he also purchased 1,275,001 shares of our common stock for an aggregate purchase price of $25,500. Mr. Frankenberg is also the Chairman of the Board, President and Chief Executive Officer of Encanto Networks, Inc., one of our founding stockholders. In addition to Mr. Wong's purchase of our Series A redeemable convertible preferred stock, he also purchased 150,000 shares of our common stock for an aggregate purchase price of $3,000 and exercised options to purchase 625,000 shares of our common stock for an aggregate exercise price of $110,000.

LOANS TO EXECUTIVE OFFICERS FOR OPTION EXERCISES

        In February and March 2000, the following executive officers delivered promissory notes to us in the amounts set forth below to pay the exercise price of their stock options:


        - Dr. Ray A. Ghanbari, Vice President - Engineering: $80,000;


        - Jeffrey P. Higgins, Vice President - Corporate Development and General
          Counsel: $320,000; and

        - Garland Wong, Chief Technology Officer: $110,000.

        The outstanding principal balance and accrued but unpaid interest on each note must be paid to us on or before February 11, 2005 for Mr. Higgins and March 16, 2005 for Dr. Ghanbari and Mr. Wong. Each loan accrues interest at a rate of 6.8% per year until paid. Each note may be prepaid at the option of the executive officer, in full or in part, at any time without premium or penalty. Each note is full recourse to the executive officer and entitled to the benefits of a pledge agreement entered into by us and each of the executive officers.
Dr. Ghanbari pledged 40,000 shares of our common stock, Mr. Higgins pledged 160,000 shares of our common stock and Mr. Wong pledged 625,000 shares of our common stock to secure their notes. In the event that the executive officer defaults on his note, we have the right to accelerate the payment or performance of all obligations under the note and the pledge agreement and have all rights and remedies under law, including the right to sell the shares of common stock pledged as security.

COMMERCIAL RELATIONSHIPS

        In August 1997, CommerceWave, one of our predecessors, entered into a development and license agreement with Encanto Networks, Inc. under which Encanto agreed to pay CommerceWave $205,200 in exchange for a license to use and distribute, as part of an Encanto hardware product, a version of our electronic commerce software, including modifications and enhancements to this software. In January 1999, we amended the agreement to provide Encanto the right to use or distribute this software other than as part of the Encanto hardware product. In exchange for this amendment, Encanto paid us $325,000 and issued 300,000 shares of Encanto common stock to us valued at $0.17 per share. At the same time, we agreed to provide additional development services as well as electronic commerce hosting services to Encanto for which we were paid a total of $425,000. Encanto is one of our founding stockholders and holds a total of 350,000 shares of our common stock.

        In a separate arrangement with Encanto, Encanto's German subsidiary, Encanto GmbH, will provide marketing and sales services to us in Europe. Under this arrangement, we pay Encanto GmbH approximately half of its monthly rent and personnel costs. Encanto is one of our founding stockholders and owns 350,000 shares of our common stock. In addition, Robert Frankenberg, one of our founders and the chairman of our board of directors, is currently serving as Chairman, Chief Executive Officer and President of Encanto. In addition, two of our directors, Alejandro Perez and Peter S. Sealey, are members of the board of directors of Encanto.


        In January 1999, we acquired Siteman and various contracts relating to Siteman from iXL Enterprises. As a result of this acquisition, we have several agreements with iXL. Our primary license agreement gives iXL the right, subject to the payment of royalties to us, to sublicense our electronic commerce and content management software to the clients iXL hosts on its platform. We also agreed to allow iXL to develop enhancements to our software, which we will own jointly with iXL, and further agreed not to sue iXL at any time regarding the patent relating to the browser-based storefront iXL assigned to us. As part of the acquisition, we agreed to purchase from iXL, directly or through our customers or contractors, $1,500,000 of services within 30 months from the acquistion date. If iXL has not been engaged by us or our designees to perform services totaling $1,500,000 by July 2001, we will be required to pay iXL a lump sum payment for the difference between the original obligation and the fees received by iXL during the 30 month period. As of June 30, 2000, we have expended $541,000 under the service agreement with iXL. In addition, we have subleased our corporate office space in Carlsbad, California from iXL for approximately $8,500 per month through August 2003. iXL holds 561,339 shares of our Series A redeemable convertible preferred stock.


        In April 1999, we entered into a three-year consulting services agreement with Dextra Technologies, Inc. under which Dextra is to provide engineering consulting services to us on various negotiated projects for fees between $35 and $45 per hour. Dextra Technologies is an affiliate of Pulsar International S.A. de C.V., the ultimate parent entity of Luna Mare, LLC, a holder of two shares of our common stock, 1,234,946 shares of our Series A redeemable convertible preferred stock and 450,000 of our Series B redeemable convertible preferred stock. In addition, Alejandro Perez, one of our directors, formerly served as president of Dextra Technologies and currently serves on the Board of Directors of Dextra and as the President of the Technology Group of Pulsar Internacional S.A. de C.V.

        We believe that each of the foregoing transactions is in our best interests, on terms no less favorable to us than we could obtain from unaffiliated third parties and reasonably expected to benefit us.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

        We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided by our amended and restated certificate of incorporation and bylaws. These agreements, among other things, require us to indemnify our directors and officers for particular expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by the director or officer in any action or proceeding arising out of the director's or officer's services as one of our directors, officers, agents or fiduciaries or services provided to any other company or enterprise at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as our directors and officers.

                             PRINCIPAL STOCKHOLDERS


        The following table sets forth information regarding the beneficial ownership of our common stock as of June 30, 2000, as adjusted to reflect the sale of shares in this offering, by:


        - each person or group of affiliated persons known by us to own beneficially more than 5% of the outstanding shares of our common stock;

        - each of our directors;

        - each of our executive officers; and

        - all directors and executive officers as a group.


        Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise noted in the footnotes to the table below, each person or group identified possesses sole voting and investment power with respect to the shares beneficially owned by the stockholder, subject to applicable community property laws. Beneficial ownership percentage is based on 17,659,571 shares of common stock outstanding as of June 30, 2000. Shares of common stock that a person has the right to acquire within 60 days of June 30, 2000 are deemed outstanding for purposes of computing the beneficial ownership percentage of the person holding such rights, but are not deemed outstanding for purposes of computing the beneficial ownership percentage of any other person, except with respect to the beneficial ownership percentage of all directors and executive officers as a group. The address for each officer and director is 2111 Palomar Airport Road, Suite 250, Carlsbad, California 92009.



                                                                          PERCENTAGE OF SHARES
                                                                           BENEFICIALLY OWNED
                                                                        ------------------------
                                                    NUMBER OF SHARES     BEFORE        AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER               BENEFICIALLY OWNED   OFFERING   OFFERING (17)
------------------------------------               ------------------   --------   -------------
Entities affiliated with InveStar Capital Inc.          1,614,862          9.1%         7.7%
  (1)............................................
  1737 North First Street, Suite 650
  San Jose, California 95112
Entities affiliated with Menlo Ventures (2)......       1,312,500          7.4          6.3
  3000 Sand Hill Road, Building 4
  Menlo Park, California 94025
Luna Mare, LLC (3)...............................       2,034,948         11.5          9.7
  686 No. DuPont Blvd. #200
  Milford, Delaware 19963
Robert J. Frankenberg (4)........................       3,091,085         16.7         14.2
Gari L. Cheever (5)..............................       3,627,195         20.5         17.3
Dana S. McGowan (6)..............................         175,000            *            *
Garland Wong (7).................................       1,000,000          5.7          4.8
Douglas J. Perry (8).............................         200,000          1.1            *
Lauren J. Essex (9)..............................         160,000            *            *
Ray A. Ghanbari (10).............................         160,000            *            *
Jeffrey P. Higgins (11)..........................         185,000          1.0            *
H. Dubose Montgomery (12)........................       1,312,500          7.4          6.3
Alejandro Perez (13).............................       2,034,948         11.5          9.7
Peter S. Sealey (14).............................         635,555          3.6          3.0
Kenneth Tai (15).................................       1,614,862          9.1          7.7
All directors and executive officers
  as a group (12 persons) (16)...................      14,196,145         74.3         63.3


------------------------

*   Less than 1%

 (1) Consists of 833,334 shares held by InveStar Excelsus Venture Capital (Int'l), Inc. LDC, 277,778 shares held by Forefront Venture Partners, L.P., 250,000 shares held by InveStar Burgeon Venture Capital, Inc., 250,000 shares held by InveStar Dayspring Venture Capital, Inc. and 3,750 shares subject to immediately exercisable warrants.

 (2) Consists of 1,250,000 shares held by Menlo Ventures VIII, L.P., 49,500 shares held by Menlo Entrepreneurs Fund VIII, L.P. and 13,000 shares held by MMEF VIII, L.P.

 (3) Includes 350,000 shares held by Encanto Networks, Inc. Pulsar Internacional S.A. de C.V., the majority stockholder of Encanto Networks, is the ultimate parent entity of Luna Mare, LLC.


 (4) Includes 800,000 immediately exercisable options, 483,333 of which are subject to repurchase rights, and 350,000 shares held by Encanto Networks. Mr. Frankenberg is the Chairman, Chief Executive Officer and President of Encanto Networks, Inc. Mr. Frankenberg disclaims beneficial ownership of the shares held by Encanto Networks.



 (5) Includes 615,159 shares held by UMB Bank, N.A., as successor trustee of BPH LLP Retirement Savings Trustee for Gari. L. Cheever. Includes
     966,667 shares subject to repurchase rights.


 (6) Consists solely of immediately exercisable options, all of which are subject to repurchase rights.


 (7) Includes 396,875 shares subject to repurchase rights.


 (8) Consists solely of immediately exercisable options, all of which are subject to repurchase rights.

 (9) Consists solely of immediately exercisable options all of which are subject to repurchase rights.

(10) Includes 120,000 immediately exercisable options and 160,000 shares which are subject to repurchase rights.

(11) Includes 160,000 shares subject to repurchase rights.

(12) Consists of 1,250,000 shares held by Menlo Ventures VIII, L.P., 49,500 shares held by Menlo Entrepreneurs Fund VIII, L.P. and 13,000 shares held by MMEF VIII, L.P. The ultimate general partner of Menlo Ventures VIII, L.P., Menlo Entrepreneurs Fund VIII, L.P. and MMEF VIII, L.P. is MV Management VIII, L.L.C., of which Mr. Montgomery is a managing member. Mr. Montgomery disclaims beneficial ownership of the shares held by the entities affiliated with Menlo Ventures except to the extent of his pecuniary interest therein.

(13) Consists of 1,684,948 shares held by Luna Mare, LLC and 350,000 shares held by Encanto Networks, Inc. Mr. Perez has been designated by Luna Mare, LLC to serve on our board of directors. Pulsar Internacional S.A. de C.V. is the majority stockholder of Encanto Networks. Mr. Perez is the president of the Technology Group of Pulsar Internacional S.A. de C.V. Mr. Perez disclaims beneficial ownership of the shares held by Luna Mare, LLC and Encanto Networks except to the extent of his pecuniary interest therein.

(14) Consists of 555,555 shares held by Digacomm, LLC and 80,000 shares subject to repurchase rights. Mr Sealy disclaims beneficial ownership of the shares held by Digacomm, LLC except to the extent of his pecuniary interest therein.

(15) Consists of 833,334 shares held by InveStar Excelsus Venture Capital (Int'l), Inc. LDC, 277,778 shares held by Forefront Venture
     Partners, L.P., 250,000 shares held by InveStar Burgeon Venture
     Capital, Inc., 250,000 shares held by InveStar Dayspring Venture
     Capital, Inc. and 3,750 shares subject to immediately exercisable warrants. Mr. Tai is the Chairman of InveStar Capital, Inc. Mr. Tai disclaims beneficial ownership of the shares held by the entities affiliated with InveStar Capital, Inc. except to the extent of his pecuniary interest therein.


(16) Includes 3,750 shares subject to immediate exercisable warrants, 1,455,000 immediately exercisable options and 2,701,875 shares subject to repurchase rights.



(17) The percentage of shares beneficially owned was determined based on 20,959,571 shares to be outstanding upon completion of this offering, which includes 8,250 shares of common stock to be issued upon exercise of warrants at the completion of this offering.

                          DESCRIPTION OF CAPITAL STOCK


        Our amended and restated certificate of incorporation, which will become effective immediately prior to the completion of this offering, will authorize the issuance of up to 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and privileges of which may be established by our board of directors. As of June 30, 2000, after giving effect to the conversion of all of the outstanding shares of our Series A, B and C preferred stock and the exercise of 8,250 warrants upon completion of this offering, 17,659,571 shares of our common stock were issued and outstanding and held by approximately 90 stockholders. Each series of our preferred stock will automatically convert into common stock on a one for one basis upon the earlier of the closing of an underwritten public offering of our common stock for $15.00 or more per share that generates proceeds of at least $20.0 million or our receipt of written consents from two-thirds of the outstanding shares of each series of preferred stock. We will take actions as necessary to ensure that all shares of our preferred stock are converted into common stock upon completion of this offering.


        The following is a summary description of our capital stock. Our amended and restated certificate of incorporation and amended and restated bylaws will provide further information about our capital stock.

COMMON STOCK

        Each holder of our common stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, each holder of our common stock will be entitled to receive dividends, if any, as may be declared from time to time by the board of directors out of funds legally available. In the event of our liquidation, dissolution or winding up, each holder of our common stock will be entitled to share ratably in all assets remaining after payment of liabilities, subject to the rights of the holders of any class of preferred stock then outstanding. The holders of our common stock will have no preemptive or conversion rights or other subscription rights. There will be no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

PREFERRED STOCK

        Our board of directors will have the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and related restrictions, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of the class or series, without the approval of our stockholders. The authority of our board of directors to issue preferred stock without approval of our stockholders may have the effect of delaying, deferring or preventing a change of control of our company and may adversely affect the voting and other rights of the holders of our common stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control to others. As of the closing of this offering, no shares of our preferred stock will be outstanding.

REGISTRATION RIGHTS

        Set forth below is a summary of the registration rights of the holders of our Series A redeemable convertible preferred stock, Series B redeemable convertible preferred stock and Series C redeemable convertible preferred stock, each of which will convert into common stock upon consummation of this offering.

        DEMAND REGISTRATION RIGHTS. At any time after six months following the effective date of the registration statement relating to our initial public offering, the holders of at least 50% of the shares with registration rights may request us to register their shares if the anticipated aggregate offering price is at least $20,000,000, subject to our right, upon advice from the underwriters, to reduce the number of shares the holders propose to be registered. If shares requested to be included in a registration must be excluded based on the advice of the underwriters, the shares registered will be allocated among all holders with rights to be included in the registration on a pro rata basis. We are not obligated to effect a demand registrations under the following circumstances: after we have effected two demand registrations; during the period starting 60 days prior to filing of, and ending 180 days after the effective date of, a registration initiated by us; or, if we shall furnish to the holders requesting registration of their shares a certificate signed by our Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of our board of directors, it would be seriously detrimental to us and our stockholders for a registration statement to be effected at that time. Upon the delivery of the certificate, we shall have the right to defer the request for a period of not more than 90 days, provided that we may not exercise the right of deferral more than once in any 12 month period.

        PIGGYBACK REGISTRATION RIGHTS. The holders of shares with registration rights have the right to include their shares in any registration we initiate for our capital stock, other than registrations relating solely to the sale of securities to participants in a stock plan, a registration relating to a corporate reorganization or other transaction under Rule 145 of the Securities Act, a registration on a form that does not include substantially the same information as would be required to be included in a registration statement covering their shares or a registration in which the only common stock being registered is common stock issuable upon the conversion of debt securities also being registered. In our initial registration, the underwriters may, in their sole discretion, exclude all or part of the shares requested to be registered on behalf of all holders having the right to include shares in the registration. In our subsequent registrations, the underwriters may, in their sole discretion, limit the number of shares requested to be registered on behalf of all holders having the right to include shares in the registration to not less than 25%. If shares to be included in a registration must be excluded based on the advice of the underwriters, the shares registered will be allocated among all holders with rights to be included in the registration on a pro rata basis. We have the right to terminate any registration we initiate prior to its effectiveness regardless of any request for inclusion by any stockholders.

        FORM S-3 REGISTRATION RIGHTS. After we have qualified for registration on Form S-3, which will not occur until at least 12 months after we become a public reporting company, holders of at least 50% of the shares with registration rights may request in writing that we effect a registration of their shares on Form S-3. We are not obligated to effect a registration on Form S-3 if Form S-3 is not available for the offering by the holders; the holders, together with holders of any other securities entitled to inclusion in the registration, propose to sell securities at an aggregate price to the public of less than $500,000; we shall furnish to the holders requesting registration of their shares a certificate signed by our Chief Executive Officer or Chairman of the Board stating that in the good faith judgment of our board of directors, it would be seriously detrimental to us and our stockholders for a registration statement to be effected at that time; or, we have, within the 12 month period preceding the date of the request, already effected two registrations on Form S-3 for the holders of shares with registration rights.

        TERMINATION OF REGISTRATION RIGHTS. No holder of shares with registration rights shall be entitled to exercise any registration rights after five years following the consummation of our initial public offering or, as to any holder, such earlier time at which our common stock is traded on a recognized national exchange, the holder owns less than 5% of our outstanding shares and all registrable shares held by the holder can be sold under Rule 144 of the Securities Act during a three-month period without registration.

WARRANTS


        As of June 30, 2000, we had outstanding warrants to purchase an aggregate of 34,500 shares of our Series B redeemable convertible preferred stock at an exercise price per share of $4.00. The exercise price and number of shares of our Series B redeemable convertible preferred stock issuable in connection with these warrants are subject to adjustment for subdivisions, combinations and other issuances of our redeemable convertible preferred stock, and for any reclassifications, capital reorganization or other change in our redeemable convertible preferred stock. We issued 26,250 warrants to Comdisco, Inc. in connection with equipment lease financing. These warrants are exercisable for seven years from the date of issuance or five years after our initial public offering of our common stock, whichever is earlier, and will be exercisable for shares of common stock upon completion of this offering. The remaining 8,250 warrants are exercisable until the earlier of September 30, 2001, our initial public offering or the sale of our company.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF DELAWARE LAW, OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND OUR AMENDED AND RESTATED BYLAWS

    SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW


        We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 generally provides that a stockholder acquiring more than 15%, but less than 85%, of the outstanding voting stock of a corporation subject to Section 203 may not engage in a "business combination," as defined in Section 203, with the corporation for a period of three years from the date on which that stockholder became an "interested stockholder," as defined in Section 203, unless:


        - prior to that date the board of directors of the corporation approved either the business combination or the transaction in which the stockholder became an interested stockholder; or

        - the business combination is approved by the board of directors of the corporation and authorized by the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the interested stockholder.

        A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to a stockholder. In general, an "interested stockholder" is a person who, together with its affiliates, owns, or within three years prior to the determination of the interested stockholder status, did own, 15% or more of the voting stock of the corporation.
Section 203 could prohibit or delay a merger or other takeover or change of control transaction of Kinzan and, accordingly, may discourage actions that could result in a premium over the market price for the shares held by our stockholders.

    ISSUANCE OF PREFERRED STOCK

        Our board of directors will be authorized to issue 5,000,000 shares of preferred stock and determine the powers, preferences and special rights of any unissued series of preferred stock, including voting rights, dividend rights, terms of redemption, conversion rights and the designation of the series, without the approval of our stockholders. As a result, our board of directors could issue preferred stock quickly and easily, which could adversely affect the rights of holders of our common stock. Our board of directors could issue the preferred stock with terms calculated to delay or prevent a change in control or make removal of management more difficult.

    STOCKHOLDER ACTION; SPECIAL MEETINGS OF STOCKHOLDERS

        Our amended and restated bylaws will provide that our stockholders may not take action by written consent, and can only take action at a duly called annual or special meeting of our stockholders. Our bylaws will further provide that, unless otherwise prescribed by statute or by our amended and restated certificate of incorporation, special meetings of our stockholders may only be called by the Chairman of the Board, the President or the Secretary of our company, at the written request of at least a majority of the entire board of directors or the record holders of at least a majority of the outstanding shares of our common stock. These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by the board of directors and to discourage particular transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage particular tactics that may be used in proxy contests. These provisions could have the effect of discouraging others from making tender offers for our shares.

NASDAQ SYMBOL

        We have applied for quotation of our common stock on the Nasdaq National Market under the symbol KNZN.

                        SHARES ELIGIBLE FOR FUTURE SALE


        Upon completion of this offering, we will have outstanding an aggregate of 20,959,571 shares of common stock, assuming no exercise of the underwriters' over-allotment option. All of the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 17,659,571 shares of our common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or 701 under the Securities Act. These rules are summarized below.



        Sales of substantial amounts of our common stock, including shares issued upon exercise of outstanding options, in the public market after this offering could cause the prevailing market price of our common stock to fall or impair our ability to raise equity capital in the future. The following table indicates when the 17,659,571 shares of our common stock that are not being sold in the offering, but which will be outstanding upon completion of this offering, will be eligible for sale into the public market:


NUMBER OF SHARES                     DATE
----------------                     ----
          0           .............  Immediately after the date of this prospectus

                      .............  At various times after the date of this prospectus and prior to 180 days after the effective date of the
                                     registration statement containing this prospectus

                      .............  180 days after the effective date of the registration statement containing this prospectus, subject in some cases to volume limitations

                      .............  At various times after 180 days following the effective date of the registration statement containing this
                                     prospectus

LOCK-UP AGREEMENTS

        All of our executive officers and directors, the holders of approximately 98% of our common stock and the holders of approximately 95% of our options have agreed, for a period of 180 days from the date of this prospectus, without the prior written consent of Chase Securities Inc., not to, directly or indirectly, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of our common stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire our common stock, other than the exercise of stock options and specific family and estate planning transfers. In addition, if the holder is not an individual, the holder may transfer shares of our common stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire our common stock to its members, stockholders, partners or affiliates, so long as the transferee agrees to be bound by the terms of this paragraph. Chase Securities Inc. may remove these lock-up restrictions prior to the expiration of the lock-up period without prior public notice.

RULE 144

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of any prior owner other than an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


        - 1% of the number of shares of our common stock then outstanding, which will equal approximately 209,595 shares immediately after this offering; or


        - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

        Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about Kinzan.

RULE 144(K)

        Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell those shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, Rule 144(k) shares may be sold immediately upon the completion of this offering.

RULE 701

        In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors who purchase shares of our common stock in connection with a compensatory stock or option plan or other written agreement is eligible to resell those shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

REGISTRATION RIGHTS

        Six months after the effective date of the registration statement containing this prospectus, the holders of 11,143,443 shares of our common stock, or their transferees, will be entitled to registration rights under the Securities Act. Please see "Description of Capital Stock--Registration Rights." After registration, these shares will generally be freely tradable without restriction under the Securities Act. These sales could cause the trading price of our common stock to decline, perhaps substantially.

STOCK OPTIONS


        As of June 30, 2000, we had granted options to purchase 6,303,500 shares of our common stock, of which 2,548,312 are outstanding. Within 12 months after this offering, we intend to file a registration statement under the Securities Act covering 6,300,000 shares of our common stock issued or reserved for issuance under our 1999 Stock Option/Stock Issuance Plan and 2,000,000 shares of our common stock available for future grant under our 2000 Stock Option Plan and our 2000 Employee Stock Purchase Plan which will become effective upon completion of this offering. Shares of our common stock registered under that registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after any applicable 180-day lock-up agreements expire or are terminated.

                                  UNDERWRITING

        We have entered into an underwriting agreement with the underwriters named below. Chase Securities Inc., Thomas Weisel Partners LLC and William
Blair & Company, L.L.C. are acting as representatives of the underwriters. Chase H&Q is the business name Chase Securities Inc. uses to describe its equity underwriting business. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the number of shares of common stock set forth opposite its name below.

UNDERWRITERS                                               NUMBER OF SHARES
------------                                               ----------------
Chase Securities Inc.....................................
Thomas Weisel Partners LLC...............................
William Blair & Company, L.L.C...........................
                                                              ----------
Total....................................................
                                                              ==========

        The underwriting agreement provides that the obligations of the underwriters are subject to specified conditions, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all the shares of common stock offered by us, other than those shares covered by the over-allotment option described below, if they purchase any of the shares.

        The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price shown on the cover page of this prospectus and to selected dealers at that price less a concession not in excess
of $             per share. The underwriters may allow, and those dealers may
re-allow, a concession not in excess of $        per share to other dealers.
After the initial public offering of shares, the underwriters may change the public offering price and other selling terms. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered hereby.

        We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 495,000 additional shares of common stock at the initial public offering price, less the underwriting discounts shown on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage of those additional shares which the number of shares of common stock offered to be purchased by it shown in the above table bears to the total number of shares of common stock offered by us. We will be obligated pursuant to this option to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of shares of common stock offered by us.

        The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

        The following table provides information regarding the amount of the discount to be paid to the underwriters by us in connection with this offering. The underwriting discount was determined through negotiations with the underwriters, and equals the public offering price per share of common stock, less the amount paid by the underwriters to us per share of common stock. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                TOTAL
                                                        ---------------------
                                                         WITHOUT      WITH
                                                          OVER-       OVER-
                                                        ALLOTMENT   ALLOTMENT
                                                        ---------   ---------
Per share.............................................  $           $
Total.................................................

        We will pay the offering expenses, estimated to be $ million, excluding the underwriting discounts and commissions.

        We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

        All of our executive officers, directors, the holders of approximately 98% of our common stock and the holders of approximately 95% of our options have agreed, for a period of 180 days from the date of this prospectus, without the prior written consent of Chase Securities Inc., not to sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of our common stock or any securities convertible into our exchangeable or exercisable for or any other rights to purchase or acquire our common stock, other than the exercise of stock options and specific family and estate planning transfers. In addition, if the holder is not an individual, the holder may transfer shares of our common stock or any securities convertible into or exchangeable or exercisable for or any other rights to purchase or acquire our common stock to its members, stockholders, partners or affiliates, so long as the transferee agrees to be bound by the terms of this paragraph. During this period, each of our executive officers and directors, the holders of approximately 98% of our common stock and the holders of approximately 95% of our options have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or other securities issued by us for a period of 180 days from the date of this prospectus.

        We have agreed that without the prior written consent of Chase Securities Inc., we will not, for a period of 180 days following the date of this prospectus, directly or indirectly, sell, offer, contract to sell, make any short sale, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exercisable for or any rights to purchase or acquire common stock, or enter into any swap or other agreement that transfers, either in whole or in part, the economic consequences of ownership of common stock. The preceding sentence shall not apply to (1) the shares of our common stock to be sold in this offering, (2) shares of our common stock issued upon the exercise of options or warrants outstanding as of the date of this prospectus and (3) the issuance of options under our stock option plans, provided that, in each case, the recipients of the options agree to be bound by the terms of our agreement with Chase Securities Inc.

        The underwriters, at our request, have reserved for sale at the initial public offering price up to 165,000 shares of common stock to be sold in this offering for sale to our employees, directors and parties related to them, and to service providers and other third parties with whom we have business relationships. These reserved shares will be sold at the public offering price that appears on the cover page of this prospectus. The number of shares available for sale to the general public will be reduced to the extent that any reserved shares are purchased by these persons. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock in this offering will be determined by negotiation between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include prevailing market and economic conditions, the history of and the prospects for the industry in which we compete, an assessment of our management, our prospectus, our capital structure, our results of operations in recent periods and other factors deemed relevant.

        Some of the persons participating in this offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in a syndicate covering transaction. Stabilizing transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Stabilizing transactions, if commenced, may be discontinued at any time.

        In April 2000, entities affiliated with Chase Securities Inc. purchased an aggregate of 24,391 shares of our Series C redeemable convertible preferred stock, for an aggregate purchase price of approximately $300,009 or $12.30 per share. All of these shares will automatically convert into shares of common stock on a one-for-one basis upon completion of this offering. The holders of these shares have agreed for a period of 180 days from the date of this prospectus not to sell, transfer, assign, pledge or hypothecate these shares.

        Thomas Weisel Partners LLC was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has been named as a lead or co-manager on 165 filed public offerings of equity securities, of which 112 have been completed, and has acted as a syndicate member in an additional 91 public offerings of equity securities. In
April 2000, an individual affiliated with Thomas Weisel Partners LLC purchased an aggregate of 813 shares of our Series C redeemable convertible preferred stock, for an aggregate purchase price of approximately $10,000 or $12.30 per share. All of these shares will automatically convert into shares of common stock on a one-for-one basis upon completion of this offering. The holder of these shares has agreed for a period of 180 days from the date of this prospectus not to sell, transfer, assign, pledge or hypothecate these shares. Thomas Weisel Partners LLC does not have any other material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

        Weil, Gotshal & Manges LLP, Menlo Park, California will pass upon the validity of the shares of common stock offered by Kinzan in this prospectus. As of the date of this prospectus, a partner of Weil, Gotshal & Manges LLP and an investment partnership composed of partners of Weil, Gotshal & Manges LLP beneficially own an aggregate of 77,269 shares of our common stock. Simpson Thacher & Bartlett, New York, New York and Palo Alto, California will pass upon certain legal matters in connection with this offering for the underwriters.

                                    EXPERTS

        Ernst & Young LLP, independent auditors, have audited the financial statements of our predecessor at December 31, 1998 and for the year ended December 31, 1998 and for the period from January 1, 1999 to January 28, 1999, and our financial statements at December 31, 1999 and for the period from January 29, 1999 to December 31, 1999. We have included the financial statements of our predecessor and our financial statements in this prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common stock offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to Kinzan and the common stock offered by this prospectus, we refer you to the registration statement and to the exhibits and schedules thereto. Statements made in this prospectus concerning the contents of any document referred to in this prospectus are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, please refer to the exhibit for a more complete description of the matter involved.

        These documents and other information we file with the SEC can be inspected and copied at the public reference facilities that the SEC maintains at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information regarding the operation of the public reference room by calling
1(800) SEC-0330. The SEC also maintains a website at HTTP://WWW.SEC.GOV that makes available the documents and other information we have filed with the SEC.

                          KINZAN, INC. AND PREDECESSOR

                         INDEX TO FINANCIAL STATEMENTS


                                                                PAGE
                                                              --------
Report of Ernst & Young LLP, Independent Auditors...........  F-2

Balance Sheet of the Predecessor as of December 31, 1998 and
  the Company as of December 31, 1999 and June 30, 2000
  (unaudited)...............................................  F-3

Statements of Operations of the Predecessor for the year
  ended December 31, 1998 and the period from January 1,
  1999 to January 28, 1999, and the Company for the period
  from January 29, 1999 (inception) to December 31, 1999,
  the period from January 29, 1999 to June 30, 1999
  (unaudited) and the six months ended June 30, 2000
  (unaudited)...............................................  F-4

Statements of Stockholders' Equity (Deficit) of the
  Predecessor for the year ended December 31, 1998 and for
  the period from January 1, 1999 to January 28, 1999, and
  the Company for the period from January 29, 1999
  (inception) to December 31, 1999 and the six months ended
  June 30, 2000 (unaudited).................................  F-5

Statements of Cash Flows of the Predecessor for the year
  ended December 31, 1998 and for the period from
  January 1, 1999 to January 28, 1999, and the Company for
  the period from January 29, 1999 (inception) to
  December 31, 1999, the period from January 29, 1999 to
  June 30, 1999 (unaudited) and the six months ended
  June 30, 2000 (unaudited).................................  F-6

Notes to Financial Statements...............................  F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Kinzan, Inc.

        We have audited the balance sheet of Kinzan, Inc. as of December 31, 1999, and the related statements of operations, stockholders' equity and cash flows for the period from January 29, 1999 (inception) to December 31, 1999; and the balance sheet as of December 31, 1998, and the statements of operations, equity, and cash flows of the Company's predecessor for the year ended
December 31, 1998 and for the period from January 1, 1999 to January 28, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kinzan, Inc., at December 31, 1999, and the results of its operations and its cash flows for the period from January 29, 1999 (inception) to December 31, 1999; and the financial position of the Company's predecessor at December 31, 1998, and the results of its operations and its cash flows for the year ended December 31, 1998 and for the period from January 1, 1999 to January 28, 1999 in conformity with accounting principles generally accepted in the United States.

                                          ERNST & YOUNG LLP

San Diego, California
April 6, 2000, except
Note 9, as to which the date
is April 26, 2000.

                          KINZAN, INC. AND PREDECESSOR

                                 BALANCE SHEETS


                                                                                    COMPANY
                                                           PREDECESSOR    ----------------------------     PRO FORMA
                                                          DECEMBER 31,    DECEMBER 31,      JUNE 30,     STOCKHOLDERS'
                                                              1998            1999            2000          EQUITY
                                                          -------------   -------------   ------------   -------------
                                                                                          (UNAUDITED)     (UNAUDITED)
                                                                                                           (NOTE 1)
ASSETS
Current assets:
  Cash and cash equivalents.............................    $     --       $13,802,332    $ 26,127,226
  Short-term investments................................                                     1,397,423
  Accounts receivable, net of allowance of $28,109 and
    $26,933 at December 31, 1999 and June 30, 2000
    (unaudited), respectively...........................     223,539           637,837         799,739
  Receivable from related party.........................          --           352,508              --
  Prepaid and other assets..............................          --                --         953,083
                                                            --------       -----------    ------------
Total current assets....................................     223,539        14,792,677      29,277,471
                                                            --------       -----------    ------------
Property and equipment, net.............................     177,428         1,012,355       2,136,211
Software licenses and other intangibles, net............          --         1,902,826       1,669,826
Deferred financing costs................................          --                --         156,486
Deposits and other assets...............................          --            17,760          24,825
                                                            --------       -----------    ------------
Total assets............................................    $400,967       $17,725,618    $ 33,264,819
                                                            ========       ===========    ============
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable......................................    $     --       $   713,632    $  1,787,321
  Accrued payroll and related expenses..................      26,550           136,124         385,703
  Other accrued expenses................................          --           120,551         136,267
  Current portion of deferred revenue...................          --                --       1,072,611
  Current portion of capital lease obligations..........          --                --         169,807
  Current portion of note payable.......................                                        76,261
                                                            --------       -----------    ------------
Total current liabilities...............................      26,550           970,307       3,627,970
Deferred revenue........................................          --                --         168,889
Capital lease obligation, less current portion..........          --                --         486,602
Note payable, less current portion......................          --                --         210,551
Commitments
Series A redeemable convertible preferred stock,
  5,847,895 shares authorized, 5,847,895 issued and
  outstanding at December 31, 1999 and June 30, 2000
  (unaudited), liquidation preference of $5,263,105.....          --         5,259,840       5,259,840   $         --
Series B redeemable convertible preferred stock,
  5,000,000 shares authorized, 3,900,862 and 3,903,112
  issued and outstanding at December 31, 1999 and
  June 30, 2000 (unaudited), liquidation preference of
  $15,603,448 and $15,612,448, respectively.............          --        15,569,136      15,746,661             --
Series C redeemable convertible preferred stock,
  2,500,000 shares authorized, 1,392,436 issued and
  outstanding at June 30, 2000 (unaudited), liquidation
  preference of $17,126,962.............................          --                --      17,071,769             --
Stockholders' equity (deficit):
  Common stock, no par value, 30,000,000 shares
    authorized at December 31, 1999, 70,000,000 at
    June 30, 2000 (unaudited), 4,650,004 and 6,507,878
    shares issued and outstanding at December 31, 1999
    and June 30, 2000 (unaudited).......................          --         1,575,863       5,313,686     43,424,956
  Equity (Predecessor)..................................     374,417                --              --             --
  Notes receivable from related parties.................          --                --        (510,000)      (510,000)
  Deferred compensation.................................          --        (1,317,630)     (3,919,419)    (3,919,419)
  Accumulated other comprehensive loss..................          --                --            (563)          (563)
  Accumulated deficit...................................          --        (4,331,898)    (10,191,167)   (10,191,167)
                                                            --------       -----------    ------------   ------------
Stockholders' equity (deficit)..........................     374,417        (4,073,665)     (9,307,463)  $ 28,803,807
                                                            --------       -----------    ------------   ============
Total liabilities and stockholders' equity (deficit)....    $400,967       $17,725,618    $ 33,264,819
                                                            ========       ===========    ============


                            See accompanying notes.

                          KINZAN, INC. AND PREDECESSOR

                            STATEMENTS OF OPERATIONS



                                              PREDECESSOR                          COMPANY
                                        ------------------------   ---------------------------------------
                                                                   JANUARY 29                  SIX MONTHS
                                                                   (INCEPTION)
                                        YEAR ENDED    JANUARY 1        TO        JANUARY 29       ENDED
                                         DECEMBER        TO         DECEMBER         TO         JUNE 30,
                                                       JANUARY                    JUNE 30,
                                            31,          28,           31,          1999          2000
                                           1998         1999          1999
                                        -----------   ----------   -----------   -----------   -----------
                                                                                 (UNAUDITED)   (UNAUDITED)
Revenues..............................  $1,566,149    $ 123,207    $1,222,564    $  378,114    $ 1,331,639
Revenue from related party............          --           --       750,000       275,000        600,000
                                        -----------   ---------    -----------   -----------   -----------
Total revenues........................   1,566,149      123,207     1,972,564       653,114      1,931,639
Cost of revenues......................   1,106,331      152,562     2,183,636       742,641      2,093,529
                                        -----------   ---------    -----------   -----------   -----------
Gross profit..........................     459,818      (29,355)     (211,072)      (89,527)      (161,890)
Operating expenses:
  Selling and marketing...............     613,365       36,068     2,270,680       530,208      3,953,758
  Research and development............     764,036       10,845     1,363,438       371,403      1,083,894
  General and administrative..........     439,811       41,700       469,758       140,798      1,205,788
                                        -----------   ---------    -----------   -----------   -----------
  Total operating expenses............   1,817,212       88,613     4,103,876     1,042,409      6,243,440
                                        -----------   ---------    -----------   -----------   -----------
Operating loss........................  (1,357,394)    (117,968)   (4,314,948)   (1,131,936)    (6,405,330)
                                        -----------   ---------    -----------   -----------   -----------
Interest income (expense), net........          --           --       (16,950)      (25,323)       546,061
                                        -----------   ---------    -----------   -----------   -----------
Net loss..............................  $(1,357,394)  $(117,968)   $(4,331,898)  $(1,157,259)  $(5,859,269)
                                        ===========   =========    ===========   ===========   ===========
Basic and diluted net loss per
  share...............................  $       --    $      --    $    (1.50)   $    (0.43)   $     (1.57)
                                        ===========   =========    ===========   ===========   ===========
Shares used in computing basic and
  diluted net loss per share..........          --           --     2,896,145     2,711,114      3,729,091
                                        ===========   =========    ===========   ===========   ===========
Pro forma basic and diluted net loss
  per share (unaudited)...............                             $    (0.59)   $    (0.23)   $     (0.42)
                                                                   ===========   ===========   ===========
Pro forma shares used in computing
  basic and diluted net loss per share
  (unaudited).........................                              7,382,055     5,021,705     14,015,779
                                                                   ===========   ===========   ===========


                            See accompanying notes.

                          KINZAN, INC. AND PREDECESSOR
                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                              NOTES                        ACCUMULATED
                                                       COMMON STOCK         RECEIVABLE                        OTHER
                                                  ----------------------   FROM RELATED     DEFERRED      COMPREHENSIVE
                                       EQUITY      SHARES       AMOUNT       PARTIES      COMPENSATION         LOSS
                                     ----------   ---------   ----------   ------------   -------------   --------------
PREDECESSOR:
Balance at January 1, 1998.........  $      --           --   $       --    $      --      $        --     $        --
  Net increase in amounts due to
    parent.........................  1,731,811           --           --           --               --
  Net loss.........................  (1,357,394)         --           --           --               --
                                     ----------   ---------   ----------    ---------      -----------     -----------
Balance at December 31, 1998.......  $ 374,417           --           --    $      --               --     $        --
                                     ==========   =========   ==========    =========      ===========     ===========
  Net decrease in amounts due to
    parent.........................   (256,449)          --           --           --               --
  Net loss.........................   (117,968)          --           --           --               --
                                     ----------   ---------   ----------    ---------      -----------     -----------
Balance at January 28, 1999........  $      --           --   $       --    $      --      $        --     $        --
                                     ==========   =========   ==========    =========      ===========     ===========
COMPANY:
  Initial capitalization January
    29, 1999.......................  $      --            4   $       --    $      --      $        --     $        --
  Issuance of common stock.........         --    3,050,000       61,000           --               --
  Net loss and comprehensive
    loss...........................         --           --           --           --               --
  Deferred compensation related to
    stock options..................         --           --    1,354,863           --       (1,354,863)
Amortization of stock-based
  compensation.....................         --           --           --           --           37,233
Exercise of common stock options...         --    1,600,000      160,000           --               --
                                     ----------   ---------   ----------    ---------      -----------     -----------
Balance at December 31, 1999.......  $      --    4,650,004   $1,575,863    $      --      $(1,317,630)    $        --
                                     ==========   =========   ==========    =========      ===========     ===========
  Net loss (unaudited).............         --           --           --           --               --
  Accumulated other comprehensive
    loss (unaudited)...............         --           --           --           --               --            (563)
  Comprehensive loss (unaudited)...
  Issuance of common stock for
    services (unaudited)...........         --        1,750        3,500           --               --
  Deferred Compensation related to
    stock options (unaudited)......         --           --    3,023,161           --       (3,023,161)
  Amortization of stock-based
    compensation (unaudited).......         --                                     --          421,372
  Exercise of common stock options,
    net of repurchases
    (unaudited)....................         --    1,031,124      201,162           --               --
  Notes receivable from related
    parties for exercise of options
    (unaudited)....................         --      825,000      510,000     (510,000)              --
                                     ----------   ---------   ----------    ---------      -----------     -----------
Balance at June 30, 2000
  (unaudited)......................  $      --    6,507,878   $5,313,686    $(510,000)     $ 3,919,419     $      (563)
                                     ==========   =========   ==========    =========      ===========     ===========

                                                      See accompanying notes.

                                                        TOTAL
                                                    STOCKHOLDERS'
                                     ACCUMULATED       EQUITY
                                       DEFICIT        (DEFICIT)
                                     ------------   -------------
PREDECESSOR:
Balance at January 1, 1998.........  $        --     $        --
  Net increase in amounts due to
    parent.........................           --       1,731,811
  Net loss.........................           --      (1,357,394)
                                     ------------    -----------
Balance at December 31, 1998.......           --     $   374,417
                                     ============    ===========
  Net decrease in amounts due to
    parent.........................           --        (256,449)
  Net loss.........................           --        (117,968)
                                     ------------    -----------
Balance at January 28, 1999........  $        --     $        --
                                     ============    ===========
COMPANY:
  Initial capitalization January
    29, 1999.......................  $        --              --
  Issuance of common stock.........           --          61,000
  Net loss and comprehensive
    loss...........................   (4,331,898)     (4,331,898)
  Deferred compensation related to
    stock options..................           --              --
Amortization of stock-based
  compensation.....................           --          37,233
Exercise of common stock options...           --         160,000
                                     ------------    -----------
Balance at December 31, 1999.......  $(4,331,898)    $(4,073,665)
                                     ============    ===========
  Net loss (unaudited).............   (5,859,269)     (5,859,269)
  Accumulated other comprehensive
    loss (unaudited)...............           --            (563)
  Comprehensive loss (unaudited)...                   (5,859,832)
  Issuance of common stock for
    services (unaudited)...........           --           3,500
  Deferred Compensation related to
    stock options (unaudited)......           --              --
  Amortization of stock-based
    compensation (unaudited).......           --         421,372
  Exercise of common stock options,
    net of repurchases
    (unaudited)....................           --         201,162
  Notes receivable from related
    parties for exercise of options
    (unaudited)....................           --        (510,000)
                                     ------------    -----------
Balance at June 30, 2000
  (unaudited)......................  $(10,191,167)   $(9,307,463)
                                     ============    ===========
                                                See accompanying
                                                 notes.

                          KINZAN, INC. AND PREDECESSOR

                            STATEMENTS OF CASH FLOWS



                                                       PREDECESSOR                             COMPANY
                                               ---------------------------   --------------------------------------------
                                                                              JANUARY 29                     SIX MONTHS
                                                                             (INCEPTION)
                                                YEAR ENDED      JANUARY 1         TO         JANUARY 29        ENDED
                                               DECEMBER 31,        TO        DECEMBER 31,        TO           JUNE 30,
                                                               JANUARY 28,                    JUNE 30,
                                                   1998           1999           1999           1999            2000
                                               -------------   -----------   -------------   ------------   -------------
                                                                                             (UNAUDITED)     (UNAUDITED)
OPERATING ACTIVITIES:
Reconciliation of net loss to net cash (used
  in) provided by operating activities:
  Net loss..................................    $(1,357,394)   $ (117,968)    $(4,331,898)   $(1,157,259)    $(5,859,269)
  Adjustments to reconcile net loss to net
    cash (used in) provided by operating
    activities:
    Depreciation and amortization...........             --            --         609,672        239,448         490,215
    Amortization of deferred compensation...             --            --          37,233          3,395         421,372
    Amortization of deferred financing
      cost..................................             --            --              --             --          12,039
    Issuance of common stock for services...             --            --              --             --           3,500
    Non-cash interest expense...............             --            --          41,571         28,107              --
  Changes in operating assets and
    liabilities:
    Accounts receivable.....................       (223,539)      150,064        (990,345)      (388,965)        190,606
    Deposits and other assets...............             --            --         (17,760)       (13,948)       (960,148)
    Accounts payable........................             --            --         713,632        407,197       1,073,689
    Accrued payroll and related expenses....         26,550            --         136,124             --         249,579
    Other accrued expenses..................             --       224,353         120,551         59,633         (15,715)
    Deferred revenue........................             --            --              --             --       1,241,500
                                                -----------    -----------    -----------    -----------     -----------
Net cash (used in) provided by operating
  activities................................    $(1,554,383)   $  256,449     $(3,681,220)   $  (822,392)    $(3,121,202)
                                                -----------    -----------    -----------    -----------     -----------
INVESTING ACTIVITIES:
Purchases of property and equipment.........       (177,428)           --      (1,024,851)      (333,334)     (1,381,070)
Purchase of short-term investments..........                                                                  (2,247,986)
Maturities of short-term investments........                                                                     850,000
Cash paid for business acquired.............             --            --      (2,000,000)    (2,000,000)             --
                                                -----------    -----------    -----------    -----------     -----------
Net cash used in investing activities.......       (177,428)           --      (3,024,851)    (2,333,334)     (2,779,056)
FINANCING ACTIVITIES:
Common stock options exercised..............             --            --         160,000             --         201,370
Options repurchased.........................             --            --              --             --            (208)
Issuance of common stock....................             --            --          61,000             --              --
Issuance of Series A Preferred, net.........             --            --       4,731,731      4,320,456              --
Issuance of Series B Preferred, net.........             --            --      15,555,672                          9,000
Issuance of Series C Preferred, net.........             --            --              --             --      17,071,769
Proceeds from note payable..................             --            --              --             --         292,530
Payments on note payable....................             --            --              --             --          (5,718)
Proceeds from capital lease obligations.....             --            --              --             --         656,409
Change in predecessor equity................      1,731,811      (256,449)             --             --              --
                                                -----------    -----------    -----------    -----------     -----------
Net cash provided by (used in) financing
  activities................................      1,731,811      (256,449)     20,508,403      4,320,456      18,225,152
                                                -----------    -----------    -----------    -----------     -----------
Net increase in cash and cash equivalents...             --            --      13,802,332      1,164,730      12,324,894
                                                -----------    -----------    -----------    -----------     -----------
Cash and cash equivalents at beginning of
  period....................................             --            --              --             --      13,802,332
                                                -----------    -----------    -----------    -----------     -----------
Cash and cash equivalents at end of
  period....................................             --            --      13,802,332      1,164,730      26,127,226
                                                -----------    -----------    -----------    -----------     -----------
Short-term investments......................             --            --              --             --       1,397,423
                                                                              -----------    -----------     -----------
Cash, cash equivalents and short-term
  investments at end of period..............                                  $13,802,332    $ 1,164,730     $27,524,649
                                                                              ===========    ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
Cash paid during the period for interest....    $        --    $       --     $        --    $        --     $     7,198
                                                ===========    ===========    ===========    ===========     ===========
Cash paid during the period for taxes.......    $        --    $       --     $        --    $        --     $       800
                                                ===========    ===========    ===========    ===========     ===========
SUPPLEMENTAL DISCLOSURES OF NONCASH
  INVESTING AND FINANCING ACTIVITIES:
Preferred stock issued in lieu of interest
  payment...................................    $        --    $       --     $    41,571    $    28,107     $        --
                                                ===========    ===========    ===========    ===========     ===========
Convertible note issued for business
  acquired..................................    $        --    $       --     $   500,000    $   500,000     $        --
                                                ===========    ===========    ===========    ===========     ===========
Common stock issued for notes receivable....    $        --    $       --     $        --    $        --     $   510,000
                                                ===========    ===========    ===========    ===========     ===========
Warrants issued for financing cost..........    $        --    $       --     $        --    $        --     $   168,525
                                                ===========    ===========    ===========    ===========     ===========


                            See accompanying notes.

                                  KINZAN, INC.

                                AND PREDECESSOR

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND DESCRIPTION OF BUSINESS


        Kinzan.com incorporated as a California corporation on November 30, 1998 and commenced operations in January 1999. In August 2000, Kinzan.com reincorporated as a Delaware corporation and changed its name to Kinzan, Inc. (the "Company"). The Company provides a platform for extending and managing business relationship networks on the internet. The Company's outsourced platform offers a brandable suite of Web applications, configurable hardware, scalable hosting services, sophisticated development and deployment capabilities and customer care programs.


BASIS OF PRESENTATION


        The Company commenced operations when it acquired the Siteman business unit from iXL Enterprises, Inc. ("iXL") (See Note 2). Accordingly, the basis of presentation for the Company is effective as of that date. Additionally, the Company is required to present financial statements for the Siteman business as it existed under the ownership of iXL. Therefore, predecessor company financial statements are presented for the year ended December 31, 1998 and the period from January 1 to January 28, 1999.



        iXL formed the Siteman business unit in November 1997 to develop and commercialize its website building application. In July 1998, iXL purchased a company that had an electronic commerce application and combined it into the Siteman business unit. The predecessor financial statements present the Siteman business unit on a separate and stand-alone basis and include revenues and expenses of iXL's Siteman division for 1998, and the newly acquired company for the period July 1 to December 31, 1998. Financial information for the business unit for 1997 is not included as there were no revenues during 1997 and expenses were insignificant.



        Expenses were allocated based upon specific identification for payroll and other direct costs. Costs that could not be specifically identified were allocated based upon a percentage of revenue. Management believes the allocation is appropriate. iXL provided working capital as necessary to fund operations. Interest was not charged on the intercompany advances.


USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

UNAUDITED INTERIM FINANCIAL INFORMATION


        The interim financial statements as of June 30, 2000 and for the period from January 29, 1999 (inception) to June 30, 1999, and for the six months ended June 30, 2000 are unaudited, but include all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for fair presentation of the financial position as of such date and the operating results and cash flows for such periods. Results for interim periods are not necessarily indicative of results to be expected for the entire year or any future period.

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) CASH AND CASH EQUIVALENTS

        Cash and cash equivalents include cash on hand and all highly liquid investments with maturities of less than three months from the date of purchase.

CONCENTRATION OF CREDIT RISK

        Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company limits its exposure by placing its cash and investments with high credit quality financial institutions.

        During the period ending December 31, 1999, the Company had an agreement with a related party and agreements with two major customers, which accounted for 38% and 42% of total revenue, respectively.

PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost and depreciated over the estimated useful lives of the assets (generally three to five years), using the straight-line method. Amortization of leasehold improvements is amortized over the shorter of the lease term or the estimated useful life of the related assets.

IMPAIRMENT OF LONG-LIVED ASSETS

        In accordance with Statement of Financial Accounting Standard ("SFAS") No. 121, ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, the Company regularly evaluates its long-lived assets for indicators of possible impairment by comparison of the carrying amounts to undiscounted estimated cash flows to be generated by such assets. Should an impairment exist, the impairment loss would be measured based on the excess of the carrying value of the asset over the asset's fair value or discounted estimates of future cash flows. The Company has not identified any such impairment to date.

REVENUE RECOGNITION


        The Company earns revenues from (i) hosting and access fees charged to customers who use its web applications; (ii) services rendered to implement a customer's branded version of the Company's hosted applications onto their systems (iii) engineering and related services for applications development and
(iv) customer support and maintenance.


        Customers may choose to prepay the Company to host a particular number of websites over the contract term in exchange for lower per site fees. Prepaid hosting fees are not refundable. Otherwise, hosting fees are paid to the Company monthly based on the number of websites deployed by its customers. The amount of hosting fees paid to the Company will vary depending on the type of application used and the number of websites deployed. Generally, per site costs decrease as the number of websites deployed by a customer grows. The Company recognizes revenues for hosting services on a straight-line basis over the term of the hosting agreement for customers who sign one to two year agreements and pay

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) upfront fees. The Company charges a monthly hosting fee for customers who do not pay an upfront fee based on the number of affiliate websites as and when the websites are deployed, pursuant to the hosting agreement. These monthly fees are recorded as revenues when earned. Revenues for one-time set up fees and domain name registration fees for websites deployed are recorded in the period the services are rendered.


        Professional services revenue includes application development, configuration, creating branded templates, site building, editing, graphic design, content creation, reporting and project management. The Company also offers training to customers. Professional services are charged to customers on a time and material basis based on the Company's standard hourly consulting rates. The services to be delivered, timing of delivery and costs are included in a signed statement of work. In general, professional services rendered range from one to three-months in length. Fees for professional services are not cancelable unless the services performed do not meet the specifications in the statement of work. To date, the Company has successfully completed all professional service engagements. Services rendered for the implementation of customers' branded versions of the Company's hosted applications, and engineering and related services for application development are recorded as revenue after the application is accepted by our customers.


        The Company also offers customer support and maintenance services which include phone support to customers or their users relating to the use of the Company's application and network availability. The Company charges monthly fees for customer support and maintenance. The Company may receive monthly fees based on an estimate of the amount of personnel time required to provide support to that customer. The Company may also charge a flat fee for support services until a particular number of websites have been deployed. Once the agreed upon number of websites are deployed, there is a monthly fee for each additional website deployed. The monthly support fee paid for websites deployed will vary depending on whether the Company provides support to its customer or their users. In addition, per site fees will vary depending on the application used. Customer support and maintenance fees are recorded as revenue after the Company's application is deployed by customers and are recognized on a monthly basis over the terms of the agreement.

        The Company records amounts billed to customers in excess of recognized revenue as deferred revenue.

SOFTWARE LICENSES AND OTHER INTANGIBLES


        Software licenses and other intangibles were acquired as part of the acquisition of the Siteman business unit from iXL. These costs are being amortized over a five-year period into cost of revenues. As of December 31, 1999 and June 30, 2000, accumulated amortization of software licenses and other intangibles was $427,174 and $660,174, respectively.


PRODUCT DEVELOPMENT COSTS

        Product development costs related to research, design and development of Web applications are charged to research and development expenses as incurred until technological feasibility has been established. To date, completing a working model of the Company's applications and the general release of

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the product have substantially coincided. As a result, the Company has not capitalized any application development costs since such costs have been insignificant.

STOCK-BASED COMPENSATION

        As permitted by SFAS No. 123 ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company has elected to follow Accounting Principles Board Opinion, or APB, No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related Interpretations in accounting for stock-based compensation. Under APB No. 25, if the exercise price of the Company's employee and director stock options equals or exceeds the fair value of the underlying stock on the date of grant, no compensation expense is recognized. When the exercise price of the employee or director stock option is less than the fair value of the underlying stock on the grant date, the Company records deferred stock compensation for the difference and amortizes this amount to expense over the vesting period of the options. Options or stock awards issued to non-employees are recorded at their fair value as determined in accordance with SFAS No. 123 and EITF 96-18, and recognized over the related service period.

COMPREHENSIVE LOSS


        In accordance with SFAS No. 130, REPORTING COMPREHENSIVE INCOME, all components of comprehensive loss including net loss, are reported in the financial statements in the period in which they are recognized. Comprehensive loss, as defined, includes all changes in equity (net assets) during a period from non-owner sources. Net loss and other comprehensive loss, including foreign currency translation adjustments, and unrealized gains and losses on investments shall be reported, net of their current tax effect, to arrive at comprehensive loss.


NET LOSS PER SHARE AND UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY

        The Company computes net loss per share in accordance with SFAS
No. 128, EARNINGS PER SHARE, and SEC Staff Accounting Bulletin (or SAB) No. 98. Under the provisions of SFAS No. 128, basic net loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Potentially dilutive securities, composed of incremental common shares issuable upon the exercise of stock options and warrants, and common shares issuable on conversion of preferred stock, were excluded from historical diluted loss per share because of their anti-dilutive effect.

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Under provisions of SAB No. 98, common shares issued for nominal consideration, if any, would be included in the per share calculations as if they were outstanding for all periods presented. No common shares have been issued for nominal consideration.


                                                 YEAR ENDED    SIX MONTHS ENDED
                                                DECEMBER 31,       JUNE 30,
                                                    1999             2000
                                                ------------   ----------------
                                                                 (UNAUDITED)
Numerator:
  Net loss....................................  $(4,331,898)     $(5,859,269)
                                                -----------      -----------
Denominator:
  Weighted average shares outstanding.........    3,370,922        5,775,146
  Weighted average unvested common
    shares subject to repurchase..............     (474,777)      (2,046,055)
                                                -----------      -----------
Denominator for historical basic and diluted
  calculations:                                   2,896,145        3,729,091
                                                ===========      ===========
Historical net loss per share:
  Basic and diluted...........................  $     (1.50)     $     (1.57)
                                                ===========      ===========
Pro forma net loss per share:
  Basic and diluted...........................  $     (0.59)     $     (0.42)
                                                ===========      ===========



        Dilutive common stock equivalents include outstanding common stock options, preferred stock, warrants convertible to preferred stock and exercised but unvested common stock options that are subject to repurchase, as if converted. Potentially dilutive securities totaling 7,378,067 and 14,684,957 for the period January 29 (inception) to December 31, 1999 and the six months ended June 30, 2000, respectively, were excluded from historical and pro forma diluted earnings per share because of their anti-dilutive effect.


        Pro forma net loss per share has been computed as described above and also gives effect to common equivalent shares arising from preferred stock that will automatically convert upon the closing of an initial public offering (using the as-if converted method from the original date of issuance).


        Unaudited pro forma stockholders' equity at June 30, 2000, as adjusted for the conversion of the 11,143,443 shares of redeemable convertible preferred stock and the exercise of warrants to purchase 8,250 shares of Series B redeemable convertible preferred stock into shares of common stock, is disclosed on the balance sheet.


SEGMENT REPORTING

        The Company has determined that it operates in only one segment as defined by SFAS No. 131, DISCLOSURE ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION.

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) EFFECT OF NEW ACCOUNTING STANDARDS


        In June 1998, the Financial Accounting Standards Board issued SFAS
No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which will be effective for fiscal years beginning after June 15, 2000. This statement establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments imbedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair value be recognized in earnings unless specific hedge accounting criteria are met. The Company believes the adoption of SFAS No. 133 will not have a material effect on the financial statements because it does not currently hold any derivative instruments and does not engage in any hedging activities.



        In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB Opinion No. 25. The Interpretation clarifies guidance for certain issues that arose in the application of APB Opinion No. 25, Accounting for Stock Issued to Employees. The Interpretation will be adopted prospectively as of July 1, 2000. The Company believes that the adoption of the Interpretation will not have a material effect on its financial statements.


INCOME TAXES

        The Company accounts for income taxes in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Under SFAS No. 109, deferred income tax assets and liabilities reflect the future tax consequences of the temporary differences between the financial reporting and tax basis of assets and liabilities and are measured using current enacted tax rates and laws. A valuation allowance is provided against deferred income tax assets when realization is uncertain.

FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, other current assets and accounts payable and other current liabilities are carried at cost which management believes approximates fair value because of the short-term maturity of these instruments.

ADVERTISING COSTS


        Advertising costs are expensed as incurred and were $68,702 for the period from January 29, 1999 (inception) to December 31, 1999, and $253,337 for the six months ended June 30, 2000 (unaudited), respectively.


2. ACQUISITION OF SITEMAN BUSINESS UNIT

        On January 29, 1999, the Company entered into an Asset Purchase Agreement with iXL to purchase their Siteman business unit (the "Acquired Business"). The Company acquired a patent, licenses, equipment, certain customers and other items relating to the Acquired Business. In exchange, the Company paid $2.0 million in cash and issued a $500,000 convertible promissory note with interest at five

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

2. ACQUISITION OF SITEMAN BUSINESS UNIT (CONTINUED) percent per annum. The promissory note was subsequently converted to 561,339 shares of Series A redeemable convertible preferred stock in April 1999. The Company recorded the purchase price as follows:

Purchase price of Acquired Business.........................  $2,500,000
Less: estimated fair market value of tangible assets
  acquired..................................................    (170,000)
                                                              ----------
Software licenses and other intangibles.....................  $2,330,000
                                                              ==========

        Intangibles consist of intellectual property as follows: customer accounts, a patent and licenses. Intangibles are being amortized on a straight-line basis over a period of five years.


        In connection with the purchase, the Company and iXL entered into a Service Agreement in which Kinzan, directly or through its customers or contractors, will purchase $1.5 million of services within 30 months from the purchase date. If iXL has not been engaged to perform services totaling this amount by July 29, 2001, the Company will pay iXL a lump sum payment for the difference between the $1.5 million and the aggregate fees received by iXL during the term of the agreement. Such amount, if any, would be recorded as additional intangibles. At December 31, 1999 and June 30, 2000 (unaudited), $1,161,143 and $958,756, respectively, remains committed under this agreement.


3. PROPERTY AND EQUIPMENT

        Property and equipment at December 31, 1999 consisted of the following:

Computer equipment..........................................  $1,080,591
Office furniture and equipment..............................     114,260
                                                              ----------
                                                               1,194,851
Less accumulated depreciation...............................    (182,496)
                                                              ----------
                                                              $1,012,355
                                                              ==========

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

4. COMMITMENTS

LEASES

        The Company leases various office space under non-cancelable operating leases. Future minimum lease payments for all leases with initial terms of one year or more are as follows for each year ending December 31:

                                                              OPERATING LEASES
                                                              ----------------
2000                                                              $262,752
2001                                                               136,462
2002                                                               132,944
2003                                                                91,669
                                                                  --------
Total minimum lease payments................................      $623,827
                                                                  ========


        Rent expense for the period from January 29 (inception) to December 31, 1999, and for the six months ended June 30, 2000 totaled $144,104 and $194,834, respectively.


5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)

REDEEMABLE CONVERTIBLE PREFERRED STOCK

        The Company issued 5,847,895 shares of Series A Redeemable Preferred Stock ("Series A") at $0.90 per share for net proceeds of $4.7 million and 3,900,862 shares of Series B Redeemable Preferred Stock ("Series B") at $4.00 per share for net proceeds of $15.6 million during 1999. Both the Series A and Series B holders ("the holders") shall be entitled to receive non-cumulative dividends at the rate of 8% in preference to any dividend on the common stock. The holders shall also be entitled to participate pro rata in any dividends paid on the common stock on an as-if-converted basis. The holders have a liquidation preference to receive, pro rata in preference to the holders of the common stock, a per share amount equal to their original issue price plus any declared but unpaid dividends. The holders have the same voting rights as holders of common stock.


        On April 19 and April 26, 2000, the Company issued an aggregate of 1,392,436 shares of Series C Redeemable Convertible Preferred Stock ("Series C") at $12.30 per share for proceeds of $17.1 million. The Series C holders shall be entitled to receive non-cumulative dividends at the rate of 8% in preference to any dividend on the common stock. The holders of the Series C shall also be entitled to participate pro rata in any dividends paid on the common stock on an as-if-converted basis. The holders have a liquidation preference, to receive pro rata in preference to the holders of the common stock, a per share amount equal to their original issue price plus any declared but unpaid dividends. The Series C holders have the same voting rights as holders of common stock. In connection with the issuance, the number of common shares authorized was increased to 70,000,000.



        All series of redeemable preferred stock are convertible on a one-for-one basis into shares of common stock, subject to adjustment. The
Series A, B and C shall automatically convert into common stock in the event that the holders of at least two-thirds of the outstanding Series A, B and C consent to such conversion, or upon the closing of the initial public offering contemplated by this prospectus as long as the initial public offering price and aggregate proceeds meet minimum requirements, as defined by the agreements.



        At any time after December 31, 2004, the Series A and B is redeemable at the election of the holders of at least two-thirds, at a purchase price equal to the original purchase price plus declared and unpaid dividends. Beginning on the fifth anniversary of the closing of the Series C financing, the Series C is redeemable at the election of the holders of at least two-thirds of the Series C at a purchase price equal to the original purchase price plus declared and unpaid dividends.

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)

STOCK PURCHASE WARRANTS


        In connection with the issuance of convertible promissory notes, the Company issued warrants to purchase 10,500 shares of Series B Redeemable Convertible Preferred Stock at $4.00 per share. A Black-Scholes pricing model was used to determine the additional value allocated to the detachable warrants. As this amount was immaterial, no additional value was recorded. As of June 30, 1999, 2,250 warrants have been exercised and 8,250 remain outstanding. These warrants expire on the earlier of September 30, 2001 or the closing of an initial public offering.


STOCK OPTION PLAN

        The Company has granted options to its employees and consultants pursuant to its 1999 Stock Option/Stock Issuance Plan (the "Plan"). The Company adopted the Plan in March 1999. Under the plan, the Board of Directors may grant incentive stock options and nonstatutory options to employees, directors and consultants of the Company. Options issued under the Plan generally vest over four years. No options granted under the Plan have a term in excess of ten years from the date of grant. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of a nonstatutory option may not be less than 85% of the fair market value of the common stock on the date of grant.

        Under the Plan, the Company has the right to grant options which are exercisable for unvested shares of common stock. Should the optionee cease service while holding such unvested shares, the Company has the right to repurchase, at the exercise price paid per share, all or part of any of those unvested shares.


        The following table summarizes stock option plan activity:



                                                                      WEIGHTED
                                                                      AVERAGE
                                                       OPTIONS     EXERCISE PRICE
                                                      ----------   --------------
Balance at inception................................          --           --
  Granted...........................................   5,422,000        $0.19
  Exercised.........................................  (1,600,000)       $0.10
  Forfeited.........................................     (25,000)       $0.20
                                                      ----------
Balance at December 31, 1999........................   3,797,000        $0.23
                                                      ==========
  Granted (unaudited)...............................     881,500        $3.01
  Exercised (unaudited).............................  (1,858,208)       $0.38
  Forfeited (unaudited).............................    (271,980)
                                                      ==========
Balance at June 30, 2000 (unaudited)................   2,548,312        $1.09
                                                      ==========



        As of December 31, 1999 and June 30, 2000, there were 3,797,000 and 2,548,312 options exercisable at a weighted average exercise price of $0.23 and $1.09, respectively.

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
        The following table summarizes information about stock options outstanding as of December 31, 1999:

                                 WEIGHTED
                                 AVERAGE
                                REMAINING       WEIGHTED AVERAGE
EXERCISE PRICE    NUMBER     CONTRACTUAL LIFE    EXERCISE PRICE
--------------   ---------   ----------------   ----------------
0.10$.....       2,710,000           9.3             $0.10
0.20$.....         610,000           9.8             $0.20
1.00$.....         477,000            10             $1.00
                 ---------         -----             -----
                 3,797,000           9.4             $0.23


        Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the period from January 29 (inception) to December 31, 1999; risk-free interest rate of 6.0%; dividend yield of 0%; volatility of 70%; and a weighted-average expected life of the options of four to five years.



        At December 31, 1999, 6,300,000 common shares have been reserved for issuance and 903,000 options were available for future grant. During the six months ended June 30, 2000, the Company granted 881,500 additional options to its employees and consultants and as a result recorded $3.0 million of additional deferred compensation.



        Pro forma information regarding net loss is required by SFAS No. 123, and has been determined as if the Company had accounted for its employee stock options under the fair value method of that statement. The fair value of these options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions for the period from January 29 (inception) to December 31, 1999; risk-free interest rate of 6.0%; dividend yield of 0%; volatility of 70%; and a weighted-average expected life of the options of four to five years.


        For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the vesting period of such options. The Company's pro forma information is as follows:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Pro forma net loss..........................................  $(4,290,914)
                                                              ===========
Pro forma historical net loss per share, basic and
  diluted...................................................  $     (1.47)
                                                              ===========


        In April 2000, the Company adopted the 2000 Stock Option/Stock Issuance Plan. The Company has reserved 1,500,000 shares of common stock for issuance under the plan.

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY (DEFICIT) (CONTINUED)
STOCK BASED COMPENSATION


        The Company has recorded deferred compensation of $1,354,863 and $3,023,161 for the period from January 29 (inception) to December 31, 1999 and for the six months ended June 30, 2000 (unaudited), respectively, in connection with the grants of certain stock options to employees and consultants. Amortization of deferred stock compensation was 37,233 and 421,372 during the period from January 29 (inception) to December 31, 1999 and the six months ended June 30, 2000 (unaudited), respectively.


COMMON SHARES RESERVED FOR FUTURE ISSUANCE

        The following table summarizes common shares reserved for future issuance:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Convertible preferred stock.................................    9,748,757
Convertible preferred stock warrants........................       10,500
Common stock options........................................    3,797,000
                                                               ----------
Total common shares reserved for issuance...................   13,556,257
                                                               ==========


STOCK PURCHASE PLAN



        In April 2000, the Company adopted an Employee Stock Purchase Plan (the "ESPP") whereby employees, at their option, can purchase shares of the Company's common stock through payroll deductions at the lower of 85% of fair market value on the ESPP offering date or on certain other predetermined exercise dates. The Company has reserved 500,000 shares of common stock for issuance under the ESPP.


6. RELATED PARTY TRANSACTIONS

        During 1999, the Company earned revenues for services rendered in connection with software application and hosting services for electronic commerce and a license provided to Encanto Networks, Inc. ("Encanto") in exchange for $750,000 and 300,000 shares of Encanto common stock. The Company did not record a value for the Encanto common stock as it was not significant. Encanto is a stockholder of the Company and its President and Chief Executive Officer is a founder and Chairman of the Board of Kinzan, Inc.

        In January 1999, the Company purchased the Acquired Business from iXL. In connection with this purchase, the Company issued a convertible promissory note to iXL that was converted into 561,339 shares of Series A redeemable convertible preferred stock. In addition, the Company subleased certain office and hosting space from iXL, incurring expenses of $188,857.


        In April 1999, the Company entered into a three-year consulting services agreement with Dextra Technologies, Inc. ("Dextra"), a shareholder of the Company, under which Dextra is to provide engineering consulting services to the Company on various negotiated projects. In addition, the former president and

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

6. RELATED PARTY TRANSACTIONS (CONTINUED)

current board member of Dextra also serves as a board member of the Company. The Company paid Dextra $229,920 and $80,199 for services performed through December 31, 1999 and the six months ended June 30, 2000, respectively.



        During January 2000, the Company entered into an agreement with Ares International Corporation ("Ares"), a shareholder of the Company, to provide training and certain technology to Ares for evaluation over a six-month term. In connection with this agreement, the Company received cash and recorded revenues of $600,000 for the six months ended June 30, 2000. In April 2000, the Company entered into an agreement with Ares to translate the Siteman and Siteman Storefront applications for the Asian market. The Company will pay Ares $670,600 for services to be rendered under this agreement of which $350,000 is payable to Ares for six months ended June 30, 2000.



        In February and March 2000, three executive officers of the Company signed promissory notes totaling $510,000 in order to pay for the exercise of their stock options. The outstanding principal balance accrues interest at 6.8% per year. The notes are due and payable on the fifth anniversary of the respective issuance dates of the notes. Each note is full recourse to the executive officer and entitled to the benefits of a pledge agreement entered into with the Company. As such, certain amounts of common shares have been pledged by each of the officers in order to secure their notes. The Company has the right to accelerate payment of performance of all obligations under the note and the pledge agreement in the event of a default.


7. INCOME TAXES

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Significant components of deferred tax assets are shown below:

                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Deferred tax assets:
  Net operating loss carryforwards..........................   $1,652,000
  Other.....................................................       24,000
                                                               ----------
Total deferred tax assets...................................    1,676,000
  Valuation allowance for deferred tax assets...............   (1,676,000)
                                                               ----------
Net deferred tax assets.....................................   $       --
                                                               ==========

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999

7. INCOME TAXES (CONTINUED)
        A reconciliation of income taxes at the statutory federal income tax rate to the provision for income taxes is as follows:

                                                                  FROM
                                                              JANUARY 29,
                                                                  1999
                                                                   TO
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
U.S. federal taxes at statutory rate........................  $(1,419,000)
State taxes, net of federal benefit.........................     (233,000)
Change in valuation allowance...............................    1,676,000
Other nondeductible expenses and expiration of net operating
  loss carryforwards, net...................................      (24,000)
                                                              -----------
                                                              $        --
                                                              ===========

        A valuation allowance of $1,676,000 has been recognized to offset the deferred tax assets because management cannot conclude that it is more likely than not that the deferred tax assets will be realized. At December 31, 1999, the Company had federal and California net operating loss carryforwards of approximately $4,053,000 and $4,052,000, respectively. The tax loss carryforwards will begin expiring in 2019 and 2007, respectively, unless previously utilized.

        Pursuant to Internal Revenue Code Section 382 and 383, the use of the Company's net operating loss and credit carryforwards could be limited in the event of a cumulative change in ownership of more than 50%.

8. RETIREMENT PLAN


        The Company maintains a voluntary deferred compensation savings and investment plan (the "Plan") in accordance with the provisions of the Internal Revenue Code Section 401(k) for all employees of the Company. The Plan allows participants to contribute up to 15% of their annual salary, subject to certain limitations, as provided by federal law. Each year, the Company's Board of Directors determines the amount of the Company's matching contributions, if any. There were no Company matching contributions for the period ended December 31, 1999.



9. LEASE FINANCING ARRANGEMENT



        On March 31, 2000, the Company entered into a financing arrangement with a leasing company providing up to $3 million to finance computer and office equipment and leasehold improvements. The lease is secured by the equipment financed and will be repaid over 42 months. Borrowings under the lease bear an annual interest rate of 7.75 percent. As of June 30, 2000, the Company has drawn down $948,939 of this lease line, consisting of a capital lease obligation for new equipment of $656,409 and a promissory note of $292,530 for used equipment.



        The lessor also received warrants to purchase 26,250 shares of Series B Preferred Stock at $4.00 per share. The warrants are exercisable for five years after the Company's initial public offering. A Black-

                                  KINZAN, INC.

                                AND PREDECESSOR

                  NOTES TO FINANCIAL STATEMENTS --(CONTINUED)

                               DECEMBER 31, 1999


9. LEASE FINANCING ARRANGEMENT (CONTINUED)


Scholes option pricing model was used to determine the additional value allocable to the detachable warrants. The Company has recorded deferred financing costs of $168,525, which will be recognized over the life of the lease contract. Additionally, the lessor has the right to invest up to $250,000 in the Company's Series C Redeemable Convertible Preferred Stock offering. During April 2000, the leasing company exercised this right and purchased 20,325 shares of Series C redeemable convertible preferred stock.



10. PROPOSED PUBLIC OFFERING OF COMMON STOCK



        In April 2000, the Board of Directors authorized the Company to proceed with an initial public offering ("IPO") of its common stock. If the offering is consummated as presently anticipated, and subject to the occurrence of certain events, all of the outstanding redeemable convertible preferred stock will automatically convert into common stock. The unaudited pro forma stockholders' equity at June 30, 2000 gives effect to the conversion of all outstanding shares of redeemable convertible preferred stock into 11,143,443 shares of common stock and certain warrants into 8,250 shares of common stock upon the completion of the offering.



11. SUBSEQUENT EVENTS



        In July 2000, the Company signed a five-year lease for its new headquarters. In connection with this agreement, the Company is required to issue a security deposit and a letter of credit totaling $453,000. The Company expects to occupy its new facility in the fourth quarter of 2000 or the first quarter of 2001. Rental payments under this agreement will total $3.0 million over the lease term.

Inside Back Cover: The Kinzan logo appears at the bottom of the page. The following text describes our platform, applications and customer service:

        - "Kinzan's platform provides the foundation for the development and deployment of rich, hosted internet applications and services aimed at helping our customers to extend and manage their business relationship networks on the internet."

        - "Our first three applications enable our customers and their affiliates to create, publish and maintain websites quickly and cost-effectively."

        - "Our electronic commerce application provides a complete solution for affiliates of a business relationship network, allowing them to set up a catalog of products, provide payment options, create shipping structures and configure store taxes."

        - "To enhance the functionality of the websites, third-party applications, such as email, locator services, visual content and affiliate marketing programs, can be easily integrated."

        - "To support the deployment of our technology platform and applications, we offer professional services to our customers including programming, implementation and design, and we commit to 24 hours a day, seven days a week customer support to ensure that our customers have the technical assistance they need."

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,300,000 SHARES

                                 [KINZAN LOGO]

                                  COMMON STOCK

                                   ---------

                                   PROSPECTUS
                                 --------------

                                   CHASE H&Q

                           THOMAS WEISEL PARTNERS LLC

                            WILLIAM BLAIR & COMPANY

                                   ---------

                                         , 2000
                                 --------------

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

        No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus in that jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable to that jurisdiction.

        Until          , 2000, all dealers that buy, sell or trade in our common
stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.


                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................      $ 15,180
NASD filing fee.............................................         6,250
Nasdaq National Market fees.................................        90,000
Blue Sky qualification fees and expenses....................         2,500
Legal fees and expenses.....................................       250,000
Accounting fees and expenses................................       250,000
Printing and engraving expenses.............................       200,000
Transfer agent fees.........................................        15,000
Miscellaneous...............................................        21,070
                                                                  --------

  Total.....................................................      $850,000
                                                                  ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 102 of the General Corporation Law of the State of Delaware, as amended ("DGCL"), allows a corporation to eliminate the personal liability of its directors to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper impersonal benefit.

    Section 145 of the DGCL provides, among other things, that the corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, agent or employee of the corporation or is or was serving at the corporation's request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies if (a) such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or satisfaction of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless the court believes that in light of all the circumstances indemnification should apply.

    Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

    The Amended and Restated Certificate of Incorporation of the Registrant will contain a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The Amended and Restated Certificate of Incorporation will also contain a provision that requires the Registrant to indemnify its officers and directors to the fullest extent permitted by the DGCL.

    The Bylaws of the Registrant will provide that:

    - the Registrant shall indemnify its officers and directors to the fullest extent permitted by the DGCL;

    - the Registrant has the power to indemnify its other employees and agents to the fullest extent permitted by the DGCL; and

    - the Registrant must advance expenses as incurred in connection with a legal proceeding upon an undertaking on behalf of the indemnified party to repay such amount if it is ultimately determined that the party is not entitled to indemnification.

    The indemnification provisions contained in the Registrant's Amended and Restated Certificate of Incorporation and Bylaws will not be exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Registrant maintains insurance on behalf of its directors and executive officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

    The Registrant has issued and sold the following unregistered securities since its inception:

    1. On December 4, 1998, the Registrant issued four shares of its common stock pursuant to an exemption from registration under Section 4(2) of the Securities Act for an aggregate purchase price of $0.04 to Luna Mare LLC, Gari L. Cheever and Robert J. Frankenberg.

    2. Between February 15, 1999 and February 2000, the Registrant issued 3,051,750 shares of its common stock pursuant to an exemption from registration under Section 4(2) of the Securities Act for an aggregate purchase price of $64,500 to Garland Wong, Gari L. Cheever, Robert J. Frankenberg, Encanto Networks, Inc. and three other investors, none of whom were affiliated with the Registrant, its officers, directors or principal stockholders.

    3. Between April and July 1999, the Registrant issued an aggregate of 5,847,895 shares of its Series A Redeemable Convertible Preferred Stock pursuant to an exemption from registration under Section 4(2) of the Securities Act for an aggregate purchase price of $5,263,105 to InveStarExcelsus Venture Capital, Inc. LDC, Forefront Venture Partners L.P., Gari L. Cheever, UMB Bank, N.A. as successor trustee of BPH LLP Retirement Savings Trustee for Gari L. Cheever, Luna Mare LLC, Robert J. Frankenberg, iXL Enterprises, Inc., Garland Wong and seven other accredited investors, none of whom were affiliated with the Registrant, its officers, directors or principal stockholders.

    4. Between December 1999 and February 2000, the Registrant issued an aggregate of 3,903,112 shares of its Series B Redeemable Convertible Preferred Stock pursuant to an exemption from registration under Section 4(2) of the Securities Act for an aggregate purchase price of $15,612,448 to InveStar Burgeon Venture Capital, Inc., InveStar Dayspring Venture Capital, Inc., Menlo Ventures VIII, L.P., Menlo Entrepreneurs Fund VIII, L.P., MMEF VIII, L.P., Luna Mare LLC, Ares

International Corp. and twenty-two other accredited investors, none of whom were affiliated with the Registrant, its officers, directors or principal stockholders.

    5. On April 18 and April 26, 2000, the Registrant issued an aggregate of 1,392,436 shares of its Series C Redeemable Convertible Preferred Stock pursuant to an exemption from registration under Section 4(2) of the Securities Act for an aggregate purchase price of $17,126,987 to fourteen accredited investors, none of whom are affiliated with the Registrant, its officers, directors or principal stockholders.

    6. Between October 1999 and March 2000, the Registrant granted and issued options to purchase an aggregate of 6,141,000 shares of its common stock to employees and directors pursuant to the Registrant's 1999 Stock Option/Stock Issuance Plan with a weighted average exercise price per share of $0.68.

    7. In October and November 1999, the Registrant issued warrants to purchase an aggregate of 8,250 shares of its common stock with an exercise price of $4.00 per share pursuant to an exemption from registration under Section 4(2) of the Securities Act to InveStar Dayspring Venture Capital, Inc. and three other accredited investors, none of whom were affiliated with the Registrant, its officers, directors or principal stockholders.

    8. In March 2000, the Registrant issued a warrant to purchase an aggregate of 26,250 shares of its common stock with an exercise price of $4.00 per share pursuant to an exemption under Section 4(2) of the Securities Act to Comdisco, Inc.

    The sale of the above securities was deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering or Rule 701 promulgated under the Securities Act or pursuant to compensation benefit plans or contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with a distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits


       EXHIBIT
       NUMBER                             DESCRIPTION OF EXHIBITS
---------------------   ------------------------------------------------------------
         1.1            Form of Underwriting Agreement.**

         2.1            Asset Purchase Agreement between Siteman, Inc. and iXL.,
                        Inc. and iXL-San Diego, Inc.**

         3.1            Certificate of Incorporation of Registrant.**

         3.2            Certificate of Amendment of Certificate of Incorporation of
                        Registrant.**

         3.3            Bylaws of Registrant.**

         4.1            Specimen Common Stock Certificate.+

         4.2 Second Amended and Restated Investors' Rights Agreement by and between Kinzan.com and the Investors set forth in the Agreement, dated April 19, 2000.**

         4.3            Form of Warrant.**

         5.1            Opinion of Weil, Gotshal & Manges LLP.**

        10.1            1999 Stock Option/Stock Issuance Plan.**

       EXHIBIT
       NUMBER                             DESCRIPTION OF EXHIBITS
---------------------   ------------------------------------------------------------
        10.2            2000 Stock Option Plan.**

        10.3            2000 Employee Stock Purchase Plan.**

        10.4            Employment Agreement by and between the Registrant and Gari
                        L. Cheever, dated June 1, 1999.**

        10.5 Form of Indemnification Agreement by and between the Registrant and certain of its Directors and Officers.*

        10.6 Form of Promissory Note executed by certain officers in favor of the Registrant.**

        10.7            Development and License Agreement, dated as of August 22,
                        1997, by and between CommerceWave and Encanto Networks, Inc., as amended as of January 29, 1999.**

        10.8 Services Agreement by and between Siteman, Inc. and iXL, Inc., dated January 29, 1999.**

        10.9 License Agreement by and between Siteman, Inc. and iXL, Inc., dated January 30, 1999.**

        10.10           Hosting/Co-Location Services Agreement, dated October 25,
                        1999, by and between iXL Memphis Inc. and the Registrant.**

        10.11 Lease by and between CB Graham International, Inc. and iXL-San Diego, Inc., dated August 27, 1998.**

        10.12           Sublease by and between iXL-San Diego, Inc. and Kinzan.com, dated April 5, 1999.**

        10.13           First Amendment to Lease by and between iXL-San Diego, Inc.
                        and the Registrant, dated March 19, 1999.**

        10.14           Second Amendment to Lease by and between iXL-San Diego, Inc.
                        and the Registrant, dated September 1, 1999.**

        10.15 Temporary Use License Agreement, dated March 20, 2000, by and between CB Graham International, Inc. and the Registrant.**

        10.16 Temporary Use License Agreement, dated March 30, 2000, by and between CB Graham International, Inc. and the Registrant.**

        10.17           Consulting Services Agreement by and between Dextra
                        Technologies, Inc. and the Registrant, dated April 29,
                        1999.**

        10.18           Master Lease Agreement and documents related thereto by and between Comdisco, Inc. and the Registrant.**

        10.19 Lease by and between Carlsbad Summit LLC and Kinzan.com, dated July 25, 2000.*

        23.1            Consent of Ernst & Young LLP*

        23.2            Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                        5.1).**

        23.3            Consent of International Data Corporation**

        24.1            Powers of Attorney.**

        27.1            Financial Data Schedule.**


------------------------

*   Filed herewith.

**  Previously filed.

+   To be filed by amendment.

    (b) Financial Statement Schedules.

    None.

ITEM 17.   UNDERTAKINGS

    The undersigned Registrant hereby undertakes to provide to the underwriters at the date specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1993 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

    (1) For purposes of determining liability under the securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in Carlsbad, California on the 15th day of August, 2000.


                                                       KINZAN, INC.

                                                       By:  /s/ GARI L. CHEEVER
                                                            -----------------------------------------
                                                            Gari L. Cheever
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----

                 /s/ GARI L. CHEEVER
     -------------------------------------------       President, Chief Executive      August 15, 2000
                   Gari L. Cheever                       Officer and Director

                          *
     -------------------------------------------       Chief Financial Officer         August 15, 2000
                   Dana S. McGowan

                          *
     -------------------------------------------       Chairman and Director           August 15, 2000
                Robert J. Frankenberg

                          *
     -------------------------------------------       Director                        August 15, 2000
                H. Dubose Montgomery

                          *
     -------------------------------------------       Director                        August 15, 2000
              Alejandro Perez Elizondo

                          *
     -------------------------------------------       Director                        August 15, 2000
                   Peter S. Sealey

                          *
     -------------------------------------------       Director                        August 15, 2000
                     Kenneth Tai


*By:                   /s/ GARI L. CHEEVER
             --------------------------------------
                         Gari L. Cheever
                        ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER                             DESCRIPTION OF EXHIBITS
---------------------   ------------------------------------------------------------
         1.1            Form of Underwriting Agreement.**
         2.1            Asset Purchase Agreement between Siteman, Inc. and iXL.,
                        Inc. and iXL-San Diego, Inc.**
         3.1            Certificate of Incorporation of Registrant.**
         3.2            Certificate of Amendment of Certificate of Incorporation of
                        Registrant.**
         3.3            Bylaws of Registrant.**
         4.1            Specimen Common Stock Certificate.+
         4.2            Second Amended and Restated Investors' Rights Agreement by
                        and between Kinzan.com and the Investors set forth in the
                        Agreement, dated April 19, 2000.**
         4.3            Form of Warrant.**
         5.1            Opinion of Weil, Gotshal & Manges LLP.**
        10.1            1999 Stock Option/Stock Issuance Plan.**
        10.2            2000 Stock Option Plan.**
        10.3            2000 Employee Stock Purchase Plan.**
        10.4            Employment Agreement by and between the Registrant and Gari
                        L. Cheever, dated June 1, 1999.**
        10.5            Form of Indemnification Agreement by and between the
                        Registrant and certain of its Directors and Officers.*
        10.6            Form of Promissory Note executed by certain officers in
                        favor of the Registrant.**
        10.7            Development and License Agreement, dated as of August 22,
                        1997, by and between CommerceWave and Encanto Networks,
                        Inc., as amended as of January 29, 1999.**
        10.8            Services Agreement by and between Siteman, Inc. and iXL,
                        Inc., dated January 29, 1999.**
        10.9            License Agreement by and between Siteman, Inc. and iXL,
                        Inc., dated January 30, 1999.**
        10.10           Hosting/Co-Location Services Agreement, dated October 25,
                        1999, by and between iXL Memphis Inc. and the Registrant.**
        10.11           Lease by and between CB Graham International, Inc. and
                        iXL-San Diego, Inc., dated August 27, 1998.**
        10.12           Sublease by and between iXL-San Diego, Inc. and Kinzan.com, dated April 5, 1999.**
        10.13           First Amendment to Lease by and between iXL-San Diego, Inc.
                        and the Registrant, dated March 19, 1999.**
        10.14           Second Amendment to Lease by and between iXL-San Diego, Inc.
                        and the Registrant, dated September 1, 1999.**
        10.15           Temporary Use License Agreement, dated March 20, 2000, by
                        and between CB Graham International, Inc. and the
                        Registrant.**
        10.16           Temporary Use License Agreement, dated March 30, 2000, by
                        and between CB Graham International, Inc. and the
                        Registrant.**
        10.17           Consulting Services Agreement by and between Dextra
                        Technologies, Inc. and the Registrant, dated April 29,
                        1999.**
        10.18           Master Lease Agreement and documents related thereto by and between Comdisco, Inc. and the Registrant.**
        10.19           Lease by and between Carlsbad Summit LLC and Kinzan.com,
                        dated July 25, 2000.*
        23.1            Consent of Ernst & Young LLP*
        23.2            Consent of Weil, Gotshal & Manges LLP (included in Exhibit
                        5.1).**
        23.3            Consent of International Data Corporation**
        24.1            Powers of Attorney.**
        27.1            Financial Data Schedule.**


------------------------

*   Filed herewith.

**  Previously filed.

+   To be filed by amendment.

    (b) Financial Statement Schedules.

        None.